As filed with the Securities and Exchange Commission on June 20, 1996 Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                              AFSALA BANCORP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         New York                                 6035                    Requested
- -------------------------------       ----------------------------    ------------------
(State or Other Jurisdiction          (Primary Standard Industry      (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)     Identification No.)


                  161 Church Street, Amsterdam, New York 12010
                                 (518) 842-5700
- --------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               Mr. John M. Lisicki
                      President and Chief Executive Officer
                              AFSALA Bancorp, Inc.
                  161 Church Street, Amsterdam, New York 12010
                                 (518) 842-5700
- --------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                  Please send copies of all communications to:
                               John J. Spidi, Esq.
                             Gregory J. Rubis, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE


- ---------------------------------------------------------------------------------------------------------
Title of Each Class of
   Securities Being            Amount to be     Proposed          Proposed Maximum         Amount of
      Registered               Registered    Offering Price   Aggregate Offering Price  Registration Fee
- ---------------------------------------------------------------------------------------------------------
Common Stock,
$0.10 Par Value                 1,454,750        $10.00          $14,547,500                $5,016.38
Interests of participants
in the 401(k) Plan                 27,530        $10.00          $   275,300 (2)            $    0.00 (2)
- ---------------------------------------------------------------------------------------------------------

(1)   Estimated solely for purposes of calculating the registration fee.

(2) Includes 27,530 shares that may be acquired by the 401(k) Plan of the registrant, based on the assumption that the assets of the 401(k) Plan are used to purchase such shares. The $275,304 of participations to be registered are based on the assets of the 401(k) Plan. Pursuant to Rule 475(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the interests of participants of the 401(k) Plan.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


         Cross Reference Sheet showing the location in the Prospectus of the Items of Form S-1

 1.   Forepart of the Registration                Forepart of the Registration Statement;
      Statement and Outside Front                 Outside Front Cover Page
      Cover of Prospectus

 2.   Inside Front and Outside Back               Inside Front Cover Page; Outside Back
      Cover Pages of Prospectus                   Cover Page

 3.   Summary Information, Risk                   Summary; Risk Factors
      Factors and Ratio of Earnings
      to Fixed Charges

 4.   Use of Proceeds                             Capitalization, Use of Proceeds

 5.   Determination of Offering Price             Market for the Common Stock;
                                                  The Conversion - Stock Pricing

 6.   Dilution                                    *

 7.   Selling Security Holders                    *

 8.   Plan of Distribution                        The Conversion

 9.   Description of Securities to be             Description of Capital Stock
      Registered

10.   Interests of Named Experts and              Legal and Tax Matters; Experts
      Counsel

11.   Information with Respect to the
      Registrant

      (a)   Description of Business               Business of the Company;
                                                  Business of the Bank

      (b)   Description of Property               Business of the Bank - Properties

      (c)   Legal Proceedings                     Business of the Bank - Legal
                                                  Proceedings

      (d)   Market Price of and                   Outside Front Cover Page; Market for
            Dividends on the Registrant's          Common Stock; Dividends
            Common Equity and Related
            Stockholder Matters

      (e)   Financial Statements                  Financial Statements; Pro Forma Data


      (f)   Selected Financial Data                Selected Financial and
                                                   Other Data

      (g)   Supplementary Financial                *
            Information

      (h)   Management's Discussion and            Management's Discussion and Analysis
            Analysis of Financial                  of Financial Condition and Results
            Condition and Results of               of Operations
            Operations

      (i)   Changes in and Disagreements           *
            with Accountants on
            Accounting and Financial
            Disclosure

      (j)   Directors and Executive                Management of the Company;
            Officers                               Management of the Bank

      (k)   Executive Compensation                 Management of the Bank - Director
                                                   Compensation, - Executive
                                                   Compensation, - Employment and
                                                   Severance Agreements, - Supplemental
                                                   Retirement Plan, - Other Benefits -
                                                   Employee Stock Ownership Plan and
                                                   401(k) Savings Plan, - Proposed
                                                   Future Stock Benefit Plans - Stock
                                                   Option Plan and - Restricted Stock
                                                   Plan

      (l)   Security Ownership of Certain          *
            Beneficial Owners and
            Management

      (m)   Certain Relationships and              Management of the Bank - Certain
            Related Transactions                   Related Transactions

12.   Disclosure of Commission Position            *
      on Indemnification for Securities
      Act Liabilities

*Item is omitted because answer is negative or item inapplicable.

PROSPECTUS                   AFSALA BANCORP, INC.
              (Proposed Holding Company for Amsterdam Federal Bank)
             Anticipated Maximum of 1,265,000 Shares of Common Stock
                         $10.00 Purchase Price Per Share

      AFSALA Bancorp, Inc., a Delaware corporation (the "Company"), is offering between 935,000 and 1,265,000 shares (subject to adjustment up to 1,454,750 shares) of its common stock, par value $0.10 per share (the "Common Stock"), in a subscription offering in connection with the conversion of Amsterdam Federal Savings and Loan Association (the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be known as Amsterdam Federal Bank (the "Bank") and the issuance of all of the Bank's outstanding capital stock to the Company pursuant to the Association's Plan of Conversion (the "Plan"). The Company may offer shares not subscribed for in the subscription offering in a public offering, as described below. The simultaneous conversion of the Association to stock form, the issuance of the Bank's outstanding common stock to the Company, and the Company's offer and sale of Common Stock are referred to herein as the "Conversion." References herein to the Bank refer to the Association in mutual form and the Bank in stock form as the context may indicate.

      Non-transferable rights to subscribe for the Common Stock have been granted, in order of priority, to the Bank's deposit account holders with deposits of at least $50 as of March 31, 1995 ("Eligible Account Holders"), tax-qualified employee plans of the Bank, other deposit account holders with deposits of at least $50 as of June 30, 1996 ("Supplemental Eligible Account Holders"), and certain other depositors and certain borrowers of the Bank as of the voting record date, ________ __, 1996, for a special meeting of members called to vote on the Conversion ("Other Members") in a subscription offering (the "Subscription Offering"). Pursuant to Office of Thrift Supervision ("OTS") regulations, these subscription rights are non-transferable. Persons violating this prohibition against transfer may lose their right to purchase stock in the Conversion and be subject to other possible sanctions. Subject to the prior rights of holders of subscription rights and market conditions at or near the completion of the Subscription Offering, the Company may also offer the shares of Common Stock for sale through Capital Resources, Inc. ("Capital Resources") in a public offering to selected persons to whom this Prospectus is delivered (the "Public Offering" and when referred to together with the Subscription Offering, the "Offerings"). Depending on market conditions and availability of shares, the shares of Common Stock may be offered for sale in the Public Offering on a best-efforts basis by a selling group of selected broker-dealers to be managed by Capital Resources. The Bank and the Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Public Offering at the time of receipt of an order or as soon as practicable following completion of the Public Offering. See "The Conversion
- - Marketing Arrangements."

                                                        (Continued on next page)

                                ----------------

      FOR  A  DISCUSSION  OF  CERTAIN  FACTORS  THAT  SHOULD  BE  CONSIDERED  BY
PROSPECTIVE INVESTORS, SEE "RISK FACTORS," BEGINNING ON PAGE 1 OF THIS PROSPECTUS. THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=========================================================================================
                                  Purchase     Estimated Underwriting       Estimated
                                  Price(1)   Commissions and Expenses(2)  Net Proceeds(2)

- -----------------------------------------------------------------------------------------
Per Share                        $10.00            $0.59 (3)              $    9.41 (3)
- -----------------------------------------------------------------------------------------
Total Minimum (1)                $ 9,350,000       $620,000               $ 8,730,000
- -----------------------------------------------------------------------------------------
Total Midpoint (1)               $11,000,000       $650,000               $10,350,000
- -----------------------------------------------------------------------------------------
Total Maximum(1)                 $12,650,000       $681,000               $11,969,000
- -----------------------------------------------------------------------------------------
Total Maximum, as adjusted (4)   $14,547,500       $716,000               $13,831,500
=========================================================================================

(1) Determined in accordance with an independent appraisal, dated June 14, 1996, by Capital Resources Group, Inc., an affiliate of Capital Resources. The estimated pro forma market value of the Common Stock ranges from $9,350,000 to $12,650,000 ("Estimated Valuation Range" or "EVR") or between 935,000 and 1,265,000 shares of Common Stock at the purchase price of $10.00 per share in the Offerings. See "The Conversion - Stock Pricing."
(2) Includes financial advisory and marketing fees to be paid to Capital Resources that are estimated to be $158,000, $188,000, $219,000, and $254,000, at the minimum, midpoint, maximum, and maximum as adjusted, respectively, of the EVR. A portion of such fees and expenses may be deemed to be underwriting fees and Capital Resources may be deemed to be an underwriter. Also includes printing, postage, legal, appraisal, accounting, and filing fees. Actual net proceeds and expenses may vary from estimated amounts.
(3) Assumes the sale of the midpoint number of shares. If the minimum, maximum, or 15% above the maximum number of shares are sold, estimated expenses per share would be $0.66, $0.54, or $0.49, respectively, resulting in estimated net proceeds per share of $9.34, $9.46, or $9.51, respectively.
(4) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Valuation Range of up to 15% above the maximum of the Estimated Valuation Range (for an issuance of up to 1,454,750 shares) to reflect changes in market and financial conditions following commencement of the Offerings or to fill in part or in whole the order of the ESOP. See "The Conversion - Stock Pricing."

                             CAPITAL RESOURCES, INC.
                 The date of this Prospectus is August __, 1996

      The Bank's Employee Stock Ownership Plan ("ESOP") intends to subscribe for up to 8% of the total number of shares of Common Stock issued in the Conversion. However, the ESOP may acquire some or all of its shares in the open market after the Conversion. Shares sold above the maximum of the Estimated Valuation Range may be sold to the ESOP to fill its subscription. With the exception of the ESOP, no person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 15,000 shares ($150,000) of Common Stock sold in the Conversion. The minimum purchase is 25 shares. However, the Bank and the Company in their sole discretion may increase or decrease the purchase limitation without notice to members or subscribers. See "The Conversion - Limitations on Purchases of Shares."

      Capital Resources has been engaged to consult with and advise the Bank and the Company in connection with the Conversion and with the sale of shares of the Common Stock in the Offerings. Capital Resources has agreed to use its best efforts to assist the Company and the Bank in the sale of the Common Stock in the Subscription Offering. In addition, Capital Resources has agreed to manage the Public Offering, if any. Neither Capital Resources nor any member of the selling group of broker-dealers that would participate in a Public Offering will have any obligation to purchase or accept any shares of Common Stock in the Conversion. Capital Resources will be indemnified against certain liabilities, including liabilities that may arise under the Securities Act of 1933, as amended. See "Pro Forma Data," "The Conversion Plan of Distribution," and "- Marketing Arrangements."

      To subscribe for shares of Common Stock in the Subscription Offering, the Company must receive an executed order form and certification form, together with full payment of $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Bank) for all shares for which subscription is made, at the Bank's office, by 12:00 noon, Eastern Standard Time, on _____ __, 1996, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). Subscriptions paid by cash, check, bank draft or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from certificate accounts at the Bank for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. Orders or subscriptions of $25,000 or more must be paid by withdrawal authorization (if applicable), certified check, cashier's check, or money order.

      To order Common Stock in the Public Offering, if any, an executed stock order and account withdrawal authorization (if applicable) and certification must be received by Capital Resources prior to the termination of the Public Offering. The date by which orders must be received in the Public Offering, if any, will be set by the Company at the time of such offering provided that, if the Subscription Offering or Public Offering is extended beyond _________ __, 1996, each person who has submitted an order will have the right to modify or rescind his or her order. In the event of such an extension, funds submitted by persons to order shares will be returned promptly with interest to each person unless he or she affirmatively indicates otherwise. See "The Conversion - Public Offering."

      The Company has received preliminary approval to have the Common Stock listed on the Nasdaq Stock Market under the symbol "AFED." Prior to the Offerings there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above $10.00 per share (the "Purchase Price"). See "Market for the Common Stock."

                             AMSTERDAM FEDERAL BANK

===============================================================================












                                     [MAP]













===============================================================================






THE CONVERSION IS CONTINGENT UPON THE RECEIPT OF ALL REQUIRED REGULATORY APPROVALS, APPROVAL OF THE PLAN BY THE MEMBERS OF THE BANK, AND THE SALE OF AT LEAST THE MINIMUM NUMBER OF SHARES OFFERED PURSUANT TO THE PLAN.

                                     SUMMARY

      The following summary does not purport to be complete, and is qualified in its entirety by more detailed information and the Financial Statements of the Bank and the Notes thereto appearing elsewhere in this prospectus.

AFSALA Bancorp,  Inc.:                  The Company was organized under Delaware
                                        law in June 1996 at the direction of the
                                        Board  of   Directors  of  the  Bank  to
                                        acquire  all of the  capital  stock that
                                        the Bank will issue upon its  conversion
                                        from  the   mutual  to  stock   form  of
                                        ownership. The Company has not engaged in any significant business to date.

                                        Management  believes  that  the  holding
                                        company     structure    will    provide
                                        flexibility for possible diversification
                                        or  expansion  of  business  activities,
                                        although    there    are   no    current
                                        arrangements,     understandings,     or
                                        agreements     regarding     any    such
                                        opportunities. Subject to limitations on
                                        repurchases,    the   holding    company
                                        structure will also enable the Company to repurchase its own stock without adverse tax consequences. See "AFSALA Bancorp, Inc." and "Business of the Company."

Amsterdam Federal Bank:                 The Bank, a federally  chartered  mutual
                                        savings and loan association, operates a
                                        traditional savings and loan association
                                        business,  attracting  deposit  accounts
                                        from the general  public and using those
                                        deposits,  together  with  other  funds,
                                        primarily  to  originate  and  invest in
                                        loans    secured    by     single-family
                                        residential  real  estate.  At March 31,
                                        1996,  the  Bank  had  total  assets  of
                                        $133.0 million, total deposits of $121.4
                                        million, and equity of $8.2 million. See
                                        "Amsterdam   Federal  Savings  and  Loan
                                        Association" and "Business of the Bank."

The Plan and Approval by Members:       The  Board  of  Directors  of  the  Bank
                                        unanimously  adopted  the  Plan on April
                                        26, 1996. Pursuant to the Plan, the Bank
                                        will  convert  from  a  federal   mutual
                                        savings  and  loan  association  into  a
                                        federal  stock  savings  bank  and  will
                                        become a wholly owned  subsidiary of the
                                        Company which will issue Common Stock in
                                        the Offerings. The Plan must be approved
                                        by the affirmative  vote of the majority
                                        of total  votes  eligible  to be cast by
                                        the    Bank's    members.    See    "The
                                        Conversion."

The Offerings and the Purchase:         Between 935,000 and 1,265,000  shares of
                                        Common Stock Price: are being offered at
                                        $10.00 per share in the  Offerings.  The
                                        maximum  number  of  shares  sold in the
                                        Offerings  may  be  increased  to  up to
                                        1,454,750      shares      without     a
                                        resolicitation of subscribers in the event of an increase in the pro forma market value of the Bank to an amount not more than 15% above the maximum of the EVR. See "The Conversion - Stock
                                        Pricing" and "- Number of Shares to be Issued in the Conversion."

Distribution of Common Stock            The shares of Common Stock will first be
and Purchase Priorities:                offered  in  the  Subscription  Offering
                                        according to the  following  priorities:
                                        (i) Eligible Account  Holders;  (ii) the
                                        ESOP; (iii) Supplemental Eligible

                                       (i)

                                        Account Holders; and (iv) Other Members.
                                        The Company  may offer  shares of Common
                                        Stock for sale through Capital Resources
                                        in   a   Public   Offering.   See   "The
                                        Conversion  -  Public   Offering."   Any
                                        shares of Common Stock sold in excess of
                                        the maximum of the EVR may be first sold
                                        to the ESOP prior to satisfying unfilled
                                        orders from  Eligible  Account  Holders.
                                        See  "The   Conversion  -   Subscription
                                        Rights and the Subscription Offering" and "- Public Offering."

Transferability of Right to             Depositors and certain borrowers may not
Purchase in the Offerings:              transfer or  enter into an  agreement to
                                        transfer  the  right  to  subscribe  for
                                        shares   of   Common    Stock   in   the
                                        Subscription Offering. Persons violating
                                        this  prohibition  against  transfer may
                                        lose their  right to  purchase  stock in
                                        the  Conversion  and may be  subject  to
                                        other  possible   sanctions.   See  "The
                                        Conversion - Restrictions on Transfer of
                                        Subscription Rights and Shares."

Purchase Limitations:                   The  purchase  limit  for a person  with
                                        subscription  rights is the  greater  of
                                        (i)  15,000  shares   ($150,000),   (ii)
                                        one-tenth  of one  percent  of the total
                                        offering,  or (iii) 15 times the product
                                        (rounded  down to the next whole number)
                                        obtained by multiplying the total number
                                        of shares  of Common  Stock to be issued
                                        by a fraction of which the  numerator is
                                        the amount of the qualifying  deposit of
                                        such person and the  denominator  is the
                                        total amount of  qualifying  deposits of
                                        all   such    persons   in   that   same
                                        subscription  right category,  but in no
                                        event shall this number be greater  than
                                        the 15,000 share maximum purchase limit.
                                        The  maximum  number of shares of Common
                                        Stock  that  may  be  subscribed  for or
                                        purchased in the Offerings by any person
                                        (or  persons  through a single  account)
                                        together  with any associate or group of
                                        persons acting in concert may not exceed
                                        15,000  shares,  except  for  the  ESOP,
                                        which  intends to subscribe for up to 8%
                                        of   the   Common   Stock   issued.   No
                                        assurances  may be given that the number
                                        of shares purchased by the ESOP will not
                                        change.   The  Bank  may,  in  its  sole
                                        discretion, without further notice to or
                                        solicitation of prospective  purchasers,
                                        increase    such    maximum     purchase
                                        limitation to up to 5.0% of the total number of shares offered or decrease the maximum purchase limitation to as low as 1.0% of the maximum number of shares offered. No person may purchase fewer than 25 shares in the Offering. See "The
                                        Conversion - Limitations  on Purchase of
                                        Shares."

The Common Stock:                       Each share of Common Stock will have the
                                        same  relative  rights  as,  and will be
                                        identical  in all  respects  with,  each
                                        other  share  of  Common  Stock  in  the
                                        Offerings.   All  of  the   issued   and
                                        outstanding  voting  stock  of the  Bank
                                        will be held by the Company.  The Common
                                        Stock   of   the   Company    represents
                                        nonwithdrawable   capital,   is  not  an
                                        account of an insurable type, and is not
                                        insured by the OTS, the Federal  Deposit
                                        Insurance  Corporation   ("FDIC"),   the
                                        Savings   Association   Insurance   Fund
                                        ("SAIF"), or any other government agency
                                        or fund.  Upon  payment of the  Purchase
                                        Price  for the  Common  Stock,  all such
                                        shares    will   be   fully   paid   and
                                        nonassessable.   See   "Description   of
                                        Capital Stock."

                                      (ii)

Dividends:                              The Board of  Directors  of the  Company
                                        does  not  currently  intend  to  pay  a
                                        dividend  following the Conversion,  but
                                        may consider doing so in the future.  If
                                        a dividend  is paid in a future  period,
                                        the   dividend   will  be   subject   to
                                        determination and declaration by the

                                        Board of Directors, which will take into
                                        account a number of  factors,  including
                                        the  financial  condition of the Company
                                        and  regulatory   restrictions   on  the
                                        payment of  dividends by the Bank to the
                                        Company,  on which dividends the Company
                                        eventually  may be primarily  dependent.
                                        There can be no assurance that dividends
                                        will  be  paid on the  Common  Stock  or
                                        that, if paid,  such  dividends will not
                                        be  reduced  or   eliminated  in  future
                                        periods. See "Dividends."

Expiration Date of Subscription         The Subscription Offering will terminate
Offering:                               at  12:00   noon,   Eastern   Time,   on
                                        September    __,    1996    unless   the
                                        Subscription  Offering is  extended,  at
                                        the   discretion   of   the   Board   of
                                        Directors,  up to an  additional 45 days
                                        with  the   approval   of  the  OTS,  if
                                        necessary, but without additional notice to subscribers. See "The Conversion -
                                        Subscription Rights and the Subscription
                                        Offering."

Conditions to Closing of the            Consummation of the Offerings is subject
Offerings:                              to (i)  consummation  of the Conversion,
                                        which is  conditioned  on,  among  other
                                        things,  approval  of  the  Plan  by the
                                        members  of the Bank  and the OTS,  (ii)
                                        the  receipt  by the OTS of an update to
                                        the  Bank's  appraisal  of its pro forma
                                        market  value and  authorization  by the
                                        OTS to  sell  Common  Stock  within  the
                                        range  set  forth in the  update to that
                                        appraisal,  and  (iii)  the  sale  of  a
                                        minimum  of  935,000  shares  of  Common
                                        Stock.  See "The Conversion - Conditions
                                        and   Termination."   There  can  be  no
                                        assurances that all of these conditions will be met.

Use of Proceeds:                        Net proceeds from the sale of the Common
                                        Stock  are   estimated   to  be  between
                                        approximately  $8.7  million  and  $13.8
                                        million   depending  on  the  number  of
                                        shares  of  Common  Stock  sold  and the
                                        estimated expenses of the Offerings. The
                                        Company intends to use approximately 50%
                                        of the net proceeds  from the  Offerings
                                        to   purchase   100%   of   the   to  be
                                        outstanding common stock of the Bank and
                                        retain  the  remainder  as  its  initial
                                        capitalization.  The  portion of the net
                                        proceeds  retained by the  Company  will
                                        initially be invested in U.S. government
                                        and    federal    agency     securities,
                                        high-grade,    short   term   marketable
                                        securities,  deposits  of,  or loans to,
                                        the Bank, or a  combination  thereof and
                                        ultimately  may be used to  support  the
                                        future    expansion    of    operations.
                                        Additionally,  the  Company  intends  to
                                        fund the ESOP  purchases  through a loan
                                        to the ESOP from net  proceeds  retained
                                        by the  Company.  The portion of the net
                                        proceeds from the Offerings exchanged by
                                        the Company  for all of the  outstanding
                                        capital  stock of the Bank  will be used
                                        for general corporate  purposes and will
                                        increase  the  Bank's  total  capital to
                                        support   expanded   lending,   internal
                                        growth  and  possible   external  growth
                                        through  acquisitions of branch offices,
                                        expansion into new lending markets,  and
                                        other    acquisitions.    Net   proceeds
                                        received by the Bank may also be used to make contributions to repay the ESOP

                                      (iii)
                                        loans and will  initially be invested in
                                        high-grade,    short   term   investment
                                        securities. See "Use of Proceeds."

Management Purchases:                   Directors,     officers,    and    their
                                        associates,   collectively   intend   to
                                        subscribe   for   approximately   68,500
                                        shares of Common  Stock at the  Purchase
                                        Price. See "The Conversion - Shares to be Purchased by Management Pursuant to Subscription Rights."

Potential Management Benefits:          ESOP.  The ESOP is  expected to purchase
                                        up to 8% of the shares of Common Stock sold in the Conversion, which will be awarded to employees without payment by such persons of cash consideration. See
                                        "Management  of  the  Bank  -  Executive
                                        Compensation - Employee Stock  Ownership
                                        Plan."

                                        Restricted  Stock Plan.  Within one year
                                        following   the    completion   of   the
                                        Conversion,  subject to stockholder  and
                                        Board  of  Director  approvals  and  OTS
                                        review,  the  Bank  intends  to  adopt a
                                        restricted  stock plan (the "RSP") which
                                        would  acquire an amount of Common Stock
                                        equal to 4.0% of the shares  sold in the
                                        Conversion.  Assuming a $10.00 per share
                                        grant  price and the  issuance of Common
                                        Stock at the  midpoint  of the EVR,  the
                                        value  to   participants   could   total
                                        approximately $440,000 in the aggregate.
                                        No officer  may  receive  more than 25%,
                                        and  directors who are not employees may
                                        not receive more than 5% individually or
                                        30%  in   the   aggregate,   of   shares
                                        purchased  by the RSP.  See  "Pro  Forma
                                        Data"  and  "Management  of  the  Bank -
                                        Proposed  Future Stock  Benefit  Plans -
                                        Restricted    Stock    Plan"    and   "-
                                        Restrictions on Benefit Plans."

                                        Stock  Option  Plan.   Within  one  year
                                        following   the    completion   of   the
                                        Conversion,  subject to stockholder  and
                                        Board  of  Director   approval  and  OTS
                                        review,  the Bank intends to establish a
                                        Stock Option Plan (the  "Option  Plan"),
                                        whereby   options   may  be  granted  to
                                        purchase   additional   authorized   but
                                        unissued  shares  of Common  Stock  that
                                        equal in the  aggregate up to 10% of the
                                        stock    sold    in   the    Conversion.
                                        Alternatively,  such Common Stock may be
                                        purchased  in  the  open  market  by the
                                        Company.   See  "Pro  Forma   Data"  and
                                        "Management   of  the  Bank  -  Proposed
                                        Future Stock  Benefit Plans Stock Option
                                        Plan."

Independent Valuation:                  Capital Resources Group, Inc.  ("Capital
                                        Resources   Group"),    an   independent
                                        appraisal firm, has determined that the estimated pro forma market value of the Bank was within an EVR from $9.4 million to $14.5 million with a midpoint of $11.0 million as of June 14, 1996. The independent valuation will be updated immediately prior to the consummation of the Offerings. See "The Conversion -
                                        Stock Pricing" and "- Number of Shares to be Issued in the Conversion."

Risk Factors:                           See "Risk  Factors" for a discussion  of
                                        the  following  factors  which should be
                                        considered  by  prospective   investors:
                                        potential impact of changes in interest rates; disparity in insurance premiums and special assessment; lack of growth in the Bank's market areas; anti-

                                      (iv)
                                        takeover  provisions;   voting  control;
                                        possible  dilutive  effect  of  RSP  and
                                        stock options and effect of purchases by
                                        the RSP and ESOP;  regulatory oversight;
                                        possible  recapture of bad debt reserve;
                                        possible adverse income tax consequences
                                        of  the   distribution  of  subscription
                                        rights;    return   on   equity    after
                                        Conversion; and lack of liquidity for the Common Stock.

Market for Common Stock:                Neither  the  Company  nor the  Bank has
                                        ever issued capital stock. Consequently,
                                        there is no  established  market for the
                                        Common  Stock at this  time.  Given  the
                                        relatively  small size of the  offering,
                                        there can be no assurance that an active
                                        and liquid trading market for the Common
                                        Stock   will   develop   or   that,   if
                                        developed,  it  will  continue,  nor  is
                                        there   any   assurance   that   persons
                                        purchasing  shares  will be able to sell
                                        at  a  price   equal  to  or  above  the
                                        Purchase  Price.  See  "Market  for  the
                                        Common Stock."

                                       (v)

                       SELECTED FINANCIAL AND OTHER DATA

      Set forth below are summaries of historical financial and other data regarding the Bank. This information is derived in part from, and should be read in conjunction with, the Financial Statements and Notes to the Financial Statements of the Bank presented elsewhere in this Prospectus. The information at or for the periods ended March 31, 1996 and 1995, is unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods have been made. The results of operations for the six months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year or any other period.

Selected Financial Data

      The  following  table  sets  forth  certain  information   concerning  the
financial position of the Bank at the dates indicated:

                            At
                         March 31,                       At September 30,
                         ---------   ------------------------------------
                           1996            1995       1994        1993       1992        1991
                           ----            ----       ----        ----       ----        ----
                                               (Dollars in Thousands)

Total assets..........     $133,046    $127,962   $113,882    $105,038   $ 93,578    $ 81,297
Loans receivable, net.       67,729      65,447     58,623      52,813     51,274      47,727
Securities available for
  sale, at fair value:
  Collateralized
  mortgage obligations        2,912           0          0           0          0           0
  Other securities....       15,273       2,563          0           0          0           0
Investment securities,
held to maturity:
  Mortgage-backed
  securities..........       11,395      12,348     12,711      15,118     18,979      18,644
  Collateralized mortgage
  obligations.........            0       3,049      3,166       3,245      6,584       1,625
  Other securities....       19,614      31,326     30,223      21,478      8,823       3,687
Federal Home Loan Bank
  of New York stock...          566         566        509         572        572         542
Deposits..............      121,443     116,073    102,016      94,672     84,591      74,240
Federal Home Loan Bank
  of New York long term
  borrowings..........        2,072       2,303      2,791       2,728      2,122         825
Total equity..........        8,195       7,914      7,302       6,646      5,955       5,385

Full service offices..            4           4          2           2          2           2







                                      (vi)

Summary of Operations

      The following table summarizes the Bank's results of operations for each of the periods indicated:

                             Six Months Ended
                                 March 31,                      Year Ended September 30,
                            -------------------     ------------------------------------------------
                               1996       1995       1995       1994       1993      1992       1991
                              ------     ------     ------     ------     ------    ------     -----
                                                         (In Thousands)

Interest and dividend income  $4,443     $3,826     $8,041     $6,886     $6,764    $7,109     $7,019
Interest expense..........     2,650      2,047      4,528      3,592      3,741     4,589      4,964
                               -----      -----      -----      -----      -----     -----      -----
  Net interest income.....     1,793      1,779      3,513      3,294      3,023     2,520      2,055
Provision for loan losses.        80         85        165        293        217       116        148
                              ------     ------      -----      -----      -----     -----      -----
  Net interest income after
   provision for loan losses   1,713      1,694      3,348      3,001      2,806     2,404      1,907
                               -----      -----      -----      -----      -----     -----      -----
Other income..............       197        100        275        221        187       141        135
Other expense.............     1,453      1,278      2,731      2,245      1,938     1,684      1,446
                               -----      -----      -----      -----      -----     -----      -----
  Income before income
   tax expense............       457        516        892        977      1,055       861        596

Income tax expense........       139        169        284        321        364       291        239
                               -----      -----      -----      -----      -----     -----      -----
    Net income............    $  318     $  347     $  608     $  656     $  691    $  570     $  357
                               =====      =====      =====      =====      =====     =====      =====




                                          (vii)

Key Operating Ratios

      The table below sets forth certain performance and financial ratios of the Bank for the periods indicated.


                                                    At or For
                                                     the Six
                                                  Months Ended
                                                   March 31,            At or For the Year Ended September 30,
                                               -----------------    --------------------------------------------
                                               1996(1)   1995(1)    1995      1994      1993      1992      1991
                                               -------   -------    ----      ----      ----      ----      ----

Performance Ratios:
Return on average assets (net income
  divided by average total assets)......        0.49%     0.61%     0.51%     0.60%     0.70%     0.65%     0.46%
Return on average equity (net income
  divided by average equity) ...........        8.34      9.71      8.27      9.73     11.36     10.29      6.88
Net interest rate spread ...............        2.55      2.97      2.78      2.89      2.74      2.87      2.65
Net interest margin ....................        2.90      3.24      3.08      3.17      3.19      2.99      2.80
Yield on average earning assets
  for the period ended .................        7.18      6.97      7.06      6.62      7.13      8.44      9.56
Rate on average interest-bearing
  liabilities ..........................        4.63      4.00      4.28      3.73      4.39      5.58      6.92
Average interest-earning assets to
  average interest-bearing liabilities .      107.99    107.27    107.59    107.96    111.41    102.27    102.22
Efficiency ratio (2) ...................       73.02     68.01     72.15     63.58     60.00     62.94     66.09
Expense ratio (3) ......................        2.25      2.23      2.29      2.03      1.93      1.90      1.86

Asset Quality Ratios:
Non-performing loans to total assets ...        0.59      0.47      0.47      0.64      1.01      0.89      1.16
Non-performing loans to total loans ....        1.14      0.90      0.90      1.23      2.00      1.61      1.96
Allowance for loan losses to
  non-performing loans .................       96.04    124.34    113.57     85.62     39.04     37.58     48.36
Allowance for loan losses to total
  loans receivable .....................        1.10      1.12      1.02      1.05      0.78      0.61      0.95
Non-performing assets to total
  assets, at period end ................        0.59      0.47      0.47      0.64      1.08      0.89      1.16

Capital Ratios:
Equity to total assets at period end ...        6.16      6.38      6.18      6.41      6.33      6.36      6.62
Average equity to average total assets .        5.91      6.23      6.17      6.19      6.13      6.29      6.71

- ------------------------
(1) Ratios for six month periods are stated on an annualized basis. Such ratios and results are not necessarily indicative of results that may be expected for the full year.
(2) Total other expense, excluding other real estate owned expense, as a percentage of net interest income and total other income, excluding net gain (loss) on securities transactions.
(3) Total other expense, excluding other real estate owned expense, as a percentage of average total assets.



                                       (viii)

                                  RISK FACTORS

      Before investing in shares of the Common Stock offered hereby, prospective investors should carefully consider the matters presented below in addition to those discussed elsewhere in this prospectus.

Potential Impact of Changes in Interest Rates

      The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest earning assets, such as loans and securities, and its interest expense on interest bearing liabilities, such as deposits and other borrowings. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets, causing a decline in the Bank's interest rate spread and margin. This would result in an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on interest earning assets would tend to reduce net interest income. As a result of the increase in interest rates during these periods, the Bank's net interest rate spread decreased between the fiscal years ended September 30, 1994 and September 30, 1995 from 2.89% to 2.78% and between the six months ended March 31, 1995 and March 31, 1996 from 2.97% to 2.55%. For additional discussion of this interest rate risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Portfolio Value." For additional information on the Bank's management of its interest bearing liabilities and interest earning assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

Disparity in Insurance Premiums and Special Assessment

      Deposits of the Bank are currently insured by the SAIF of the FDIC. As a member of the SAIF, the Bank pays an insurance premium to the FDIC equal to 0.23% of its total deposits. The FDIC also maintains another insurance fund, the Bank Insurance Fund ("BIF"), which primarily insures commercial bank deposits. Effective September 30, 1995, the FDIC lowered the insurance premium for members of the BIF to a range of between 0.04% and 0.31% of deposits, with the result that most commercial banks would pay the lowest rate of 0.04%. However, effective January 1, 1996, the annual insurance premium for most BIF members was lowered to $2,000. These reductions in insurance premiums for BIF members have placed SAIF members at a competitive disadvantage to BIF members and, for the reasons set forth below, have had an adverse effect on the results of operations and financial condition of the Bank.

      The disparity in insurance premiums between those required for the Bank and BIF members could allow BIF members to attract and retain deposits at higher interest rates and at a lower effective cost than the Bank. This could put competitive pressure on the Bank to raise its interest rates paid on deposits, thus increasing its cost of funds and possibly reducing net interest income. Although the Bank has other sources of funds, these other sources may have higher costs than those of deposits. See "Regulation Insurance of Deposit Accounts."

      Several alternatives to mitigate the effect of the BIF/SAIF insurance premium disparity have been proposed by the U.S. Congress, federal regulators, industry lobbyists and the executive branch of the government. One such proposal would require all SAIF-member institutions, including the Bank, to pay a one-time fee of approximately 85 basis points (100 basis points equals 1%) on the amount of deposits held by the member institution to recapitalize the SAIF. If this proposal is enacted into law, the effect would be to immediately reduce the capital of the SAIF-member institutions by the amount of the fee, net of any tax deduction that may be available, and such amount would be immediately charged to earnings. Based on $108.2 million in deposits outstanding at the Bank at March 31, 1995 (the date most recently considered in the SAIF recapitalization legislation), this fee would be approximately $920,000 or $550,000 net of any tax effect. Management of the Bank is unable to predict whether this proposal or any similar proposal will be enacted or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums.

Lack of Growth in the Bank's Market Areas

      Economic growth in the Bank's market areas remains dependent upon the local economy. The deposit and loan activity of the Bank is significantly affected by economic conditions in its market areas. The economies of the Bank's market areas have remained stagnant for several years. Although the Bank has been able to increase its market share in originating first mortgage loans on residential property within its primary market areas, total first mortgage loan originations in the Bank's market areas have been declining. See also, "Business of the Bank - Competition" and "Market Areas."

Anti-Takeover Provisions

      Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, as well as the Delaware General Corporation Law and certain federal regulations, assist the Company in maintaining its status as an independent, publicly owned corporation and serve to render a hostile takeover more difficult. These provisions provide for, among other things, supermajority voting, staggered terms for the Board of Directors, noncumulative voting for directors, limits on the calling of special meetings, and restrictions on certain business combinations. In particular, the Company's Certificate of Incorporation provides that beneficial owners of more than 10% of the Company's outstanding Common Stock may not vote the shares owned in excess of the 10% limit for a period of five years from the completion of the Conversion of the Bank, and no person may, directly or indirectly, offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Company. The impact of these provisions on a beneficial holder of more than 10% of the Common Stock is to (1) require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion more than 10% of the Common Stock is beneficially owned by a person) and (2) at any time, limit the vote on the Common Stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level. Unless the grantor of a revocable proxy is an affiliate or an associate of a 10% holder or there is an arrangement, agreement, or understanding with such 10% holder, these provisions would not restrict (1) the ability of a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner, or (2) the ability of a beneficial owner of less than 10% of the Common Stock to solicit revocable proxies during a public proxy solicitation for a particular meeting of stockholders and vote such proxies. However, these provisions may discourage potential proxy contests. Additional restrictions apply after five years from the completion of the Conversion.

      The Bank and the Company believe these provisions will benefit stockholders. Nonetheless, these provisions, although they do not preclude a takeover, may have the effect of discouraging a future takeover attempt not approved by the Company's Board of Directors, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult and, therefore, may serve to perpetuate current management. The Boards of Directors of the Bank and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages because they believe that such provisions encourage potential acquirors to negotiate directly with the Boards of Directors. The Boards of Directors believe that they are in the best position to act on behalf of all stockholders. Further, the Board of Directors of the Company has the ability to waive certain restrictions on acquisition, provided that the acquisition is approved by a majority of the disinterested Board of Directors in advance. The Bank has also entered into employment agreements with the chief executive officer and another executive officer and severance agreements with certain key employees. These agreements could result in higher expenses for an acquiror, thereby making an acquisition less attractive to potential acquirors. See "Certain Restrictions on Acquisition of the Company."

Voting Control

      The directors and executive officers of the Bank intend to purchase, at the same price per share as the shares sold to other investors in the Conversion, approximately 68,500 shares or 6.23% of the shares to be sold in the Conversion (based upon an offering at the midpoint of the EVR of 1,100,000). Assuming that stockholders approve the Option Plan and RSP, that the stock options to be granted are exercised by recipients, and that the RSP purchases and awards 4% of the shares sold in the Conversion, the aggregate beneficial ownership of such directors and officers would increase after the Conversion to 222,500 shares, or 20.27% (based on an offering at the midpoint of the EVR). In addition, such officers may acquire beneficial ownership of additional shares of Common Stock through future ESOP allocations, which amounts cannot be determined at this time. It is expected that certain directors of the Bank will serve as the trustees to the ESOP ("ESOP Trustees") and as members of an ESOP Committee. The ESOP Trustees must vote all allocated shares held in the ESOP as directed by participating employees. Unallocated shares (approximately 88,000 shares at the midpoint of the EVR immediately after Conversion and until allocated) and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee, subject to the ESOP Trustees' fiduciary duties. In addition, shares sold above the maximum of the EVR may be sold to the ESOP to fill its subscription (the ESOP currently intends to purchase up to 8% of the Common Stock) prior to satisfying unfilled orders of Eligible Account Holders, or the ESOP may purchase shares in the open market.

      The proposed purchases of the Common Stock by the Board of Directors, management, and the ESOP, as well as the potential acquisition of the Common Stock through the Option Plan and RSP, could render it difficult to obtain majority support for stockholder proposals opposed by the Company's Board of Directors and management. Moreover, such voting control could enable the Board of Directors of the Company and management to block the approval of transactions requiring the approval of 80% of the stockholders under the Company's Certificate of Incorporation. See "Management of the Bank Executive Compensation," "Description of Capital Stock," and "Certain Restrictions on Acquisition of the Company."

Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP

      Within one year following the completion of the Conversion, subject to the approval of the Boards of Director of the Company and the Bank and stockholders, the RSP expects to acquire 4% of the total number of shares sold in the Offerings through the issuance of authorized but unissued shares or by open market purchases. The issuance of authorized but unissued shares to the RSP in an amount equal to 4% of the outstanding shares of Common Stock of the Company would dilute existing stockholder interests by approximately 3.9%. The RSP and the ESOP may acquire shares of Common Stock in the open market. In the event the RSP acquires additional shares of Common Stock in the open market, the funds available for investment by the Company and the Bank will be reduced by the amount used to acquire such shares. In the event the ESOP acquires shares of Common Stock in the open market and the purchase price is different than $10 per share, the funds available for investment will be affected by the difference between $10 and the purchase price. See "Pro Forma Data" and "Management of the Bank -

 Proposed Future Stock Benefit Plans - Restricted Stock Plan." In addition, the Bank intends to establish a stock option plan after the Conversion, whereby options may be granted to purchase additional authorized but unissued shares of Common Stock that equal in the aggregate up to 10% of the stock sold in the Conversion. Assuming that options for 10% of the shares sold are granted and exercised and funded through previously authorized but unissued stock, existing stockholders' interests would be diluted by approximately 9.1%. See "Management of the Bank - Proposed Future Stock Benefit Plans - Stock Option Plan." Benefit plans such as the RSP and the Option Plan that are implemented within the first year after the Conversion are subject to extensive OTS regulation.

      Accounting practices require an employer such as the Company to record compensation expense in an amount equal to the fair value of shares committed to be released from plans such as the ESOP. If shares of Common Stock appreciate in price over time, compensation expense related to the ESOP may be materially increased as a result, although the extent of such an increase in expense cannot be accurately quantified at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements."

Regulatory Oversight

      The Bank is subject to extensive regulation, supervision, and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the Federal Home Loan Bank ("FHLB") of New York and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). As the savings and loan holding company of the Bank, the Company is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors and not for the protection of stockholders. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on the Company and the Bank, their operations and the Conversion. See "Regulation."

      A bill has been introduced to the House Banking Committee that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC"). The resulting agency would regulate all federally chartered commercial banks and thrift institutions. In the event that the OTS is consolidated with the OCC, it is possible that the thrift charter could be eliminated, requiring thrifts to convert to commercial bank charters.

      Bank holding companies are more limited in their investment authority than are savings and loan holding companies. Under current law and regulation, a unitary savings and loan holding company, such as the Company, which has only one thrift subsidiary that meets the qualified thrift lender ("QTL") test, such as the Bank, has essentially unlimited investment authority. See "Regulation - Company Regulation." Legislation has also been proposed which, if enacted, would limit the non-banking related activities of savings and loan holding companies to those activities permitted for bank holding companies.

Possible Recapture of Bad Debt Reserve

      A proposal has been introduced in Congress which, if enacted, would trigger a recapture of a thrift institution's bad debt reserve maintained for federal income tax purposes in excess of the amount at December 31, 1987, the base year. For the Bank, this would result in an expense of approximately $11,000 at March 31, 1996. The Bank is permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions may, within specified limitations, be deducted in arriving at taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, may currently be computed using an amount based on the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve.

      Under pending legislative proposals, the PTI Method would be repealed and the Bank would be permitted to use only the Experience Method of computing additions to its bad debt reserve. In addition, the Bank would be required to recapture (i.e., take into taxable income) over a multi-year period the excess of the balance of its bad debt reserves as of December 31, 1995 over the greater of (a) the balance of such reserves as of December 31, 1987 or (b) an amount that would have been the balance of such reserves as of December 31, 1995 had the Bank always computed the additions to its reserves using the Experience Method. (If the Bank were a "large bank," which it now is not, it would be unable to make additions to its tax bad debt reserve, would be permitted to deduct bad debts only as they occur and would additionally be required to recapture over a multi-year period the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987). However, under the proposed legislation, such recapture requirements would be suspended for each of two successive taxable years beginning January 1, 1996 in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Bank during its six taxable years preceding December 31, 1995. Similar consequences would result under present law if the Bank later becomes a large bank and fails to satisfy the qualifying thrift definitional test except that, under present law, the Bank would be required to recapture its entire bad debt reserves, not only the excess over the December 31, 1987 balance of its reserves, and present law does not provide a two year suspension of the recapture. See "Taxation."

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

      The Bank has received an opinion from Capital Resources Group that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights are deemed to have an ascertainable value, receipt of such rights would be taxable (either as capital gain or ordinary income) probably only to those who exercise the subscription rights in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Tax Effects."

Return on Equity After Conversion

      As a result of the Conversion, the Company, on a consolidated basis with the Bank, will have equity that is substantially more than the equity of the Bank prior to the Conversion. Accordingly, the increase in equity coupled with the limited loan opportunities in the Bank's market areas is likely to adversely affect the Company's ability to attain a return on average equity (net income divided by average equity) at historical levels, absent a corresponding increase in net income. The Company and the Bank initially intend to invest the net proceeds in short to medium term investments which generally have lower yields then residential mortgage loans. There can be no assurance that the Company will be able to increase net income in future periods in amounts commensurate with the increase in equity resulting from the Conversion. See, also, "Pro Forma Data."

Lack of Liquidity for the Common Stock

      Neither the Bank nor the Company has ever issued capital stock. Consequently, there is not, at this time, any market for the Common Stock. The Company has received conditional approval to have the Common Stock quoted on the Nasdaq Stock Market under the symbol "AFED." The Company will seek to encourage and assist at least two market makers to make a market in the Common Stock. Capital Resources has indicated its intent to make a market in the Common Stock upon the completion of the Conversion, subject to compliance with applicable laws and regulations, but is under no obligation to do so. While the Company anticipates that prior to the completion of the Conversion it will obtain a commitment from at least one other broker-dealer to make a market in the Common Stock, there can be no assurance that there will be two or more market makers for the Common Stock. One of the conditions for Nasdaq quotation is that at least two market makers make, or agree to make, a market in the stock.

      Due to the relatively small size of the Offerings, an active and liquid market for the Common Stock may not develop or be maintained. See "Market for the Common Stock." Accordingly, prospective purchasers should consider the potentially illiquid nature of an investment in the Common Stock and recognize that the absence of an established market might make it difficult to buy or sell the Common Stock.

                              AFSALA BANCORP, INC.

      The Company is a Delaware corporation organized in June 1996 at the direction of the Bank to acquire all of the capital stock that the Bank will issue upon its conversion from the mutual to stock form of ownership. The Company has not engaged in any significant business to date. The OTS has approved the Company's application to become a savings and loan holding company and the Company will retain approximately 50% of the net proceeds from the issuance of Common Stock as its initial capitalization (ranging from approximately $4.4 million assuming the sale of 935,000 shares at the minimum of the EVR to $6.0 million assuming the sale of 1,265,000 shares at the maximum of the EVR). The Company will use the balance of the net proceeds to purchase all of the common stock of the Bank to be issued upon Conversion. Part of the proceeds retained by the Company will be used to fund the loan to the ESOP. Prior to the Conversion, the Company will not transact any material business. Upon consummation of the Conversion, the Company will have no significant assets other than that portion of the net proceeds of the Offerings retained by the Company (less the loan to the ESOP) and the shares of the Bank's capital stock acquired in the Conversion, and will have no significant liabilities. Cash flow to the Company will be dependent upon earnings from the investment of the portion of net proceeds retained by it in the Conversion and any dividends received from the Bank. See "Use of Proceeds."

      Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial condition, to take advantage of any such acquisition and expansion opportunities that may arise. However, some of these activities could be deemed to entail a greater risk than the activities permissible for federally chartered savings associations such as the Bank. The initial activities of the Company are anticipated to be funded by the portion of the net proceeds retained by the Company and earnings thereon.

      The office of the Company is located at 161 Church Street, Amsterdam, New York 12010 and its telephone number is (518) 842-5700.

                 AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

      The Bank is a federally chartered mutual savings and loan association headquartered in Amsterdam, New York. The Bank was chartered in 1936 under the name Amsterdam Federal Savings and Loan Association. The Bank's deposits have been federally insured since 1937 under the SAIF as administered by the FDIC and its predecessor, the Federal Savings and Loan Insurance Corporation, and the Bank became a member of the FHLB System in 1937. At March 31, 1996, the Bank had total assets of $133.0 million, deposits of $121.4 million, and equity of $8.2 million or 6.16% of total assets.

      The Bank is a community oriented savings institution offering financial services to meet the needs of the communities it serves. The Bank conducts its business from its main office located in Amsterdam, New York, and three branch offices, one also located in Amsterdam, New York, and the others located in Shop N Save Supermarkets located in Gloversville and Oneonta, New York.

      The principal sources of funds for the Bank's lending activities are deposits and the amortization and repayment of loans and sales, maturities, and calls of securities. The principal source of income is interest on loans and the principal expense is interest paid on deposits.

      The main office of the Bank is located at 161 Church Street, Amsterdam, New York 12010 and the telephone number of that office is (518) 842-5700.

                                 USE OF PROCEEDS

      The Company will purchase all of the capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds of the Offerings, with the remaining net proceeds to be retained by the Company as initial capital. The Company has received the approval of the OTS to retain 50% of the net proceeds. The net proceeds retained by the Company will be initially invested in loans to the Bank, U.S. Government and federal agency securities, interest earning deposits, high-grade short term marketable securities, or a combination thereof. The portion of the net proceeds retained by the Company may ultimately be used to support the future expansion of operations through acquisitions of other financial service institutions, such as other savings institutions and commercial banks, acquisitions of branches of financial service institutions, although no such transactions are currently contemplated, diversification into other related businesses, or for other business and investment purposes including the payment of regular and special dividends on, and repurchase of, the Common Stock. The Company also intends to make a loan directly to the ESOP to enable the ESOP to purchase Common Stock in the Conversion. If the Company is not permitted to make the ESOP loan, the ESOP may borrow funds from an unaffiliated lender with such loan being guaranteed by the Company. Based upon the issuance of 935,000 shares or 1,265,000 shares at the minimum and maximum of the EVR, respectively, the Company would retain $4.4 million or $6.0 million, respectively, of the net proceeds from the Offerings, out of which the loan to the ESOP to purchase 8% of the Common Stock would be $748,000 or $1.0 million, respectively, and the Bank would receive additional capital of $4.4 million or $6.0 million, respectively. The amount of the ESOP loan would be reflected as a reduction to the capital of both the Company and the Bank, whether such loan is obtained from the Company or instead from a third party and guaranteed by the Company. See "Pro Forma Data."

      In the event the ESOP does not purchase Common Stock in the Conversion, the ESOP may purchase shares of Common Stock in the open market after the Conversion. In the event the purchase price of the Common Stock is different than $10.00 per share, the amount of proceeds required for the purchase by the ESOP and the resulting effect on capital will be affected.

      The portion of the net proceeds not retained by the Company will be added to the Bank's general funds to be used for general corporate purposes, including, but not limited to, investment in mortgage and other loans, U.S.
Government and federal agency securities, state and municipal obligations, Federal Funds, certificates of deposit, mortgage-backed securities, and other investments. The amount of proceeds added to the Bank's capital will further strengthen the Bank's capital position. This capital provides an additional source of funding for longer term assets. Following the Conversion, the amount of proceeds will be evaluated as part of the Bank's ongoing review of its asset/liability mix and may impact the structure of the assets and liabilities of the Bank and the Company. Neither the Bank nor the Company has any specific plans, arrangements, or understandings regarding any acquisitions or diversification of activities at this time, nor have criteria been established to identify potential candidates for acquisition.

      Should the Company subsequently adopt a restricted stock plan, a portion of the proceeds may be used to fund the purchase by the plan of Common Stock in an amount up to 4% of the shares sold in the Conversion. The actual cost of such purchase will depend on the number of shares sold in the Conversion and the market price at the time of purchase. Based upon the midpoint of the EVR and on a $10.00 per share purchase price, the cost would be approximately $440,000. It is expected that a restricted stock plan will be adopted by the Board of Directors within one year of the Conversion.

      The net proceeds may vary because total expenses of the Conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the Conversion are adjusted to reflect a change in the estimated pro forma market value of the Bank. Payments for shares made through withdrawals from existing Bank deposit accounts will not result in the receipt of new funds for investment by the Bank but will result in a reduction of the Bank's deposits and interest expense as funds are transferred from interest bearing certificates or other deposit accounts.

                                    DIVIDENDS

      Upon conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Board of Directors of the Company does not intend to pay dividends immediately following Conversion, but may consider doing so in the future. If any dividends are paid in future periods, they will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank, and regulatory restrictions on the payment of dividends by the Bank to the Company, on which dividends the Company eventually may be primarily dependent for its source of income. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. In addition to or in lieu of recurring or regular dividends, the Company may pay nonrecurring or special dividends. The Company may pay stock dividends in lieu of, or in addition to, cash dividends.

      It is anticipated that the principal source of income to the Company will initially consist of the earnings on the capital retained by the Company in the Conversion. Future declarations of cash dividends by the Company will depend in part upon dividend payments by the Bank to the Company, which payments are subject to various restrictions. See "Historical and Pro Forma Capital Compliance," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank Liquidation Account" and "Regulation - Dividend and Other Capital Distribution Limitations."

      Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be, in part, dependent upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limits cash dividends to an amount that will not affect the ability of the Company, after the dividend has been paid, to (i) pay its debts as they come due and (ii) maintain the Company's total assets in an amount greater than its total liabilities including any dissolution preferences.

      In addition to the foregoing, earnings of the Bank appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation - Federal Taxation" and Note 10 to the Financial Statements included elsewhere herein. The Company does not contemplate any voluntary distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or create the above-mentioned federal tax liabilities.

                          MARKET FOR THE COMMON STOCK

      Neither the Company nor the Bank has ever issued capital stock. Consequently, there is no established market for the Common Stock at this time. The Company has received conditional approval to have the Common Stock quoted on the Nasdaq Stock Market ("Nasdaq System") under the symbol "AFED." One of the conditions for quotation on the Nasdaq System is that at least two market makers make, or agree to make, a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Capital Resources has indicated that, upon completion of the Conversion, it intends to act as a market maker for the Common Stock, but is under no obligation to do so, and will seek to obtain at least one additional market maker. The Company will seek to encourage and assist two market makers to make a market in the Common Stock. While the Company anticipates that prior to the completion of the Conversion it will obtain a commitment from at least one other broker-dealer to make a market in the Common Stock, there can be no assurance that there will be two or more market makers. In the event the Common Stock is not listed on the Nasdaq System, for example, because a second market maker cannot be secured or retained, the Common Stock is expected to be quoted and traded on the OTC Bulletin Board or the National Quotation Service "Pink Sheets." The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of whom are not within the control of the Company, the Bank, Capital Resources, or any other market maker. Due to the size of the Offerings, it is unlikely that a stockholder base sufficiently large to create an active trading market will develop and be maintained. Therefore, purchasers of the Common Stock should have a long term investment intent and should recognize that the absence of an active trading market may make it difficult to sell the Common Stock. There can be no assurance that persons purchasing shares will be able to sell them promptly or at a price equal to or above the Purchase Price.

     The Company will register its Common Stock under the Securities Exchange Act of 1934, as amended ("Exchange Act") at the completion of the Conversion and will be subject to the reporting requirements of the Exchange Act for at least three years following the Conversion. See "Registration Requirements."

                                 CAPITALIZATION

      The following table presents, as of March 31, 1996, the historical capitalization of the Bank and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share:


                                                                Pro Forma Consolidated Capitalization of the
                                                                        Company Based on the Sale of
                                                           -----------------------------------------------------
                                             Historical                                             Maximum, as
                                            Capitalization   Minimum of   Midpoint of  Maximum of   adjusted, of
                                               of the          935,000     1,100,000    1,265,000    1,454,750
                                                 Bank          Shares       Shares       Shares       Shares
                                                 ----          ------       ------       ------       ------
                                                                  (In Thousands)

Deposits(1) .........................          $121,443       $121,443     $121,443     $121,443     $121,443
FHLB Borrowings......................             2,072          2,072        2,072        2,072        2,072
                                                -------        -------      -------      -------      -------
      Total deposits and borrowings..          $123,515       $123,515     $123,515     $123,515     $123,515
                                                =======        =======      =======      =======      =======

Capital Stock:
 Preferred Stock, par value $0.10 per share:
   Authorized - 500,000 shares; assumed
     outstanding - none..............          $      0        $     0      $     0      $     0      $     0

 Common Stock, par value $0.10 per share:
   Authorized - 3,000,000 shares; assumed
     outstanding - as shown(2).......                 0             94          110          127          145

Paid in Capital(2)...................                 0          8,636       10,240       11,842       13,687

Less: Common Stock acquired by ESOP with
        borrowed funds(3)............                 0           (748)        (880)      (1,012)      (1,164)
       Common Stock acquired by RSP(3)                0           (374)        (440)        (506)        (582)

Equity -- substantially restricted(4)             8,195          8,195        8,195        8,195        8,195
                                                -------         ------       ------       ------       ------
      Total stockholders' equity.....          $  8,195        $15,803      $17,225      $18,646      $20,281
                                                =======         ======       ======       ======       ======

- ---------------------
(1) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(2) Does not reflect the increase in the number of shares of Common Stock after the Conversion in the event of implementation of the Option Plan or RSP. See "Management of the Bank - Proposed Future Stock Benefit Plans - Stock Option Plan" and "- Restricted Stock Plan."
(3) Assumes that 8% and 4% of the shares issued in the Conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the Conversion. It is assumed on a pro forma basis that the RSP will be adopted by the Board of Directors, approved by stockholders of the Company, and reviewed by the OTS. It is assumed that the RSP will purchase Common Stock in the open market within one year of the Conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of (a) results of operations after the Conversion, (b) changing market prices of shares of Common Stock after the Conversion, or (c) a smaller than 4% purchase by the RSP. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ----------------------- ESOP on earnings, see "Pro Forma Data." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the RSP in an amount equal to 4% of the outstanding shares of Common Stock will have the effect of diluting existing stockholders' interests by 3.9%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of the Bank - Proposed Future Stock Benefit Plans
     - Restricted  Stock Plan."
(4) The equity of the Bank will be substantially restricted after the Conversion. See "Dividends," "Regulation - Dividends and Other Capital Distribution Limitations," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank -Liquidation Account" and Note 10 to the Financial Statements.

                                 PRO FORMA DATA

       The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $8.7 million and $13.8 million at the minimum and maximum, as adjusted, of the EVR, based upon the following assumptions: (i) 8% of the stock issued in the Conversion will be sold to the ESOP and $685,000 will be sold to officers, directors, employees and members of their immediate families; (ii) Capital Resources will receive a commission of 2.00% of the Common Stock sold in the Conversion, excluding the sale of shares to the ESOP, and to officers, directors and employees and members of their immediate families; (iii) no shares will be sold in a Syndicated Public Offering by selected dealers; (iv) other Conversion expenses, excluding the commission paid to Capital Resources, will be approximately $462,000; and (v) 4% of the shares issued in the Conversion will be sold to the RSP. Because management of the Bank presently intends to adopt the RSP within the first year following the Conversion, a purchase by the RSP in the Conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing in the Conversion. The pro forma presentation does not show the effect of (a) results of operations after the Conversion, (b) changing market prices of shares of Common Stock after the Conversion, or (c) less than a 4% purchase by the RSP.

       The following table sets forth for the periods and as of the dates indicated, the historical net earnings and equity of the Bank prior to the Conversion and the pro forma consolidated net earnings and stockholders' equity of the Company following the Conversion. Unaudited pro forma consolidated net earnings and stockholders' equity have been calculated for the fiscal year ended September 30, 1995 and for the six months ended March 31, 1996 as if the Common Stock to be issued in the Conversion had been sold at October 1, 1994 and October 1, 1995, respectively, and the estimated net proceeds had been invested by the Company and the Bank at 5.75% for the fiscal year ended September 30, 1995 and for the six months ended March 31, 1996, which rate is equal to the one year U.S. Treasury bill rate in effect during June 1996. The one year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an initial investment of net proceeds from the Offerings. In calculating pro forma income, an effective state and federal income tax rate of 40% for both the Bank and the Company has been assumed for the respective periods, resulting in an after tax yield of 3.45% for the fiscal year ended September 30, 1995 and for the six months ended March 31, 1996. Withdrawals from deposit accounts for the purchase of the Common Stock are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 935,000 shares (minimum of EVR), 1,100,000 shares (midpoint of EVR), 1,265,000 shares (maximum of EVR) or 1,454,750 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share.

       As discussed under "Use of Proceeds," the Company expects to retain 50% of the net Conversion proceeds, part of which will be used to lend money to the ESOP to purchase the Common Stock issued in the Conversion. The ESOP presently plans to purchase up to 8% of the Common Stock issued in the Conversion. The following table assumes that the yield on the net proceeds of the Conversion retained by the Company will be the same as the yield on the net proceeds of the Conversion transferred to the Bank.

       Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the periods or at the dates shown. Pro forma stockholders' equity and pro forma stockholders' equity per share have not been adjusted to reflect the earnings on the estimated net proceeds.

       The stockholders' equity information is not intended to represent the fair market value of the Common Stock, or the current value of the Bank's assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion - Effects of the Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Account" and Note 14 to the Financial Statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Bank or the Company for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the Conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion - Stock Pricing" and "Number of Shares to be Issued in the Conversion."



                                                        At or For the Six Months Ended March 31, 1996
                                                  --------------------------------------------------------
                                                   935,000        1,100,000      1,265,000       1,454,750
                                                  Shares at       Shares at      Shares at       Shares at
                                                    $10.00         $10.00          $10.00          $10.00
                                                  per share       per share      per share       per share
                                                  ---------       ---------      ---------       ---------
                                                      (Dollars in Thousands, except per share amounts)

Gross proceeds................................    $ 9,350         $ 11,000         $12,650         $14,548
Less estimated offering expenses..............       (620)            (650)           (681)           (716)
                                                   ------          -------          ------          ------
  Estimated net proceeds......................      8,730           10,350          11,969          13,832
  Less: ESOP funded by the Company............       (748)            (880)         (1,012)         (1,164)
  Less: RSP funded by the Company.............       (374)            (440)           (506)           (582)
                                                   ------          -------         -------          ------
  Estimated investable net proceeds...........    $ 7,608         $  9,030         $10,451         $12,086
                                                   ======           ======          ======          ======

Earnings:
  Historical earnings ........................       $318             $318            $318            $318
  Pro forma earnings on investable net proceeds       131              156             180             208
  Pro forma ESOP adjustment(1)................        (22)             (26)            (30)            (35)
  Pro forma RSP adjustment(2).................        (22)             (26)            (30)            (35)
                                                      ---              ---             ---             ---
      Total...................................       $405             $422            $438            $456
                                                      ===              ===             ===             ===

Earnings per share:
  Historical earnings ........................      $0.38            $0.33           $0.29           $0.24
  Pro forma earnings on net proceeds..........       0.15             0.15            0.15            0.16
  Pro forma ESOP adjustment(1)................      (0.03)           (0.03)          (0.03)          (0.03)
  Pro forma RSP adjustment(2).................      (0.03)           (0.03)          (0.03)          (0.03)
                                                    -----            -----           -----           -----
      Total(3)................................      $0.47            $0.42           $0.38           $0.34
                                                     ====             ====            ====            ====

Weighted average shares used in calculation(1)    862,070        1,014,200       1,166,330       1,341,280

Stockholders' equity:(4)
  Historical..................................     $8,195           $8,195          $8,195          $8,195
  Estimated net proceeds(2)...................      8,730           10,350          11,969          13,832
  Less: Common Stock acquired by ESOP(1)......       (748)            (880)         (1,012)         (1,164)
        Common Stock acquired by RSP(2).......       (374)            (440)           (506)           (582)
                                                    -----           ------          ------          ------
      Total...................................    $15,803          $17,225         $18,646         $20,281
                                                   ======           ======          ======          ======

Stockholders' equity per share:(4)
  Historical..................................      $8.76            $7.45           $6.48           $5.63
  Estimated net proceeds(2)...................       9.34             9.41            9.46            9.51
  Less: Common Stock acquired by ESOP(1)......      (0.80)           (0.80)          (0.80)          (0.80)
        Common Stock acquired by RSP(2).......      (0.40)           (0.40)          (0.40)          (0.40)
                                                    -----            -----           -----           -----
      Total(3)................................     $16.90           $15.66          $14.74          $13.94
                                                    =====            =====           =====           =====

Shares used in calculation(4).................    935,000        1,100,000       1,265,000       1,454,750

Offering price as a percentage of pro forma
  stockholders' equity per share..............      59.17%           63.86%          67.84%          71.74%
                                                    =====            =====           =====           =====

Ratio of offering price to pro forma earnings
  per share, annualized                             10.64x           11.90x          13.16x          14.71x
                                                    =====            =====           =====           =====

- ----------------------
Footnotes on page 15



                                                         At or For the Year Ended September 30, 1995
                                                  --------------------------------------------------------
                                                   935,000        1,100,000      1,265,000       1,454,750
                                                  Shares at       Shares at      Shares at       Shares at
                                                    $10.00         $10.00          $10.00          $10.00
                                                  per share       per share      per share       per share
                                                  ---------       ---------      ---------       ---------
                                                      (Dollars in Thousands, except per share amounts)

Gross proceeds................................     $  9,350       $ 11,000        $ 12,650        $ 14,548
Less estimated offering expenses..............         (620)          (650)           (681)           (716)
                                                     ------         ------         -------         -------
  Estimated net proceeds......................        8,730         10,350          11,969          13,832
  Less: ESOP funded by the Company............         (748)          (880)         (1,012)         (1,164)
  Less: RSP funded by the Company.............         (374)          (440)           (506)           (582)
                                                     ------         ------         -------         -------
  Estimated investable net proceeds...........      $ 7,608        $ 9,030        $ 10,451        $ 12,086
                                                     ======         ======         =======         =======

Earnings:
  Historical earnings ........................         $608           $608            $608            $608
  Pro forma earnings on investable
    net proceeds..............................          262            312             361             417
  Pro forma ESOP adjustment(1)................          (45)           (53)            (61)            (70)
  Pro forma RSP adjustment(2).................          (45)           (53)            (61)            (70)
                                                        ---            ---             ---             ---
     Total....................................         $780           $814            $847            $885
                                                        ===            ===             ===             ===

Earnings per share:
  Historical earnings ........................       $ 0.70         $ 0.59          $ 0.51          $ 0.45
  Pro forma earnings on net proceeds..........         0.30           0.31            0.31            0.31
  Pro forma ESOP adjustment(1)................        (0.05)         (0.05)          (0.05)          (0.05)
  Pro forma RSP adjustment(2).................        (0.05)         (0.05)          (0.05)          (0.05)
                                                      -----          -----           -----           -----
     Total(3).................................       $ 0.90         $ 0.80          $ 0.72          $ 0.66
                                                      =====          =====           =====           =====

Weighted average shares used in calculation(1)      863,940      1,016,400       1,168,860       1,344,189

Stockholders' equity:(4)
  Historical..................................      $ 7,914        $ 7,914         $ 7,914         $ 7,914
  Estimated net proceeds(2)...................        8,730         10,350          11,969          13,832
  Less: Common Stock acquired by ESOP(1).........      (748)          (880)         (1,012)         (1,164)
        Common Stock acquired by RSP(2)..........      (374)          (440)           (506)           (582)
                                                     ------         ------          ------          ------
     Total.......................................   $15,522        $16,944         $18,365         $20,000
                                                     ======         ======          ======          ======


Stockholders' equity per share:(4)

  Historical..................................       $ 8.46         $ 7.19          $ 6.26          $ 5.44
  Estimated net proceeds(2)...................         9.34           9.41            9.46            9.51
  Less: Common Stock acquired by ESOP(1)......        (0.80)         (0.80)          (0.80)          (0.80)
        Common Stock acquired by RSP(2).......        (0.40)         (0.40)          (0.40)          (0.40)
                                                      -----          -----           -----           -----
      Total(3)................................       $16.60         $15.40          $14.52          $13.75
                                                      =====          =====           =====           =====

Shares used in calculation(4).................      935,000      1,100,000       1,265,000       1,454,750

Offering price as a percentage of pro forma
  stockholders' equity per share..............        60.24%         64.94%          68.87%          72.73%
                                                      =====          =====           =====           =====

Ratio of offering price to pro forma earnings
  per share...................................        11.11x         12.50x          13.89x          15.15x
                                                      =====          =====           =====           =====

- ----------------------
Footnotes on next page

- --------------------------
(1) Assumes 8% of the shares sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net earnings have been adjusted to give effect to such contributions based upon a fully amortizing debt with a ten year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table, the Purchase Price of $10.00 was utilized to calculate the ESOP expense. The Bank intends to record compensation expense related to the ESOP in accordance with Statement of Position ("SOP") 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the Conversion were committed to be released during the periods ended September 30, 1995 and March 31, 1996. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the periods ended at September 30, 1995 and March 31, 1996, earnings per share would have been $0.83, $0.74, $0.67 and $0.61 at September 30, 1995, and $0.43, $0.38, $0.35 and
     $0.31 at March 31, 1996, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management of the Bank - Executive Compensation - Employee Stock Ownership Plan."

(2) Assumes a number of shares of Common Stock equal to 4% of the Common Stock sold in the Conversion will be purchased by the RSP in the open market in the year following the Conversion. The dollar amount of the Common Stock to be purchased by the RSP is based on the Purchase Price and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As the Bank accrues compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly.
     Implementation of the RSP within one year of Conversion would require regulatory and stockholder approval at a meeting of the Company's stockholders to be held no earlier than six months after the Conversion. For purposes of this table, it is assumed that the RSP will be adopted by the Boards of Directors of the Company and the Bank, reviewed by the OTS, and approved the Company's stockholders, and that the RSP will purchase the shares of Common Stock in the open market within the year following the Conversion. If the shares to be purchased by the RSP are assumed at October 1, 1994 and October 1, 1995, respectively, to be newly issued shares purchased from the Company by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $16.35, $15.20, $14.34, and $13.60 at September 30, 1995 and $16.64, $15.44, $14.56, and $13.79 at
     March 31, 1996, respectively, and pro forma earnings per share would have been $0.88, $0.78, $0.71, and $0.65 for the year ended September 30, 1995 and $0.46, $0.41, $0.37, and $0.33 for the six months ended March 31, 1996, respectively. As a result of the RSP, stockholders' interests will be diluted by approximately 3.9%. See "Management of the Bank - Proposed Future Stock Benefit Plans - Restricted Stock Plan" and "Risk Factors - Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP."

(3) Assumes that following the consummation of the Conversion, the Company will adopt the Option Plan, which if implemented within one year of Conversion would be subject to regulatory review and Board of Director and stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company's stockholders to be held no earlier than six months after the Conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at an exercise price equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued at the beginning of the respective periods and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares of Common Stock would increase to 1,028,500, 1,210,000, 1,391,500, and 1,600,225, respectively, pro forma stockholders' equity per share would have been $16.00, $14.91, $14.11, and $13.41 at September 30, 1995 and $16.27, $15.14, $14.31, and $13.58 at March 31, 1996,
     respectively, and pro forma earnings per share would have been $0.85, $0.76, $0.69, and $0.63 at September 30, 1995 and $0.44, $0.39, $0.36, and
     $0.32 at March 31, 1996, respectively.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The calculations are based upon the number of shares issued in the Conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

      The following table presents the Bank's historical and pro forma capital position relative to its capital requirements as of March 31, 1996. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Bank, see "Regulation - Regulatory Capital Requirements."

                                                                                At March 31, 1996(1)
                                          --------------------------------------------------------------------------------------
                                              $9,350,000          $11,000,000            $12,650,000          $14,547,500
                          Historical            Minimum             Midpoint               Maximum        Maximum, as adjusted
                      -------------------  -------------------  -------------------   -------------------  --------------------
                                Percent              Percent               Percent               Percent              Percent
                      Amount  of Assets(2) Amount  of Assets(2) Amount  of Assets(2)  Amount  of Assets(2)  Amount  of Assets(2)
                      ------  -----------  ------  -----------  ------  -----------   ------  ------------  ------  ------------

                                                             (Dollars in Thousands)

GAAP Capital........  $8,195    6.16%    $ 11,438     8.35%   $ 12,050      8.75%    $12,661     9.14%      $13,365     9.59%
                       =====    ====       ======    =====      ======     =====      ======    =====        ======    =====

Tangible Capital:
Regulatory
  requirement.......  $1,996    1.50%     $ 2,056     1.50%    $ 2,067      1.50%    $ 2,079     1.50%      $ 2,091     1.50%
Actual capital......   8,228    6.18       11,471     8.37      12,083      8.77      12,694      9.16       13,398     9.61
                       -----    ----       ------     ----      ------      ----      ------     -----       ------    -----

  Excess............  $6,232    4.68%     $ 9,415     6.87%    $10,016      7.27%    $10,615      7.66%     $11,307     8.11%
                       =====    ====       ======    =====      ======     =====      ======     =====       ======    =====

Core Capital:
Regulatory
  requirement(3)....  $3,993    3.00%     $ 4,113     3.00%    $ 4,135      3.00%    $ 4,157      3.00%     $ 4,183     3.00%
Actual capital......   8,228    6.18       11,471     8.37      12,083      8.77      12,694      9.16       13,398     9.61
                       -----    ----       ------    -----      ------     -----      ------     -----       ------    -----

  Excess............  $4,235    3.18%     $ 7,358     5.37%    $ 7,948      5.77%    $ 8,537      6.16%     $ 9,215     6.61%
                       =====    ====       ======    =====      ======     =====      ======     =====       ======    =====

Risk-Based Capital:
Regulatory
  requirement.......  $4,465    8.00%     $ 4,529     8.00%    $ 4,541      8.00%    $ 4,552      8.00%     $ 4,566     8.00%
Actual capital(4)...   8,890   15.93       12,133    21.43      12,745     22.46      13,356     23.47       14,060    24.63
                       -----   -----       ------   ------      ------    ------      ------    ------       ------    -----

  Excess............  $4,425    7.93%     $ 7,604    13.43%    $ 8,204     14.46%    $ 8,804     15.47%     $ 9,494    16.63%
                       =====    ====       ======    =====      ======    ======      ======    ======        ======   =====

- -----------------
(1) Institutions must value available for sale debt securities at amortized cost, rather than at fair value, for purposes of calculating regulatory capital. Institutions are still required to comply with Statement of Financial Accounting Standards ("SFAS") No. 115 for financial reporting purposes. The pro forma data has been adjusted to reflect reductions in capital that would result from an assumed 8% purchase by the ESOP and 4% purchase by the RSP as of March 31, 1996.
(2)  GAAP, adjusted, or risk-weighted assets as appropriate.
(3) Proposed regulations of the OTS could increase the core capital requirement to a ratio between 4% and 5%, based upon an association's regulatory examination rating. See "Regulation - Regulatory Capital Requirements."
(4) Risk-weighted assets as of March 31, 1996 totalled approximately $55.8 million. Net proceeds available for investment by the Bank are assumed to be invested in interest earning assets that have a 20% risk-weighting.

                 AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                                  Statements of Income

                                                 (Unaudited)
                                              Six Months Ended                     Years Ended
                                                  March 31,                       September 30,
                                            --------------------        ---------------------------------------
                                              1996         1995              1995         1994         1993
                                              ----         ----              ----         ----         ----
Interest and dividend income:
  Interest and fees on loans..............$2,811,188   $2,488,272       $5,162,593    $4,487,873   $4,439,381
  Interest on Federal funds sold..........   162,933       65,820          228,638        93,656      137,315
  Interest on FHLB term deposits..........    44,773        7,553           29,817       118,507       50,336
  Interest on securities available
    for sale..............................  341,673l       63,010          118,080             0            0
  Interest on investment securities
    held to maturity...................... 1,063,753    1,181,653        2,460,410     2,141,153    2,083,970
  Dividends on Federal Home Loan Bank of
    New York stock........................    18,927       19,499           41,783        45,186       53,765
                                           ---------    ---------        ---------     ---------    ---------
     Total interest and dividend income... 4,443,247    3,825,807        8,041,321     6,886,375    6,764,767
                                           ---------    ---------        ---------     ---------    ---------

Interest expense:
  Deposits and escrow accounts............ 2,574,091    1,955,097        4,352,837     3,424,847    3,559,544
  Federal Home Loan Bank of New York
    long term borrowings..................    76,056       91,542          175,764       167,336      181,754
                                           ---------    ---------        ---------     ---------    ---------
     Total interest expense............... 2,650,147    2,046,639        4,528,601     3,592,183    3,741,298
                                           ---------    ---------        ---------     ---------    ---------

     Net interest income.................. 1,793,100    1,779,168        3,512,720     3,294,192    3,023,469

Provision for loan losses.................    80,000       85,000          165,000       293,000      217,000
                                           ---------    ---------        ---------     ---------    ---------
     Net interest income after
       provision for loan losses.......... 1,713,100    1,694,168        3,347,720     3,001,192    2,806,469
                                           ---------    ---------        ---------     ---------    ---------
Other income:
  Service charges on deposit accounts.....   180,241       84,633          244,410       151,799      142,648
  Net gain (loss) on security transactions         0       (3,151)          40,028        14,679
  Other...................................    16,892       15,162           33,943        28,666       29,746
                                           ---------    ---------        ---------     ---------    ---------
     Total other income...................   197,133       99,795          275,202       220,493      187,073
                                           ---------    ---------        ---------     ---------    ---------

Other expenses:
  Compensation and benefits...............   627,288      538,395        1,122,778       928,457      812,537
  Occupancy and equipment.................   232,471      166,193          385,591       301,355      294,872
  FDIC deposit insurance premium..........   128,904      115,199          235,360       218,632      178,737
  Data processing fees....................   132,966      108,936          234,713       150,985      128,291
  Professional service fees...............    58,541       43,596           90,971        86,907       89,502
  Advertising.............................    17,972       38,441           69,760        33,482       20,529
  Supplies................................    38,864       48,800           94,165        72,201       70,697
  Other...................................   216,255      218,595          497,777       453,160      343,190
                                           ---------    ---------        ---------     ---------    ---------
     Total other expense.................. 1,453,261    1,278,155        2,731,115     2,245,179    1,938,355
                                           ---------    ---------        ---------     ---------    ---------

     Income before income tax expense.....   456,972      515,808          891,807       976,506    1,055,187

Income tax expense........................   138,600      168,882          283,882       320,707      364,580
                                           ---------   ----------        ---------     ---------    ---------
     Net income                           $  318,372  $   346,926       $  607,925    $  655,799   $  690,607
                                           =========   ==========        =========     =========    =========


                 See accompanying notes to financial statements

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The Company has only recently been formed and, accordingly, has no results of operations at this time. As a result, the following discussion principally reflects the operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of non-interest expenses, such as employee salaries and benefits, other income, such as loan-related fees and fees on deposit-related services, and the Bank's provision for loan losses.

      The Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. Management's strategy has been to try to achieve a high loan to asset ratio and a high proportion of lower-costing, non-time deposit accounts in the deposit portfolio. At March 31, 1996, the Bank's loans receivable, net, to assets ratio was 50.9%. At March 31, 1996, $58.3 million or 48.0% of total deposits were in non-time deposit accounts.

Asset/Liability Management

      The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on its interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

      To mitigate the impact of changing interest rates on its net interest income, the Bank manages its interest rate sensitivity and asset/liability products through its asset/liability management committee. The asset/liability management committee meets weekly to determine the rates of interest for loans and deposits and consists of the President and Chief Executive Officer, the Vice President and Chief Lending Officer, and the Treasurer and Chief Financial Officer. Rates on deposits are primarily based on the Bank's need for funds and on a review of rates offered by other financial institutions in the Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market areas as well as the Bank's cost of funds.

      In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Bank has instituted certain asset and liability management measures, including (i) originating, for its portfolio, a large base of adjustable-rate residential mortgage loans, which, at March 31, 1996, totalled 30.00% of total loans, of which 79.75% reprice annually, and (ii) maintaining substantial levels of interest bearing deposits, federal funds, and securities with one to five year terms to maturity.

      The Committee manages the interest rate sensitivity of the Bank through the determination and adjustment of asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Bank's liquidity needs, growth, and capital adequacy. The Bank's principal strategy is to reduce the interest rate sensitivity of its interest earning assets and to match, as closely as possible, the maturities of interest earning assets with interest bearing liabilities.

Net Portfolio Value

      In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at March 31, 1996, as calculated by the OTS, based on quarterly information voluntarily provided to the OTS by the Bank.

                                                   NPV as % of PV
                    Net Portfolio Value               of Assets
            ---------------------------------- ------------------------
   Change                                        NPV
 in Rates   $ Amount    $Change(1)  %Change(2) Ratio(3)    Change(4)
 --------   --------    ----------  ---------- --------    ---------

            (Dollars in Thousands)

+400 bp       8,304      (3,014)      (27)%      6.37%      -196 bp
+300 bp       9,343      (1,974)      (17)       7.08       -125 bp
+200 bp      10,234      (1,083)      (10)       7.67        -66 bp
+100 bp      10,920        (398)       (4)       8.10        -23 bp
   0 bp      11,318                              8.33
- -100 bp      11,495         177         2        8.41          8 bp
- -200 bp      11,762         444         4        8.54         21 bp
- -300 bp      12,607       1,289        11        9.05         72 bp
- -400 bp      13,806       2,489        22        9.78        145 bp


- -----------------
(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)   Calculated as the estimated NPV divided by present value of total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

      Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as can be seen above, changes in interest rates may reduce the Bank's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk. See "Regulation - Regulatory Capital Requirements."

      At March 31, 1996, a change in interest rates of a positive 200 basis points would have resulted in a 66 basis point decrease in NPV as a percentage of the present value of the Bank's total assets. A change in interest rates of a negative 200 basis points would have resulted in a 21 basis point increase in the NPV as a percentage of the present value of the Bank's total assets. Utilizing the OTS IRR measurement described above, the Bank, at March 31, 1996, would have been considered by the OTS to have been subject to "normal" IRR and no additional amount would be required to be deducted from risk-based capital.

      Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

      Certain shortcomings are inherent in the preceding NPV tables since the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. Based on the above, net interest income should increase with an instantaneous 100 basis point increase in interest rates while net interest income should decline with instantaneous declines in interest rates. However, the experience of the Bank has been that net interest income declines with increases in interest rates and that net interest income increases with decreases in interest rates. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income. The Bank's net interest rate spread decreased for the fiscal years ended September 30, 1994 and September 30, 1995 from 2.89% to 2.78% and for the six months ended March 31, 1995 and March 31, 1996 from 2.97% to 2.55%.

      In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank's net interest income.

Average Balance Sheet, Interest Rates, and Yield

     The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for or as of the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances. There have been no tax equivalent adjustments made to the yields.

                                               At March 31,                        Six Months Ended March 31,
                                            ------------------      ---------------------------------------------------------
                                                  1996                          1996                           1995
                                            ------------------      ----------------------------    -------------------------
                                                                                         Average                     Average
                                                        Yield/      Average               Yield/    Average           Yield/
                                            Balance      Cost       Balance   Interest   Cost(1)    Balance  Interest Cost(1)
                                                                        (Dollars in Thousands)
Interest earning assets:
 Federal funds sold....................    $  6,150    5.18%        $  6,258    $  163      5.21%   $  2,492  $   66     5.31%
 Term deposits with Federal Home Loan
   Bank of New York....................       2,000    5.32            1,601        45      5.62         253       8     6.34
 Securities available for sale.........      18,185    5.45           12,143       341      5.62       2,712      63     4.66
 Investment securities, held to maturity     31,009    6.02           36,228     1,064      5.87      43,360   1,182     5.47
 Federal Home Loan Bank of New York
   stock, at cost......................         566    6.50              566        19      6.71         519      19     7.34
 Loans receivable, net (2).............      67,730    8.33           66,920     2,811      8.40      60,738   2,488     8.22
                                            -------                  -------     -----               -------   -----
  Total interest earning assets........     125,640    7.05          123,716     4,443      7.18     110,074   3,826     6.97
                                                       ----                      -----      ----               -----     ----
Non-interest earning assets............       7,406                    5,325                           4,903
                                            -------                  -------                         -------
  Total assets.........................    $133,046                 $129,041                        $114,977
                                            =======                  =======                         =======
Interest bearing liabilities:
 Savings accounts......................      35,366    3.00           34,198       514      3.00      38,321     575     3.00
 NOW accounts..........................      10,085    2.25            9,305       106      2.28       8,280      94     2.28
 Money market accounts.................       6,260    3.63            6,012       106      3.53       5,394      80     2.97
 Time deposit accounts.................      63,117    5.76           62,408     1,843      5.91      47,432   1,201     5.08
 Escrow accounts.......................         309    2.00              474         5      2.11         530       5     1.89
 Federal Home Loan Bank of New York
   long term borrowings................       2,072    6.74            2,170        76      7.00       2,655      92     6.95
                                            -------                  -------     -----               -------   -----
  Total interest bearing liabilities...     117,209    4.52          114,567     2,650      4.63     102,612   2,047     4.00
                                                       ----                      -----      ----               -----     ----
Non-interest bearing deposits..........       6,616                    6,245                           4,866
Other non-interest bearing liabilities.       1,026                      603                             335
Equity.................................       8,195                    7,626                           7,164
                                            -------                  -------                         -------
   Total liabilities and equity........    $133,046                 $129,041                        $114,977
                                            =======                  =======                         =======
Net interest income....................                                         $1,793                        $1,779
Interest rate spread...................                2.53%                     =====      2.55%              =====     2.97%
                                                       ====                                 ====                         ====
Net interest margin....................                                                     2.90%                        3.24%
                                                                                            ====                         ====
Ratio of average interest-earning assets
 to average interest bearing liabilities    107.19%                  107.99%                         107.27%
                                            ======                   ======                          ======



_________________________________
(1)   Annualized.
(2)   Calculated net of allowance for loan losses.  Includes non-accrual loans.


                                                                           Year Ended September 30,
                                         ------------------------------------------------------------------------------------------
                                                       1995                          1994                         1993
                                         -----------------------------   ---------------------------   ----------------------------
                                                               Average                       Average                        Average
                                          Average              Yield/    Average              Yield/   Average               Yield/
                                          Balance   Interest    Cost     Balance   Interest    Cost    Balance   Interest     Cost
                                                                            (Dollars in Thousands)
Interest earning assets:
 Federal funds sold....................   $  4,103    $  229    5.58%    $  2,826    $   94   3.33%     $ 4,926   $   137   2.78%
 Term deposits with Federal Home Loan
   Bank of New York....................        508        30     5.91       3,376       118    3.50       1,644        50    3.04
 Securities available for sale.........      2,457       118     4.80           0         0         0         0         0       0
 Investment securities, held to maturity    44,028     2,460     5.59      42,394     2,141    5.05      35,888     2,084    5.81
 Federal Home Loan Bank of New York
   stock, at cost......................        543        42     7.73         530        45    8.49         572        54    9.44
 Loans receivable, net (2).............     62,303     5,162     8.29      54,955     4,488    8.17      51,830     4,439    8.56
                                            ------     -----               ------     -----              ------     -----
  Total interest earning assets........    113,942     8,041     7.06     104,081     6,886    6.62      94,860     6,764    7.13
                                                       -----     ----                 -----    ----                 -----    ----
Non-interest earning assets............      5,160                          4,823                         4,444
                                           -------                        -------                        ------
  Total assets.........................   $119,102                       $108,904                       $99,304
                                           =======                        =======                        ======
Interest bearing liabilities:
 Savings accounts......................     36,313     1,089     3.00      41,484     1,244    3.00      36,239     1,200    3.31
 NOW accounts..........................      8,458       193     2.28       7,624       164    2.15       5,999       164    2.73
 Money market accounts.................      5,237       157     3.00       5,964       189    3.17       6,170       200    3.24
 Time deposit accounts.................     52,795     2,904     5.50      38,274     1,819    4.75      33,475     1,986    5.93
 Escrow accounts.......................        562        10     1.78         565         9    1.59         556         9    1.62
 Federal Home Loan Bank of New York
   long term borrowings................      2,534       176     6.95       2,494       167    6.70       2,708       182    6.72
                                           -------     -----              -------     -----              ------     -----
  Total interest bearing liabilities...    105,899     4,529     4.28      96,405     3,592    3.73      85,147     3,741    4.39
                                                       -----     ----                 -----    ----                 -----    ----
Non-interest bearing deposits..........      5,459                          5,475                         7,938
Other non-interest bearing liabilities.        390                            284                           134
Equity.................................      7,354                          6,740                         6,085
                                           -------                        -------                        ------
   Total liabilities and equity........   $119,102                       $108,904                       $99,304
                                           =======                        =======                        ======
Net interest income....................               $3,512                         $3,294                        $3,023
                                                      ======                         ======                        ======
Interest rate spread...................                         2.78%                          2.89%                        2.74%
                                                                ====                           ====                         ====
Net interest margin....................                         3.08%                          3.16%                        3.19%
                                                                ====                           ====                         ====
Ratio of average interest-earning assets
 to average interest bearing liabilities   107.59%                        107.96%                       111.41%
                                           ======                         ======                        ======


_________________________________
(2)   Calculated net of allowance for loan losses.  Includes non-accrual loans.

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rates (changes in rate multiplied by old volume). Increases and decreases due to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                     Six Months Ended March 31,                        Year Ended September 30,
                                    ------------------------------- ------------------------------- -------------------------------
                                            1996 vs. 1995                   1995 vs. 1994                    1994 vs. 1993
                                    ------------------------------- ------------------------------- -------------------------------
                                    Increase (Decrease)             Increase (Decrease)             Increase (Decrease)
                                         Due to                         Due to                          Due to
                                    -------------------             -------------------             -------------------
                                                           Total                           Total                            Total
                                                         Increase                        Increase                         Increase
                                     Volume      Rate    (Decrease)  Volume      Rate    (Decrease)  Volume      Rate    (Decrease)
                                     ------      ----    ----------  ------      ----    ----------  ------      ----    ----------

Interest income:
 Federal Funds sold................. $ 98,078  $  (965)  $ 97,113   $ 53,797   $ 81,185 $  134,982  $(66,186)  $ 22,528    $(43,659)
 Term deposits with Federal Home
   Loan Bank of New York............   37,720     (500)    37,220   (138,478)    49,788    (88,690)   59,841      8,330      68,171
 Securities available for sale......  262,732   15,931    278,663    118,080          0    118,080         0          0           0
 Investment securities.............. (204,611)  86,711   (117,900)    84,839    234,418    319,257   349,156   (291,973)     57,183
 Federal Home Loan Bank of New
   York stock, at cost..............    1,683   (2,255)      (572)     1,082     (4,485)    (3,403)   (3,822)    (4,757)     (8,579)
 Loans receivable, net..............  258,405   64,511    322,916    608,018     66,702    674,720   260,641   (212,150)     48,492
                                      -------   ------    -------    -------     ------  ---------   -------   --------      ------
   Total interest-earning assets....  454,007  163,433    617,440    727,338    427,608  1,154,946   599,630   (478,022)    121,608
                                      -------  -------    -------    -------    -------  ---------   -------   --------     -------
Interest expense:
Savings accounts....................  (61,942)   1,173    (60,769)  (155,117)       487   (154,630)  163,785   (120,409)     43,376
NOW accounts........................   11,694      289     11,983     18,612     10,067     28,679    39,063    (39,100)        (37)
Money Market accounts...............    9,819   16,714     26,533    (22,162)   (10,011)   (32,173)   (6,596)    (4,903)    (11,499)
Time deposit accounts...............  420,558  220,924    641,482    766,923    317,964  1,084,887   260,988   (427,780)   (166,792)
Escrow accounts.....................     (552)     317       (235)       (54)     1,281      1,227       159         96         255
Federal Home Loan Bank of New
  York long term borrowings.........  (16,975)   1,489    (15,486)     2,737      5,691      8,428   (14,395)       (23)    (14,418)
                                      -------  -------    -------    -------    -------  ---------   -------    -------     -------
    Total interest-bearing
       liabilities..................  362,602  240,906    603,508    610,939    325,479    936,418   443,004   (592,119)   (149,115)
                                      -------  -------    -------    -------    -------  ---------   -------   --------    --------

Net change in net interest income...  $91,405 $(77,473)  $ 13,932   $116,399   $102,129 $  218,528  $156,626   $114,097    $270,723
                                      ======= ========   ========   ========   ======== ==========   ========  ========    ========


                                       24

Financial Condition

      Total assets increased by $5.1 million or 4.0% to $133.0 million at March 31, 1996 from $128.0 million at September 30, 1995 and by $14.1 million at September 30, 1995 from $113.9 million at September 30, 1994, primarily due to increases in loans receivable of $2.3 million and $6.8 million, respectively, as well as increases of $2.8 million and $1.1 million in federal funds sold, respectively, and increases of $500,000 and $1.5 million in term deposits with the FHLB, respectively. The increases in loans receivable were due to improved loan activity, primarily home equity loans, due primarily to the opening of two supermarket branches in October 1994 and May 1995. The increases in federal funds sold were primarily due to the investment of the proceeds from the growth in deposits, discussed below, in federal funds sold rather than longer-term securities to increase the Bank's liquidity position.

      The Bank's deposits increased by $5.4 million or 4.6% to $121.4 million at March 31, 1996 and by $14.1 million or 13.8% to $116.1 million at September 30, 1995 from $102.0 million at September 30, 1994. These increases were primarily due to increased deposits obtained as a result of the opening of the two supermarket branches discussed above.

      The Bank's securities available for sale increased $15.6 million to $18.2 million at March 31, 1996 as the Bank reassessed its securities classifications under SFAS No. 115. As of December 31, 1995, the Bank reclassified securities with an amortized cost of $16.6 million from the held to maturity classification to the available for sale classification. See "- Liquidity and Capital Resources" and Note 1(f) of the Notes to Financial Statements. The Bank's investment securities held to maturity decreased by $15.7 million to $31.0 million at March 31, 1996 primarily because of this same securities reclassification.

      The Bank's equity increased by $281,000 or 3.6% to $8.2 million at March 31, 1996 from $7.9 million at September 30, 1995. The Bank's equity increased $612,000 or 8.4% at September 30, 1995 from $7.3 million at September 30, 1994. The increases were primarily the result of earnings for the six months ended March 31, 1996 and the fiscal year end September 30, 1995. Equity at March 31, 1996 was also effected by a $33,000 net unrealized loss on securities available for sale, primarily because of the reclassification of certain securities from the held to maturity classification to the available for sale classification discussed above.

Comparison  of  Operating  Results  for the Six Months  Ended March 31, 1996 and
1995.

      Net Income. Net income decreased by $29,000 or 8.4% for the six months ended March 31, 1996 to $318,000 from $347,000 for the six months ended March 31, 1995. Net income for the six months ended March 31, 1996 was reduced primarily as a result of increased non-interest expenses, offset in part by an increase in non-interest income. Net interest income and provision for loan losses remained fairly constant for the six months ended March 31, 1996 and March 31, 1995. Other expenses increased by $175,000 to $1.5 million for the six months ended March 31, 1996 as compared to $1.3 million for the six months ended March 31, 1995. This increase was primarily due to the additional operating costs associated with the two supermarket branches opened in October 1994 and May 1995. Non-interest income increased $97,000 to $197,000 for the six months ended March 31, 1996 as compared to $100,000 for the six months ended March 31, 1995. This increase was primarily the result of an increase in the number of deposit accounts, as well as general increases to the Bank's deposit account service fees.

      Net Interest Income. Net interest income increased by approximately $14,000 or 0.8% to $1.8 million for the six months ended March 31, 1996. The nominal increase was primarily due to an increase of $13.6 million or 12.39% in the average balance of interest earning assets, largely offset by an increase in the average balance of total interest-bearing liabilities of $12.0 million or 11.7% and a decrease in the interest rate spread from 2.97% for the six months ended March 31, 1995 to 2.55% for the six months ended March 31, 1996.

      Interest earning assets primarily consist of loans receivable, federal funds sold, securities (securities available for sale combined with securities held to maturity), and interest bearing deposits in the FHLB of New York. Interest bearing liabilities primarily consist of interest bearing deposits and other borrowings from the FHLB of New York.

      The interest rate spread, which is the difference between the yield on average interest earning assets and the percentage cost of average interest bearing liabilities, declined to 2.55% for the six months ended March 31, 1996 from 2.97% for the six months ended March 31, 1995. The decline in interest rate spread is primarily the result of increases in the cost of interest bearing liabilities being greater than increases in the yields on interest earning assets during these periods. In addition, the disparity in insurance premiums as described under non-interest expense has allowed BIF members to reduce rates on loans and pay increased rates on deposits, putting competitive pressure on the Bank to do likewise which could result in a further decline in the interest rate spread.

      Interest and Dividend Income. Interest and dividend income increased by approximately $617,000 to $4.4 million for the six months ended March 31, 1996 from $3.8 million for the six months ended March 31, 1995. The increase was largely the result of the average yield on all interest earning assets increasing by 21 basis points primarily due to increased yields on loans and securities. Also adding to the increase in interest and dividend income was an increase of $13.6 million in the average balance of interest earning assets to $123.7 million for the six months ended March 31, 1996 as compared to $110.1 million for the six months ended March 31, 1995. The increase in the average balance of interest earning assets consisted of an increase in the average balance of loans outstanding of approximately $6.2 million, an increase in the average balance of federal funds sold of $3.8 million, and an increase in the average balance of total securities of $2.3 million.

      Interest income on investment securities held to maturity decreased by $118,000 or 10.0% to $1.1 million for the six months end March 31, 1996 from $1.2 million for the six months ended March 31, 1995. The decrease in interest income on investment securities held to maturity held to maturity is primarily due to a decrease of $7.1 million in the average balance of investment securities held to maturity for the six months ended March 31, 1996 reflecting the reclassification in December 1995 previously discussed, partially offset by a 40 basis point increase in the average yield on investment securities held to maturity. Interest income on securities available for sale increased $278,000 to $341,000 for the six months ended March 31, 1996 from $63,000 for the six months ended March 31, 1995. This increase is primarily the result of an increase in the average balance of securities available for sale of $9.4 million combined with a 96 basis point increase in the average yield on these securities.

      Interest and fees on loans increased $323,000 or 13.0% to $2.8 million for the six months ended March 31, 1996 from $2.5 million for the six months ended March 31, 1995. This increase was primarily the result of an increase in the average balance of loans receivable of $6.2 million combined with a 18 basis point increase in the average yield on loans receivable.

      The yield on the average balance of interest earning assets was 7.18% and 6.97% for the six months ended March 31, 1996 and 1995, respectively.

      Interest Expense. Interest on deposits and escrow accounts increased by approximately $619,000 or 31.7% to $2.6 million for the six months ended March 31, 1996 from $2.0 million for the six months ended March 31, 1995. The increase in interest on deposit accounts and escrow accounts was substantially due to increases in the average cost of time deposits to 5.91% for the six months ended March 31, 1996 from 5.08% for the six months ended March 31, 1995 as well as an increase in the average balance of time deposits to $62.4 million from $47.4 million for these same periods, respectively. These rates increased as interest rates in general increased in fiscal 1995 and the Bank's deposit funding mix shifted moderately from lower cost savings and transaction accounts to higher costing time deposits. Time deposits also increased as a result of the opening of the two supermarket branches previously discussed.

      Interest on long term borrowings, which is a less significant portion of interest expense, decreased by $16,000 to $76,000 for the six months ended March 31, 1996 when compared to the six months ended March 31, 1995, as the average amount of borrowing outstanding decreased by $485,000 partially offset by an increase in the rate paid by the Bank of 5 basis points. The Bank uses FHLB advances as a funding source and generally uses long term borrowings to supplement deposits which are the Bank's primary source of funds.

      Provision for Loan Losses. The Bank's management continually monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The allowance is increased by a charge to the provision for loan losses, the amount of which depends upon an analysis of the changing risks inherent in the Bank's loan portfolio. The Bank has historically experienced a limited amount of loan charge-offs. However, there can be no assurance that additions to the allowance for loan losses will not be required in future periods or that actual losses will not exceed estimated amounts. The Bank's ratio of non-performing loans to total assets was 0.59% and 0.47% at March 31, 1996 and September 30, 1995, respectively. The provision for loan losses for the six months ended March 31, 1996 decreased $5,000 to $80,000 from $85,000 for the six months ended March 31, 1995. For a discussion of the factors considered by the Bank in determining the provision for loan losses, see "Business of the Bank
- - Non-Performing and Problem Assets - Allowance for Loan Losses."

      Non-Interest Income. Non-interest income increased to $197,000 during the six months ended March 31, 1996 from $100,000 for the six months ended March 31, 1995. The increase in non-interest income is primarily attributable to increased service charges on deposit accounts of $96,000 for the six months ended March 31, 1996 when compared to the six months ended March 31, 1995. The increase in service charges on deposit accounts is primarily the result of an increase in the number of deposit accounts, as well as general increases to the Bank's deposit account service fees.

      Non-Interest Expense. Non-interest expense increased $175,000 or 13.7% to $1.5 million for the six months ended March 31, 1996 from $1.3 million for the six months ended March 31, 1995. The increase in compensation and benefits expense of $89,000 was caused by the additional expense associated with the two supermarket branches discussed above, as well as general cost of living and merit raises to Bank employees. Occupancy and equipment expenses also increased by $66,000 due to the new supermarket branches. FDIC deposit insurance premiums also increased by $14,000 due to an increase in the amount of deposits and data processing fees increased by $24,000 due primarily to the opening of a supermarket branch in October 1994. These increases were partially offset by a $20,000 decrease in advertising expenses. Management believes that compensation and benefits expenses will increase in future periods as a result of the adoption of the ESOP and the implementation of the RSP. Furthermore, the Company expects non-interest expenses will increase as a result of the costs associated with being a public company.

      Certain legislative proposals in Congress relating to the reform or restructuring of the deposit insurance fund system are currently being discussed. One proposal would impose a one-time assessment of 0.85% to 0.90% of SAIF insured deposits on all institutions holding SAIF insured deposits. If a one-time assessment of 0.85% of SAIF insured deposits had been imposed on the Bank on March 31, 1996, based on the deposits of the Bank at March 31, 1995 (the measurement date considered in various legislative proposals), the Bank would have been required to pay approximately $920,000 in connection with the one-time assessment without reduction for the effect of income taxes. There can be no assurance as to the enactment of any of the current proposals, the form of any such proposals, the amount, tax treatment or timing of any one-time assessment, or the means used to calculate the deposit base subject to any such assessment. See "Regulation - Insurance of Deposit Accounts."

      Provision for Income Taxes. Provision for income taxes decreased by approximately $30,000 or 17.8% to $139,000 for the six months ended March 31, 1996 from $169,000 for the six months ended March 31, 1995. The decrease was primarily the result of the decrease in net income before taxes.

Comparison of Operating Results for the Years Ended September 30, 1995 and 1994

      Net Income. Net income decreased by $48,000 or 7.3% for fiscal 1995 to $608,000 from $656,000 for fiscal 1994. Net income for fiscal 1995 was reduced primarily as a result of an increase of $486,000 in other expenses partially offset by increases of $219,000 and $54,000 in net interest and other income, respectively.

      Net Interest Income. Net interest income increased by approximately $219,000 or 6.6% to $3.5 million for fiscal 1995 from $3.3 million for fiscal 1994. The increase in net interest income was primarily the result of an increase in the amount of average interest earning assets exceeding an increase in average interest bearing liabilities. The interest rate spread decreased to 2.78% for fiscal 1995 from 2.89% for fiscal 1994. The decline in interest rate spread is primarily the result of an increase in the cost of funds due to higher market interest rates and an increase in the average balance of time deposits.

      Interest and Dividend Income. Interest and fees on loans increased by approximately $674,000 to $5.2 million for fiscal 1995 from $4.5 million for fiscal 1994. The increase for fiscal 1995 was largely the result of an increase of $7.3 million in the average balance of loans outstanding during fiscal 1995, to $62.3 million, as compared to fiscal 1994. This increase was primarily in the area of home equity loans. In addition, the yield earned on the average balance of loans receivable increased by 12 basis points in fiscal 1995 as compared to 1994.

      The Bank's portfolio of securities available for sale was created at the beginning of fiscal 1995 and generated $118,000 of interest income on an average balance of $2.5 million, earning a yield of 4.80%. Interest income on investment securities held to maturity increased by $319,000 or 14.9% to $2.5 million in fiscal 1995 as compared to $2.1 million in fiscal 1994. This increase was primarily the result of a 54 basis point increase in the average yield on investment securities held to maturity in fiscal 1995 as compared to fiscal 1994. Interest income on federal funds sold increased $135,000 or 143.6% in fiscal 1995 compared to fiscal 1994 as a result of a 225 basis point increase in the average yield earned on federal funds sold from fiscal 1994 to fiscal 1995 and an increase in the average balance of federal funds sold to $4.1 million in fiscal 1995 from $2.8 million in fiscal 1994.

      The yield on the average balance of interest earning assets was 7.06% and 6.62%, respectively, for fiscal 1995 and 1994, respectively.

      Interest Expense. Interest expense on deposits and escrow accounts increased by approximately $928,000 or 27.1% to $4.4 million for fiscal 1995 from $3.4 million for fiscal 1994. The increase for fiscal 1995 was substantially due to an increase in the average cost of time deposits to 5.50% in fiscal 1995 from 4.75% in fiscal 1994 as well as an increase in the average balance of time deposits to $52.8 million from $38.3 million during this same period. The rates on time deposits increased as market interest rates increased in fiscal 1995. The increase in the average balance of time deposits was the result of the Bank's competitive pricing on time deposits during fiscal 1995 in order to fund asset growth as well as a change in the Bank's funding mix shifting from lower cost savings and transaction accounts to higher costing time deposits. In addition, as previously noted, in October 1994 and May 1995, the Bank opened two supermarket branches which also added to the increase in the average balance of time deposit in fiscal 1995 as compared to fiscal 1994. Interest expense on long term borrowings increased by $9,000 to $176,000 for fiscal 1995 compared to fiscal 1994, as both the average cost and amount of borrowed funds increased slightly.

      Provision for Loan Losses. The provision for loan losses decreased $128,000 or 43.7% to $165,000 for fiscal 1995 from $293,000 for fiscal 1994. The
Bank's ratio of non-performing loans to total assets was 0.47% and 0.64% at September 30, 1995 and 1994, respectively. The decrease in the amount of the provision for fiscal 1995 was based on management's evaluation of the inherent risk in the Bank's loan portfolio, a $133,000 or 18.2% decrease in non-performing loans to $597,000 at September 30, 1995 as compared to $730,000 at September 30, 1994, as well as management's evaluation of the general economic conditions in the Bank's market areas.

      Non-Interest Income. Non-interest income increased by $54,000 to $275,000 during fiscal 1995 from $221,000 for fiscal 1994. This increase was primarily due to a $93,000 increase in service charges on deposit accounts, which was partially offset by a loss of $3,000 compared to a gain of $40,000 on securities transactions for the year ended September 30, 1995 and 1994, respectively. The increase in service charges on deposit accounts was primarily the result of an increase in the number of deposit accounts, as well as general increases to the Bank's deposit account service fees.

       Non-Interest Expense. Non-interest expense increased to $2.7 million or 21.6% for fiscal 1995 from $2.2 million during fiscal 1994. Compensation and benefits expenses increased by $194,000 or 20.9% to $1.1 million for fiscal 1995 from $928,000 for fiscal 1994. The increase in compensation and benefits expenses in fiscal 1995 was primarily the result of the additional operating costs associated with the two supermarket branches opened in October 1994 and May 1995, as well as general cost of living and merit raises to Bank employees. Occupancy and equipment expenses increased by $84,000 or 28.0% to $386,000 for fiscal 1995 also due to the opening of the supermarket branches. Data processing fees increased by $84,000 or 55.5% to $235,000 for fiscal 1995 as a result of an increased number of loan and deposit accounts, primarily as a result of the new supermarket branches. Advertising, FDIC deposit insurance premium, professional service fees, supplies, and other non-interest expenses also experienced increases of $124,000 or 14.3% over fiscal 1994 due primarily to increased operational costs associated with the opening of the new supermarket branches.

      Provision for Income Taxes. Provision for income taxes decreased by approximately $37,000 or 11.5% to $284,000 for fiscal 1995 from $321,000 for fiscal 1994. The decrease in fiscal 1995 compared to fiscal 1994 was primarily the result of the decrease in net income before taxes.

Comparison of Operating Results for the Years Ended September 30, 1994 and 1993

     Net Income. Net income decreased by $35,000 or 5.1% for fiscal 1994 to $656,000 from $691,000 for fiscal 1993 primarily as a result of increases in net interest income and other income of

$271,000 and $34,000, respectively, for fiscal 1994 being more than offset by an increase in other expenses of $307,000 or 15.8% for the same period.

      Net Interest Income. Net interest income increased to $3.3 million for fiscal 1994 from $3.0 million for fiscal 1993, an increase of 9.0%. The increase in net interest income for fiscal 1994 was due to an increase of $122,000 in interest and dividend income combined with a decrease of $149,000 in interest expense.

      The interest rate spread increased in fiscal 1994 to 2.89% from 2.74% for fiscal 1993. The increase in the interest rate spread is primarily due to the decline in the cost of interest bearing liabilities being greater than the decline in the yield on interest earning assets.

      Interest and Dividend Income. Interest and fees on loans increased by approximately $49,000 or 1.1% to $4.5 million for fiscal 1994. This increase was due to a $3.1 million or 6.0% increase in the average balance of loans in fiscal 1994 as compared to fiscal 1993 offset by a 39 basis point or 4.6% decline in the yield earned on loans between these two periods. Interest on term deposits with the FHLB of New York increased by $68,000 or 136.0% to $118,000 for fiscal 1994 primarily as a result of an increased average balance of these term deposits, combined with a slightly higher yield in fiscal 1994 compared to fiscal 1993. Interest on investment securities held to maturity increased by $57,000 or 2.7% to $2.1 million for fiscal 1994. The increase in interest on investment securities held to maturity was due to a $6.5 million or 18.1% increase in the average balance of investment securities held to maturity offset in large part by a decrease in the yield earned on investment securities held to maturity from 5.81% in fiscal 1993 to 5.05% in fiscal 1994. These increases were partially offset by a $43,000 decrease in interest of federal funds sold and a slight decrease in dividends paid on FHLB stock.

      The yield on the average balance of interest earning assets was 6.62% and 7.13%, respectively, for fiscal 1994 and 1993.

      Interest Expense. Interest expense on deposits and escrow accounts decreased by approximately $134,000 or 3.8% for fiscal 1994 from $3.6 million for fiscal 1993. The decrease for fiscal 1994 was substantially due to a decrease of $167,000 or 8.4% in the cost of time deposits from $2.0 million in fiscal 1993 to $1.8 million in fiscal 1994. This reduction was due primarily to a decrease in the cost of time deposits of 118 basis points or 19.9% from 5.93% in fiscal 1993 to 4.75% in fiscal 1994, offset in part by an increase in the average balance of time deposits of $4.8 million, or 14.3% in fiscal 1994 compared to fiscal 1993. Interest on FHLB of New York long term borrowings decreased $15,000 or 8.2% during fiscal 1994 to $167,000 from $182,000 for fiscal 1993 resulting from a decline in the average balance of FHLB long term borrowings of $214,000 or 7.9% in fiscal 1994 compared to fiscal 1993.

      Provision for Loan Losses. The provision for loan losses increased $76,000 or 35.0% to $293,000 for fiscal 1994 from $217,000 for fiscal 1993. The Bank's ratio of non-performing loans to total assets was 0.64% and 1.01% at September 30, 1994 and 1993, respectively. The increase in the amount of the provision for fiscal 1994 was based on management's evaluation of the inherent risk in the Bank's loan portfolio, an increase in the unallocated portion of the allowance for loan losses, as well as management's evaluation of the general economic conditions in the Bank's market areas.

      Non-Interest Income. Non-interest income increased $34,000 during fiscal 1994 from $187,000 for fiscal 1993. Service charges and fees on deposit accounts increased slightly and the Bank had a $25,000 increase in net gain on securities transactions.

      Non-Interest Expense. Non-interest expense increased $307,000 or 15.8% for fiscal 1994 from $1.9 million during fiscal 1993. Compensation and benefits expense increased $116,000 or 14.3% from fiscal 1993 primarily due to the termination of the Bank's defined benefit plan and the adoption of the Bank's 401(k) savings plan as well as general cost of living and merit raises to Bank employees and additional staffing relating to the opening of a supermarket branch in October 1994. Other non-interest expenses, increased $110,000 or 32.0% for fiscal 1994 from $343,000 for fiscal 1993 due to administrative fees relating to the termination of the Bank's defined benefit plan and the adoption of the Bank's 401(k) savings plan as well as accounting adjustments related to certain reconciliation differences. FDIC deposit insurance premium expense increased $40,000 or 22.3% in fiscal 1994 as the average balance of deposits increased in fiscal 1994. Advertising, data processing, professional service fees, supplies, and occupancy and equipment expenses also experienced moderate increases.

      Provision for Income Taxes. Provision for income taxes decreased by approximately $43,000 or 11.8% to $321,000 for fiscal 1994 from $364,000 for fiscal 1993. The decrease in fiscal 1994 compared to fiscal 1993 was primarily the result of a decrease in net income before taxes as well as a slight increase in tax exempt income from municipal securities.

Liquidity and Capital Resources

      The Bank is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. The Bank's average liquidity ratio was 39.64%, 35.89%, 27.55%, and 22.95% at March 31, 1996 and September 30, 1995, 1994, and
1993, respectively.

      The Bank's sources of liquidity include cash flows from operations, principal and interest payments and prepayments on loans, maturities and prepayments of securities, deposit inflows, and borrowings from the FHLB of New York. During fiscal 1995, 1994, and 1993, the primary source of funds was cash flows from deposit growth. During fiscal 1995, 1994, and 1993, the Bank also had significant cash flows from the proceeds from the sale, maturity, and call of securities.

      Cash flow from net deposit growth was $5.4 million, $14.1 million, $7.3 million, and $10.1 million, for the six months ended March 31, 1996 and for fiscal years ending September 30, 1995, 1994, and 1993, respectively. Cash flow from the proceeds from the sale, maturity, and call of securities (securities available for sale and investment securities combined) was $7.5 million, $5.0 million, $9.9 million, and $14.9 million, for the six months ended March 31, 1996 and for fiscal years ending September 30, 1995, 1994, and 1993, respectively.

      In addition, from time-to-time the Bank borrows funds from the FHLB of New York to supplement its cash flows. At March 31, 1996, the Bank had outstanding borrowings from the FHLB of $2.1 million. See Note 9 to the Notes to Financial Statements.

      At the beginning of fiscal 1995, the Bank implemented SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and identified the securities in the portfolio as either "held to maturity" or "available for sale."

      SFAS No. 115 requires classification of investments into three categories. Debt securities that the Bank has the positive intent and ability to hold to maturity must be reported at amortized cost. Debt and marketable equity securities that are bought and held principally for the purpose of selling them in the near term are considered trading securities and must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and marketable equity securities must be considered available for sale and must be reported at fair value, with unrealized gains and losses reported as a separate component of total equity (net of tax effects). The Bank does not hold any trading securities.

      In November 1995, the Financial Accounting Standards Board ("FASB") released its Special Report, "A Guide to the Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with the Special Report, the Bank was permitted to reassess the appropriateness of the classifications of all its securities held at the time. At December 31, 1995, the Bank reclassified securities with an amortized cost of $16.6 million and an approximate fair value of $16.7 million from securities held to maturity to securities available for sale. This reclassification resulted in an increase to equity at that time of approximately $39,000.

      As of March 31, 1996, the Bank had $18.2 million of securities classified as available for sale and $31.0 million of investment securities classified as held to maturity. The equity of the Bank at March 31, 1996 was reduced by $33,000 which represents the net unrealized loss, net of tax, on securities classified as available for sale. See Notes 1 and 2 to the Notes to Financial Statements.

      The Bank is subject to federal regulations that impose certain minimum capital requirements. At March 31, 1996, the Bank had risk-based capital of $8.9 million compared to its requirements of $4.5 million, an excess of $4.4 million. Each of the Bank's tangible and core capital was $8.2 million at March 31, 1996, compared to the requirements of $2.0 million for tangible capital and $4.0 million for core capital. See "Historical and Pro Forma Capital Compliance."

      Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Further, the disparity in insurance premiums as described herein could result in the Bank losing deposits to BIF members who have lower costs of funds and therefore are able to pay higher rates of interest on deposits. Management monitors projected liquidity needs and determines the level desirable, based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

Recent Accounting Pronouncements

      FASB Statement on Disclosures About Fair Value of Financial Instruments. In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107. The Statement requires the disclosure of the fair value of financial instruments in the footnotes to the financial statements. The Statement is effective for the Bank for fiscal years ending after December 15, 1995.

      FASB Statement on Accounting by Creditors for Impairment of a Loan. In May 1993, FASB issued SFAS No. 114. SFAS No. 114 addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 generally requires creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate. The Statement also addresses the accounting by creditors for loans that are restructured in a troubled debt restructuring involving a modification of terms of a receivable including those involving a receipt of assets in partial satisfaction of a receivable. This Statement is effective for fiscal years beginning after December 15, 1994. In October 1994, FASB amended certain provisions of SFAS No. 114 by the issuance of SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 by eliminating provisions describing how a creditor should report income on an impaired loan and increasing disclosure requirements as to information on recorded investments in certain impaired loans and how a creditor recognizes related interest income. The effective date of SFAS No. 118 is the same as for SFAS No. 114. The adoption of SFAS No. 114 and the amendment by SFAS No. 118 did not have a material effect on the Bank's financial statements.

      FASB Statement on Accounting for the Impairment of Long-Lived Asset and for Long-Lived Assets to be Disposed of. In March 1995, FASB issued SFAS No. 121, which will become effective for fiscal years beginning after December 15, 1995. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is evaluated based upon the estimated future cash flows expected to result from the use of the asset and its eventual disposition. If expected cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Additionally, this Statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. However, based on existing conditions, and a preliminary review, management believes that the impact of adopting this Statement will not be material to the Bank's financial statements.

      FASB Statement on Accounting for Mortgage Servicing Rights. In May 1995, FASB issued SFAS No. 122, which will become effective, on a prospective basis, for fiscal years beginning after December 31, 1995. This Statement requires mortgage banking enterprises to recognize as separate assets rights to service mortgage loans, however those servicing rights are acquired. When mortgage loans, acquired either through a purchase transaction or by origination, are sold or securitized with servicing rights retained, an allocation of the total cost of the mortgage loans should be made between the mortgage servicing rights and the loans based on their relative fair values. In subsequent periods, all mortgage servicing rights capitalized must be periodically evaluated for impairment based on the fair value of those rights, and any impairments recognized through a valuation allowance. However, based on existing conditions, and a preliminary review, management believes that the impact of adopting this Statement will not be material to the Bank's financial statements.

      FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginnings after December 15, 1994. The Bank expects to continue to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this Statement will not be material to the Bank's financial statements.

      In December 1994, the Accounting Standards Division of the American Institute of Certified Public Accountants ("AICPA") approved SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 requires additional disclosure in financial statements about the risk and uncertainties existing as of the date of those financial statements in the following areas:
nature of operations, use of estimates in the preparation of financial statements, certain significant estimates, current vulnerability due to certain concentrations. The standard is effective for financial statements issued for fiscal years ending after December 15, 1995. Management does not believe that the adoption of SOP 94-6 will have a material impact on the financial position of the Bank.

      In November 1993, the AICPA issued SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. Management has determined that, assuming the Common Stock appreciates over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable.

Effect of Inflation and Changing Prices

      The Bank's financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services.

                            BUSINESS OF THE COMPANY

      The Company is a Delaware corporation organized in June 1996 at the direction of the Bank to acquire all of the capital stock that the Bank will issue upon the Bank's conversion from the mutual to stock form of ownership. The Company is not an operating company and has not engaged in any significant business to date. Management believes that the holding company structure and retention of proceeds from the Offerings will, should it decide to do so, facilitate diversification into other non-banking activities and possible future acquisitions of other financial institutions such as savings institutions and commercial banks, and thereby further its expansion into existing and new market areas and also enable the Company to repurchase its own stock. However, there are no present plans, arrangements, agreements, or understandings, regarding any such activities.

      Upon consummation of the Conversion, the Company will be a unitary savings and loan holding company which, under existing laws, generally would not be restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. The Company will not initially conduct any active business. The Company does not intend to employ any persons other than officers, but will utilize the support staff of the Bank from time to time.

                             BUSINESS OF THE BANK

General

      The Bank attracts deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on one- to four-family residences in its market areas. Residential loans secured by first mortgages totalled $44.0 million, or 64.19%, of the Bank's total loan portfolio at March 31, 1996. The Bank has recently increased its emphasis on originating home equity loans, which totaled $12.3 million, or 18.00% of the Bank's total loan portfolio at March 31, 1996. The Bank also originates consumer loans, consisting of personal loans, home improvement loans, and passbook loans, which totaled $7.4 million, or 10.74% of the total loan portfolio at March 31, 1996. To a much lesser extent, the Bank originates commercial real estate loans and other commercial loans. Although the total loan portfolio still consists of a small amount of education loans, the Bank ceased making such loans in June 1994.

      The principal sources of funds for the Bank's lending activities are deposits, the repayment and maturity of loans and sale, maturity, and call of securities, and FHLB advances. The principal source of income is interest on loans and the principal expense is interest paid on deposits.

Market Areas

      The Bank operates four offices. The main office and one branch office are located in Amsterdam, New York, in Montgomery County. One branch office which was opened in October 1994, is in a Shop N Save Supermarket located in Gloversville, New York, in Fulton County, and one branch office, which was opened in May 1995, is in a Shop N Save Supermarket located in Oneonta, New York, in Otsego County. Based on the Bank's branch locations and deposit activity, the Bank has two market areas. Both market areas are defined by existing boundaries. One market area consists of the Cities of Amsterdam, Gloversville, Johnstown, and the Towns of Amsterdam, Johnstown, Florida, Mohawk, Broadalbin, Mayfield, and Perth. The other market area consists of the City of Oneonta and Town of Oneonta.

      Economic growth in the Bank's market areas remains dependent upon the local economy. The deposit and loan activity of the Bank is significantly affected by economic conditions in its market areas. The economies of the Bank's market areas have remained stagnant for several years. The Bank has been able to increase its market share in originating first mortgage loans on residential property within its primary market areas, even though total first mortgage loan originations in the Bank's market areas have been declining. The Bank has also increased its market share of deposits and consumer loans for at least the last five years.

Lending Activities

      General. The Bank's loan portfolio predominantly consists of mortgage loans secured by one- to four-family residences. The Bank has recently begun to emphasize home equity loans secured by first and second mortgage loans on one- to four-family residences. The Bank also originates consumer loans, consisting of personal loans, home improvement loans, and passbook loans. To a much lesser extent, the Bank originates commercial real estate loans and other commercial loans. Although the loan portfolio still consists of a small amount of education loans, the Bank ceased making such loans in June 1994.

      At March 31, 1996, the Bank's loan portfolio totalled $68.5 million. Loans secured by first mortgages on one- to four-family residences totalled $44.0 million, or 64.19%, of the Bank's total loan portfolio at March 31, 1996. Prior to 1988, the Bank purchased loans, however, it is the current policy of the Bank not to purchase loans. Other than educational loans which were recently sold, the Bank does not sell loans, and the Bank is primarily a portfolio lender. For its mortgage loan portfolio, the Bank originates fixed- and adjustable-rate mortgage loans. At March 31, 1996, adjustable-rate residential mortgage loans totalled approximately 36.69% of the Bank's residential mortgage loans.

      Loan originations are generally obtained from existing customers, members of the local community, and referrals from real estate brokers, lawyers, accountants, and current and past customers within the Bank's lending area. The Bank also advertises on an extensive basis in the local print media and periodically advertises on radio and television. Mortgage loans originated by the Bank in its portfolio generally include due-on-sale clauses that provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent.

      Analysis of Loan Portfolio. The following table sets forth information concerning the composition of the Bank's loan portfolio in dollar amounts and in percentages of the total loan portfolio as of the dates indicated.

                       At March 31,                                                 September 30,
                      -----------------  ------------------------------------------------------------------------------------------
                             1996             1995               1994              1993              1992                 1991
                      -----------------  ---------------   ----------------  ----------------   ---------------     ----------------
                          $         %       $         %      $       %         $          %       $         %          $         %
                        -----     -----  -----     -----   -----   -----     -----      -----   -----     -----      -----     -----
                                                                 (Dollars in Thousands)

Type of Loans:
Real Estate Loans:
  Residential.......  $43,957     64.19% $44,608   67.46%  $43,266  73.03%   $40,130    75.39%  $39,655    76.87%   $37,764   78.38%
  Commercial........    3,109      4.54   2,796     4.23    2,581    4.35     1,846      3.47    1,358      2.64      1,067    2.21
  Home equity ......   12,324     18.00   9,771    14.78    5,240    8.84     4,184      7.86    3,952      7.66      3,973    8.25
                       ------     -----  ------    -----   ------    ----     -----      ----    -----      ----      -----    ----
     Total real
       estate loans.   59,390     86.73  57,175    86.47   51,087   86.22    46,160     86.72   44,965     87.17     42,804   88.84
                       ------     -----  ------    -----   ------   -----    ------     -----   ------     -----     ------   -----
Consumer Loans:
  Personal secured(1)   4,774      6.97   4,462     6.75    3,765    6.36     2,252      4.23    2,158      4.18      2,264    4.70
  Personal unsecured      413      0.60     407     0.62      304    0.52       319      0.60      222      0.43        390    0.81
  Education.........      123      0.18     307     0.46      995    1.68     1,913      3.59    1,560      3.02      1,176    2.44
  Home improvement..    1,269      1.85   1,259     1.90      767    1.29       447      0.84      453      0.88        427    0.89
  Passbook                897      1.31     834     1.26      646    1.09       750      1.41      871      1.69      1,072    2.22
                       ------     -----  ------    -----   ------   -----    ------     -----   ------     -----     ------  ------
     Total consumer
       loans........    7,476     10.91   7,269    10.99    6,477   10.94     5,681     10.67    5,264     10.20      5,329   11.06
                       ------     -----  ------    -----   ------   -----    ------     -----   ------     -----     ------   -----
Commercial Loans....    1,614      2.36   1,681     2.54    1,684    2.84     1,387      2.61    1,358      2.63         50    0.10
                       ------     -----  ------    -----   ------   -----    ------     -----   ------     -----     ------   -----
     Total loans....   68,480    100.00% 66,125   100.00%  59,248  100.00%   53,228    100.00%  51,587    100.00%    48,183  100.00%
                                 ======           ======           ======              =======            =======            =======
Less:
  Allowance for
    loan losses.....      751               678               625               415                313                  456
                       ------            ------            ------            ------             ------               ------
     Total loans
       receivable,
       net..........  $67,729           $65,447           $58,623           $52,813            $51,274              $47,727
                       ======            ======            ======            ======             ======               ======



(1) Includes loans secured by, among other things, automobiles, boats, and mobile homes.

Loan Maturity Tables

      The following table sets forth the estimated maturity of the Bank's loan portfolio at March 31, 1996. The table does not include the effects of possible prepayments or scheduled repayments. All mortgage loans are shown as maturing based on contractual maturities.

                                               At March 31, 1996
                       -----------------------------------------------------------------
                       Residential     Commercial   Commercial       Consumer
                       Real Estate(1)  Real Estate    Loans           Loans         Total
                       --------------  -----------    -----           -----         -----

Non-performing          $   569           $   40        $    0        $  173     $   782
                        =======            =====        ======         =====      ======
Amounts Due:
Within 3 months......   $    94            $   0        $1,303        $1,755     $ 3,152
3 months to 1 year...       179                0             0           181         360

After 1 year:
  1 to 3 years.......     1,165               63           151         1,136       2,515
  3 to 5 years.......     3,165               95             0         1,544       4,804
  5 to 10 years......    15,149              602            17         1,654      17,422
  10 to 20 years.....    25,174            2,349           143         1,206      28,872
  Over 20 years......    11,355                0             0             0      11,355
                         ------           ------         -----        ------      ------
Total due after one year 56,008            3,109           311         5,540      64,968
                         ------            -----         -----         -----      ------
Total amount due.....   $56,281           $3,109        $1,614        $7,476      68,480
                         ======            =====         =====         =====

Less:

Allowance for loan loss                                                              751
                                                                                  ------
  Loans receivable, net                                                          $67,729
                                                                                  ======

- --------------------
(1)   Includes home equity loans.

      The following table sets forth the dollar amount of all loans contractually due after March 31, 1997, and shows the amount of such loans which have pre-determined interest rates and which have floating or adjustable interest rates.

                                      At March 31, 1996
                          --------------------------------------
                          Fixed Rates   Adjustable Rates   Total
                          -----------   ----------------   -----
                                       (In Thousands)

Residential real estate(1)     $35,459        $20,549       $56,008
Commercial real estate..         2,787            322         3,109
Commercial loans........           311              0           311
Consumer loans..........         5,484             56         5,540
                                ------       --------       -------
  Total.................       $44,041        $20,927       $64,968
                                ======         ======        ======

- -----------------------
(1)   Includes home equity loans.

      The following table shows the total loan originations, repayments, and sales activity by the Bank for the periods indicated:

                             Six months
                           ended March 31,           Year ended September 30,
                           ---------------      ---------------------------------
                                1996            1995          1994           1993
                                ----            ----          ----           ----
                                                 (In Thousands)

Originations by Type:

One-to-four family and
  construction..........           $ 2,700       $ 7,682        $10,635        $ 8,779

Multi-family and
  commercial real estate                 0            90          1,157              0

Consumer, commercial,
  and home equity loans.             8,616        13,434         10,236          5,889
                                    ------        ------         ------          -----

    Total loan originations         11,316        21,206         22,028         14,668

Principal repayments and
  net decrease in other
  items.................            (8,776)      (13,559)       (14,650)       (12,843)

Education loan sales(1).              (178)         (657)        (1,261)             0
                                    ------        ------         ------        -------

  Net loans made to
  customers.............           $ 2,362       $ 6,990        $ 6,117        $ 1,825
                                    ======        ======         ======         ======

- ----------------------
(1) Education loan sales were primarily at the unpaid principal balance of the loans sold.

      One- to Four-Family Residential Loans. The Bank's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in the Bank's primary market areas. The Bank generally originates owner-occupied one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. The Bank will originate a mortgage loan in an amount up to 95% of the lesser of the appraised value or selling price of a mortgaged property, however, mortgage insurance is required for the amount in excess of 80% of such value. Non-owner- occupied residential mortgage loans are originated up to 75% of the lesser of the appraised value or selling price of the property on a fixed rate basis only. The Bank, on a very limited basis, also originates construction permanent loans on one- to four-family residences. The Bank retains all mortgage loans that it originates. Adjustable rate mortgage loans, which can adjust annually or every three or five years over the life of the loan depending on the terms of the loan, can have maturities of up to 30 years. Fixed rate loans can have maturities of up to 15 or 20 years depending on the terms of the loan. The Bank also originates a fixed rate 8 year balloon loan with principal and interest payments calculated using a 30 year amortization.

      For all adjustable-rate mortgage loans, the Bank requires the borrower to qualify at the fully indexed rate after the first adjustment. The Bank's adjustable-rate mortgage loans provide for periodic interest rate adjustments of plus or minus 1% to 2% per year with a maximum adjustment over the term of the loan as set forth in the loan agreement and usually ranges from 4% to 6.5% above the initial interest rate depending on the terms of the loan. Adjustable-rate mortgage loans typically reprice every year, although some adjust every three or five years, and provide for terms of up to 30 years with most loans having terms of between 15 and 30 years. The Bank offers adjustable-rate loans with initial interest rates set below the fully indexed rate.

      The Bank offers adjustable-rate mortgage loans indexed to the one year U.S. Treasury bill rate. Interest rates charged on mortgage loans are competitively priced based on market conditions and the Bank's cost of funds. Generally, the Bank's standard underwriting guidelines for mortgage loans conform to the Federal National Mortgage Corporation ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") guidelines and most of the Bank's loans are salable in the secondary market. However, it is the current policy of the Bank to remain a portfolio lender.

      Commercial Loans. The Bank originates a limited amount of commercial real estate and other commercial loans. Commercial real estate loans consist of loans made for the purpose of purchasing the commercial real estate used as collateral and includes loans secured by mixed residential and commercial use property, professional office buildings, and restaurants. At March 31, 1996, commercial loans, other than commercial real estate loans, totaled $1.6 million or 2.36% of the total loan portfolio. At March 31, 1996, commercial real estate loans totalled $3.1 million, or 4.54% of the loan portfolio. Commercial loans, other than commercial real estate loans, consist of, among other things, commercial lines of credit, commercial vehicle loans, and working capital loans and are typically secured by residential or commercial property, receivables or inventory, or some other form of collateral. The Bank requires a personal guarantee from the principal of the commercial enterprise on all commercial loans. Loans secured by commercial property may be originated in amounts up to 75% of the appraised value for a maximum term of 15 years.

      Home Equity Loans. At March 31, 1996, home equity loans secured by first and second mortgages on residential real estate totalled $12.3 million, or 18.00% of total loans. The loans are originated as fixed rate loans with terms of 3 to 15 years. The loans are generally subject to an 80% combined loan-to-value ratio, including any other outstanding mortgages or liens. However, the Bank may occasionally permit a higher loan-to-value ratio based on other factors, such as the strength and credit history of the applicant and the terms of the loan. The Bank has recently begun to emphasize these loans as a means of supplementing its mortgage loan origination volume.

      Consumer Loans. The Bank offers consumer loans in order to provide a wider range of financial services to its customers. Federal savings associations are permitted to make secured and unsecured consumer loans up to 35% of their assets. In addition, savings associations have lending authority above the 35% limitation for certain consumer loans, such as home equity, home improvement, mobile home, and savings account or passbook loans. Consumer or other loans, including home improvement loans but excluding home equity loans, totaled $7.5 million, or 10.92% of the Bank's total loans at March 31, 1996. The Bank originates secured and unsecured consumer loans, consisting of personal loans, home improvement loans, and passbook loans.

      Loan Underwriting Risks. Adjustable-rate mortgage loans decrease the risks associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic interest rate adjustment permitted by the adjustable-rate mortgage loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. These risks have not had an adverse effect on the Bank.

      While commercial real estate and consumer or other loans provide benefits to the Bank's asset/liability management program by reducing the Bank's exposure to interest rate changes, due to their generally shorter terms, and producing higher yields, such loans may entail significant additional credit risks compared to owner-occupied residential mortgage lending. However, the Bank believes that the higher yields and shorter terms compensate the Bank for the increased credit risk associated with such loans.

      Commercial lending entails significant additional risks when compared with one- to four-family residential lending. For example, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers, the payment experience on such loans typically is dependent on the successful operation of the project and these risks can be significantly impacted by the cash flow of the borrowers and supply and demand conditions in the market for commercial office, retail, and warehouse space. In periods of decreasing cash flows, the commercial borrower may permit a lapse in general maintenance of the property causing the value of the underlying collateral to deteriorate.

      In addition, due to the type and nature of the collateral, and, in some cases the absence of collateral, consumer lending generally involves more credit risk when compared with one- to four-family residential lending. Consumer lending collections are typically dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely effected by job loss, divorce, illness, and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower and is usually turned over to a collection agency.

      Loan Approval Authority and Underwriting. The Bank has established various lending limits for its officers and maintains a Management Loan Committee and an Executive Loan Committee. A report of all mortgage loans originated is presented to the Board of Directors monthly. The President of the Bank has the authority to approve all applications for consumer loans, both secured and unsecured, and first mortgage loans up to $100,000 on an aggregate basis, exclusive of mortgage balances on owner-occupied residential property. The Vice President of the Bank has the authority to approve all applications for consumer credit, both secured and unsecured, up to $50,000 on an aggregate basis, exclusive of mortgage balances on owner-occupied residential property. Two other officers have authority to approve consumer credit applications up to $25,000 and $15,000, on an aggregate basis, respectively, exclusive of mortgage balances on owner-occupied residential property.

      The Management Loan Committee considers and resolves all applications for commercial loans up to $100,000, whether secured or unsecured; all consumer loans above the lending limit established for the President, up to $100,000; and all mortgage loans not otherwise approved by the President, up to $150,000 on one- to four-family residences, whether or not owner-occupied. The Executive Loan Committee considers and resolves all applications for commercial real estate loans up to $250,000; multi-family loans (greater then four family); commercial loans, whether secured or unsecured, between $100,000 and $250,000; and all other mortgage loans between $150,000 and $250,000. All loans in excess of $250,000 require the consideration and approval of the entire Board of Directors.

      Upon receipt of a completed loan application from a prospective borrower, a credit report is generally ordered, income and certain other information is verified and, if necessary, additional financial information is requested. An appraisal from an independent licensed fee appraiser of the real estate intended to be used as security for the proposed loan is obtained. For construction/permanent loans, which totaled less than 1% of the total loan portfolio at March 31, 1996, funds advanced during the construction phase are held in a loan-in-process account and disbursed based upon various stages of completion in accordance with the results of inspection reports that are based upon physical inspection of the construction by a loan officer. For real estate loans, each title is reviewed by the attorney for the Bank to determine the necessity for title insurance. Historically, the Bank has not required title insurance except in those instances where the attorney has seen a need for title insurance. Borrowers must also obtain fire and casualty insurance (for loans on property located in a flood zone, flood insurance is required) prior to the closing of the loan. The Bank is named as mortgagee/loss payee of this insurance.

      Loan Commitments. The Bank issues written commitments to prospective borrowers on all approved mortgage loans which generally expire within 60 days of the date of issuance. The Bank charges no commitment fees or points to lock in rates or to secure commitments. In some instances, after a review of the rate, terms, and circumstances, commitments may be renewed or extended beyond the 60 day limit. At March 31, 1996, the Bank had $388,000 of outstanding commitments on residential mortgage loans and $291,000 in undisbursed funds related to construction loans. Management believes that less than 5% of loan commitments expire. Furthermore, at March 31, 1996, the Bank had $181,000 in unused personal lines of credit and $62,000 in standby letters of credit.

      Loans to One Borrower. Regulations limit loans-to-one borrower or affiliated group of borrowers in an amount equal to 15% of unimpaired capital and unimpaired surplus of the Bank. The Bank is authorized to lend up to an additional 10% of unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. The Bank's maximum loan-to-one borrower limit as set by the Board of Directors is 10% of unimpaired capital and surplus.

      At March 31, 1996, the Bank's largest lending relationship was comprised of loans secured by commercial and residential properties aggregating $641,000 located in the Bank's market areas. The second largest lending relationship consisted of a residential loan with a balance of $533,000 at March 31, 1996, secured by real estate located in the Bank's market areas. The third largest lending relationship consisted of loans secured by commercial and residential properties aggregating $507,000 at March 31, 1996 located in the Bank's market areas. At March 31, 1996, all of these loans were performing in accordance with their terms.

Non-Performing and Problem Assets

      Loan Delinquencies. The Bank's collection procedures provide that when a mortgage loan is 30 days past due, a delinquent notice is sent to the borrower and a late charge is imposed in accordance with the mortgage or Deed of Trust agreement. If payment is still delinquent after 60 days, the borrower will receive a notice of default establishing a date by which the borrower must bring the account current or foreclosure proceedings will be instituted. Late charges are also imposed in accordance with the mortgage or Deed of Trust agreement. If the delinquency continues, similar subsequent efforts are made to eliminate the delinquency. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, the account is turned over to an attorney for foreclosure. Management meets regularly to determine when foreclosure proceedings should be initiated and the borrower is notified when foreclosure has been commenced. At March 31, 1996, loans past due greater than 90 days totalled $782,000 or 0.59% of total assets.

      Loans are reviewed on a monthly basis and are placed on non-accrual status when considered doubtful of collection by management. Generally, loans past due 90 days or more as to principal or interest and, in the opinion of management, are not adequately secured to insure the collection of the entire outstanding balance of the loan including accrued interest are placed on non-accrual status. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent cash payments, if any, are generally applied to reduce the outstanding principal balance.

      Non-Performing Assets. The following table sets forth information regarding non-accrual loans, accruing loans delinquent more than 90 days, and foreclosed assets. As of the dates indicated, the Bank had no loans categorized as troubled debt restructuring.

                                        At
                                     March 31,             At September 30,
                                     --------- ------------------------------------
                                       1996    1995      1994       1993       1992      1991
                                       ----    ----      ----       ----       ----      ----
                                                     (Dollars in Thousands)

Non-accruing loans:
  Residential real estate(1)...        $569      $487       $599       $856      $768       $886
  Commercial real estate.......          40         0          0          0         0          0
  Consumer and commercial loans          74        31         25         42        65         57
                                        ---       ---        ---        ---       ---        ---
     Total                             $683      $518       $624       $898      $833       $943
                                        ===       ===        ===        ===       ===        ===

Accruing loans delinquent more
than 90 days:
  Residential real estate(1)...         $ 0       $ 0      $   0      $   0     $   0      $   0
  Commercial real estate.......           0         0          0          0         0          0
  Consumer and commercial loans          99        79        106        165         0          0
                                         --        --        ---        ---      ----       ----
     Total.....................         $99       $79       $106       $165     $   0      $   0
                                         ==        ==        ===        ===      ====       ====

Total non-performing loans.....        $782      $597       $730     $1,063      $833       $943
                                        ===       ===        ===      =====       ===        ===
Foreclosed assets:
  Residential real estate(1)...           0         0          0         67         0          0
  Commercial real estate.......           0         0          0          0         0          0
  Consumer and commercial......           0         0          0          0         0          0
                                       ----      ----       ----     ------      ----       ----
     Total.....................           0         0          0         67         0          0
                                       ====      ====       ====     ======      ====       ====

Total non-performing assets....        $782      $597       $730     $1,130      $833       $943
                                        ===       ===        ===      =====       ===        ===
Allowance for loan losses......        $751      $678       $625       $415      $313       $456
                                        ===       ===        ===        ===       ===        ===
Coverage of non-performing loans(2)   96.04%   113.57%     85.62%     39.04%    37.58%     48.36%
                                      =====    ======      =====      =====     =====      =====
Non-performing assets as a
  percentage of total assets...        0.59%     0.47%      0.64%      1.08%     0.89%      1.16%
                                       ====      ====       ====       ====      ====       ====


- -------------------
(1)  Includes home equity loans.
(2) Calculated as the period end allowance for loan losses as a percentage of the period end non-performing loans.

      Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of such loans was $17,000 for the year ended September 30, 1995 and $27,000 was collected and included in the Bank's interest income from non-accrual loans for the year ended September 30, 1995.

      Classified Assets. OTS regulations provide for a classification system for problem assets of insured institutions. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current equity and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that does not currently warrant classification in one of the aforementioned categories.

      When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

      In accordance with its classification of assets policy, the Bank regularly reviews the problem assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of its assets, at March 31, 1996, the Bank had classified $613,000 of loans as substandard, $394,000 of loans as doubtful, and none as loss.

      Foreclosed Real Estate. Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at the fair value at the date of foreclosure less estimated costs of disposition.

      The Bank records loans as in-substance foreclosures if the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings have been instituted. In-substance foreclosures are accounted for as real estate acquired through foreclosure, however, title to the collateral has not been acquired by the Bank. There may be significant other expenses incurred such as legal and other servicing costs involved with in substance foreclosures and foreclosed real estate. The Bank had no foreclosed real estate or in substance foreclosed properties at March 31, 1996 or September 30, 1995.

      Allowances for Loan Losses. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

      The Bank will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Bank's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process, which may result in the establishment of an additional allowance based upon its judgment of the information available to the time of the OTS examination.

Analysis of Allowance for Loan Losses

      The following table sets forth information with respect to the Bank's allowance for loan losses at the dates indicated:

                              Six Months
                             Ended March 31,           Year Ended September 30,
                             --------------------------------------------------
                                 1996           1995     1994      1993      1992     1991
                                 ----           ----     ----      ----      ----     ----
                                                (Dollars in Thousands)

Total loans outstanding
  (end of period)................  $68,481   $66,125  $59,248   $53,228   $51,587  $48,183
                                    ======    ======   ======    ======    ======   ======
Average total loans outstanding
  (period to date)...............  $67,626   $63,000  $55,475   $52,234   $49,965  $46,627
                                    ======    ======   ======    ======    ======   ======
Allowance for loan loss at
  beginning of period............      678       625      415       313       456      353
Loan charge-offs:
  Residential real estate(1).....        0        (5)     (73)        0         0      (16)
  Commercial real estate.........        0      (104)       0      (104)     (254)      (7)
  Consumer and commercial loans..       (7)       (3)     (10)      (11)       (4)     (22)
                                      ----      ----      ---       ---      ----     ----
     Total charge-offs...........       (7)     (112)     (83)     (115)     (258)     (45)
                                      ----      ----      ---      ----      ----     ----
Total recoveries.................        0         0        0         0         0        0
                                      ----      ----      ---       ---       ---     ----
Loan charge-offs, net of recoveries     (7)     (112)     (83)     (115)     (258)     (45)
Provision charged to operations..       80       165      293       217       115      148
                                      ----       ---     ----       ---       ---     ----
Allowance for loan losses
  at end of period...............     $751      $678     $625      $415      $313     $456
                                       ===       ===      ===       ===       ===      ===
Ratio of net charge-offs during
  the period to average loans
  outstanding during the period..     0.01%     0.18%    0.15%     0.22%     0.52%    0.10%
                                      ====      ====     ====      ====      ====     ====
Provision as a percentage
  of average loans...............     0.12%     0.26%    0.53%     0.42%     0.23%    0.32%
                                      ====      ====     ====      ====      ====     ====
Allowance as a percentage of
  total loans (end of period)....     1.10%     1.03%    1.05%     0.78%     0.61%    0.95%
                                      ====      ====     ====      ====      ====     ====


- -------------------
(1)   Includes home equity loans.

Allocation of the Allowance for Loan Losses

      The following table sets forth the allocation of the allowance for loan losses by category as prepared by the Bank. In management's opinion, the allocation has, at best, a limited utility. It is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. In addition, by presenting the allocation, management does not mean to imply that the allocation is exact or that the allowance has been precisely determined from the allocation. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in any category.

                                March 31,                                   September 30,
                          ---------------------  --------------------------------------------------------------------
                                  1996                   1995                   1994                   1993
                          ---------------------  ---------------------  ---------------------  ----------------------
                                      Percent of             Percent of             Percent of             Percent of
                                      Loans in               Loans in               Loans in               Loans in
                                        Each                   Each                   Each                   Each
                          Amount of   Category   Amount of   Category   Amount of   Category   Amount of   Category
                          Loan Loss   to Total   Loan Loss   to Total   Loan Loss   to Total   Loan Loss   to Total
                          Allowance     Loans    Allowance     Loans    Allowance     Loans    Allowance     Loans
                          ---------     -----    ---------     -----    ---------     -----    ---------     -----
                                                            (Dollars in Thousands)

Allocation of allowance for loan losses(1):

Residential real estate(2)      $189      82.19%       $124      82.24%       $131      81.87%        $139     83.25%
Commercial real estate..          13       4.54          34       4.23          39       4.36          33       3.47
Consumer and commercial loans    236      13.27         195      13.53          67      13.77          56      13.28
Unallocated.............         313          0         325          0         388          0         187          0
                                 ---     ------         ---     ------         ---    -------         ---     ------
     Total..............        $751     100.00%       $678     100.00%       $625     100.00%        $415    100.00%
                                 ===     ======         ===     ======          ===    ======          ===    ======


- -----------------------
(1)   Percentages represent loans to gross loans in each category.
(2)   Includes home equity loans.

Investment Activities

      General. The Bank is required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short term securities and certain other investments. See "Regulation - Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Bank has maintained a liquidity portfolio in excess of regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short term demand for funds to be used in the Bank's loan origination and other activities. The Bank classifies its investments as securities available for sale or investments securities held to maturity in accordance with SFAS No. 115. At March 31, 1996, the Bank's investment portfolio policy allowed investments in instruments such as U.S. Treasury obligations, U.S. federal agency or federally sponsored agency obligations, municipal obligations, mortgage-backed securities, banker's acceptances, certificates of deposit, Federal Funds, including FHLB overnight and term deposits (up to six months), as well as investment grade corporate bonds, commercial paper and the mortgage derivative products described below. The Board of Directors may authorize additional investments.

      Mortgage-Backed Securities. To supplement lending activities, the Bank has invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such quasi-governmental agencies, which guarantee the payment of principal and interest to investors, primarily include FHLMC, Government National Mortgage Association ("GNMA"), and FNMA.

      The Bank's mortgage-backed securities, other than collateralized mortgage obligation ("CMOs"), are classified as investment securities held to maturity at March 31, 1996 and were all issued by GNMA, FHLMC, or FNMA and represented participating interests in direct pass-through pools of long-term mortgage loans originated and serviced by the issuers of the securities. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

      Mortgage-backed securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate), as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC, FNMA, and GNMA make up a majority of the pass-through certificates market.

      The Bank also invests in CMOs, a type of mortgage-backed security, and as of March 31, 1996 maintains CMOs classified as securities available for sale. CMOs have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by government agencies, government sponsored enterprises, and special purpose entities established by financial institutions and other similar institutions. Some CMO instruments are most like traditional debt instruments because they have stated principal amounts and traditionally defined interest rate terms. Purchasers of certain other CMO instruments are entitle to the excess, if any, of the issuer's cash inflows, including reinvestment earnings, over the cash outflows for debt servicing and administrative expenses. CMOs may include instruments designated as residual interests, which represent an equity ownership interest in the underlying collateral, subject to the first lien of the investors in the other classes of the CMO and may be riskier than many regular CMO interests. At March 31, 1996, all of the Bank's CMOs consisted of regular interests and did not include any residual interests or interest-only or principal only securities. The securities are backed by mortgages on one- to four-family residential real estate and have contractual maturities up to 30 years in the case of adjustable rate and 15 years in the case of fixed rate mortgage-backed securities.

      At March 31, 1996, the Bank held CMOs in its securities available for sale portfolio with a fair value of $2.9 million resulting in a net unrealized loss of approximately $75,000 at March 31, 1996. The Bank held mortgage-backed securities in its investment securities held to maturity portfolio with an amortized cost of $11.4 million at March 31, 1996. The average yield on CMOs available for sale and mortgage-backed securities held to maturity at March 31, 1996 was 6.20% and 6.41%, respectively.

      Securities Portfolio. The following table sets forth the carrying value of the Bank's securities at the dates indicated. At March 31, 1996, the approximate fair value of the Bank's securities available for sale was $18.2 million resulting in a net unrealized gain of $33,000, net of taxes.

                                  At March 31,             At September 30,
                                                  ------------------------------
                                     1996            1995        1994       1993
                                     ----            ----        ----       ----
                                                  (In Thousands)

Securities available for sale,
at fair value (1):
  U.S. Government and
    agency securities................  $9,037      $2,004    $      0   $      0
States and political subdivisions....   6,236         559           0          0
  Collateralized mortgage obligations   2,912           0           0          0
                                       ------      ------     -------    -------
Total securities available for sale.. $18,185      $2,563    $      0   $      0
                                       ======       =====     =======    =======
Investment securities held to
maturity, at amortized cost:
  U.S. Government and
   agency securities................. $19,578     $25,213     $23,182    $16,047
  States and political subdivisions..       0       6,077       6,688      5,096
  Mortgage-backed securities.........  11,395      12,348      12,711     15,118
  Collateralized mortgage
    obligations .....................       0       3,049       3,166      3,245
  Other..............................      36          36         353        335
                                     --------    --------     -------    -------
     Total investment securities
       held to maturity.............. $31,009     $46,723     $46,100    $39,841
                                       ======      ======      ======     ======

- ------------------
(1) Prior to October 1, 1994, the date the Bank adopted SFAS No. 115, the Bank did not classify any securities as available for sale.

      The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for the Bank's securities portfolio at March 31, 1996 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                       At March 31, 1996
                     ---------------------------------------------------------------------------------------------------------------
                          Less than              1 to                 5 to                Over 10                   Total
                           1 year               5 years             10 years               years                 Securities
                     ------------------  --------------------  -------------------  ------------------  -------------------
                     Amortized  Average  Amortized    Average  Amortized   Average  Amortized  Average  Amortized  Average     Fair
                         Cost     Yield      Cost       Yield      Cost      Yield      Cost     Yield      Cost     Yield    Value
                         ----     -----      ----       -----      ----      -----      ----     -----      ----     -----    -----
                                                                  (Dollars in Thousands)

Securities
available for sale:
  U.S. Government
    and agencies
    securities         $4,501    5.96%    $ 4,517      5.89%   $      0     0.00%     $    0    0.00%    $ 9,018    5.92%    $9,037
  States and
    political
    subdivisions.....   1,022    4.04       5,207      4.46           0     0.00           0    0.00       6,229    4.39      6,236

  Collateralized
    mortgage
    obligations......      35    5.63           0      0.00            0    0.00       2,952    6.21       2,987    6.20      2,912
                       ------              ------              ---------               -----              ------             ------
     Total securities
       available
       for sale......  $5,558    5.60%     $9,724      5.13%   $       0    0.00%     $2,952    6.21%    $18,234    5.45%   $18,185
                        =====    ====       =====      ====     ========    ====       =====    ====      ======    ====     ======

Investment securities
held to maturity:
  U.S. Government and
    agencies
    securities.......  $2,763    4.99%    $12,297      5.57%     $4,018     6.68%    $   500    7.19%    $19,578    5.78%   $19,370
  Mortgaged-backed
    securities.......     383    7.89         669      6.50         493     9.47       9,850    6.20      11,395    6.41     11,537
  Other..............       0    0.00           0      0.00           0     0.00          36    0.00          36    0.00         36
                       ------              ------                ------               ------              ------             ------
     Total investment
       securities
       held to
       maturity......  $3,146    5.38%    $12,966      5.62%     $4,511     7.03%    $10,386    6.24%    $31,009    6.02%   $30,943
                        =====    ====      ======      ====       =====     ====      ======    ====      ======    ====     ======

Sources of Funds

      General. Deposits are the major source of the Bank's funds for lending and other investment purposes. The Bank also derives funds from the (1) amortization and prepayment of loans, (2) sales, maturities, and calls of securities, and (3) operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. The Bank may also borrow funds from the FHLB as a source of funds.

      Deposits. Consumer and commercial deposits are attracted principally from within the Bank's primary market areas through the offering of a selection of deposit instruments including savings accounts, NOW accounts, money market accounts, and time deposits or certificate of deposit accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate, among other factors.

      The interest rates paid by the Bank on deposits are set weekly at the direction of the asset/liability management committee. The Bank determines the interest rate to offer the public on new and maturing accounts by reviewing the market interest rates offered by competitors, the Bank's need for funds, and the current cost of money. The Bank reviews, weekly, the interest rates being offered by other financial institutions within its market areas.

      Regular savings, money market, and NOW accounts constituted $51.7 million, or 42.6%, of the Bank's deposit portfolio at March 31, 1996. Non-interest bearing deposits constituted $6.6 million or 5.4% of the Bank's deposit portfolio at March 31, 1996. Time deposits constituted $63.1 million or 52.0% of the deposit portfolio of which $7.4 million or 6.1% of the deposit portfolio were time deposits with balances of $100,000 or more. As of March 31, 1996, the Bank had no brokered deposits.

     Deposit Portfolio. Deposits in the Bank as of March 31, 1996, were represented by various types of deposit programs described below.


                                                 Average       Balance as of
                                                 Interest        March 31,      Percentage of
                                     Term          Rate            1996        Total Deposits
                                     ----          ----            ----        --------------
                                                              (In Thousands)

Savings accounts .................   N/A         3.00%            $ 35,366          29.12%
N.O.W. accounts ..................   N/A         2.25 - 2.75        10,085           8.31
Money market accounts ............   N/A         2.75 - 4.88         6,260           5.15
Non-interest bearing accounts.....   N/A             N/A             6,615           5.45

Time deposit accounts:
  Fixed Term Fixed Rate ..........   30 days     4.25                  150           0.12
  Fixed Term Fixed Rate ..........   91 days     3.80                  331           0.27
  Fixed Term Fixed Rate ..........   150 days    5.13                3,838           3.16
  Fixed Term Fixed Rate ..........   182 days    4.74                6,193           5.10
  Fixed Term Fixed Rate ..........   12 months   5.33                7,135           5.87
  Fixed Term Fixed Rate ..........   15 months   6.08                7,115           5.86
  Fixed Term Fixed Rate ..........   18 months   5.63                2,839           1.55
  Fixed Term Fixed Rate ..........   24 months   5.28                1,444           1.19
  Fixed Term Fixed Rate ..........   25 months   6.25               17,540          14.44
  Fixed Term Fixed Rate ..........   30 months   5.00                  676           0.55
  Fixed Term Fixed Rate ..........   36 months   5.08                1,280           1.05
  Fixed Term Fixed Rate ..........   48 months   5.54                  648           0.53
  Fixed Term Fixed Rate ..........   60 months   6.22               12,029           9.90
  Fixed Term Variable Rate .......   18 months   5.02                1,899           2.38
                                                                  --------         ------
     Total time deposit accounts .                                  63,117          51.97
                                                                  --------         ------

     Total deposits ..............                                $121,443         100.00%
                                                                  ========         ======



      Time Deposits by Rate. The following table sets forth the time deposits in the Bank classified by interest rate as of the dates indicated.

                        At March 31,                    As of September 30,
                      ----------------     ----------------------------------------------
                            1996               1995              1994             1993
                            ----               ----              ----             ----
                                             (In Thousands)

Interest Rate
2.00 - 2.99.....          $      0         $      0          $    350         $    609
3.00 - 3.99.....               331              667            12,275           13,116
4.00 - 4.99.....            10,739            4,811            11,629            9,412
5.00 - 5.99.....            25,099           27,768            12,132            7,111
6.00 - 6.99.....            23,260           23,680             3,770            3,892
7.00 - 7.99.....             3,644            3,884             1,032            1,152
8.00 - 8.99.....                44              320               714            1,989
9.00 - 9.99.....                 0                0                 0              296
                            ------           ------            ------           ------

Totals..........           $63,117          $61,130           $41,902          $37,577
                            ======           ======            ======           ======

     Time Deposits Maturity. The following table sets forth the amount and maturities of time deposits at March 31, 1996.

                                                          Amount Due
                           --------------------------------------------------------------------------
                             12 month       12 month       12 month
                           period ended   period ended   period ended       After
Interest Rate                March 31,      March 31,      March 31,      March 31,        Total
- -------------                  1997           1998           1999           2000           -----
                               ----           ----           ----           ----
                                                        (In Thousands)

3.00 - 3.99%.............    $    331        $     0        $     0        $     0      $     331
4.00 - 4.99%.............       8,844          1,727            168              0         10,739
5.00 - 5.99%.............      16,540          5,299          1,854          1,496         25,099
6.00 - 6.99%.............      15,120          6,211            245          1,684         23,260
7.00 - 7.99%.............       1,049            238            264          2,093          3,644
8.00 - 8.99%.............           0              0              0             44             44
                             --------       --------        -------         ------        -------
  Total                       $41,794        $13,475         $2,531         $5,317        $63,117
                               ======         ======          =====          =====         ======


      Time Deposits. The following table indicates the amount of the Bank's time deposits of $100,000 or more by time remaining until maturity as of March 31, 1996.

                Maturity Period              Time Deposits
                ---------------              -------------
                                             (In Thousands)

        Within three months...........           $1,482
        Three through six months......            1,344
        Six through twelve months.....            2,332
        Over twelve months............            2,216
                                                  -----
             Total....................           $7,374
                                                  =====


Borrowings

      The Bank may obtain advances from the FHLB of New York to supplement its supply of lendable funds. Advances from the FHLB of New York are typically secured by a pledge of the Bank's stock in the FHLB of New York and a portion of the Bank's first mortgage loans. Each FHLB borrowing has its own interest rate, which may be fixed or variable, and range of maturities. The Bank, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At March 31, 1996, the Bank had $2.1 million in fixed-rate long-term borrowings outstanding from the FHLB of New York. See Note 9 to the Notes to Financial Statements. At March 31, 1996, the Bank had no other borrowings outstanding.

Competition

      The Bank has been able to maintain its position in mortgage loan originations, market share, and deposit accounts throughout its market areas by virtue of its local presence, competitive pricing, and referrals from existing customers. The Bank is one of many financial institutions serving its market areas. The deposit base of the Bank's market areas is sought by many of these financial institutions.

      The competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional banks in the Bank's market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, multi-state regional banks, and mortgage bankers, many of whom have far greater resources then the Bank.

Subsidiary Activity

      The Bank is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is utilized primarily for community development purposes. At March 31, 1996, the Bank had one wholly-owned subsidiary, AFS Service Corp. AFS Service Corp. was formed in October 1995 to act as an agent for the sale of Savings Bank Life Insurance. The Bank's investment in its subsidiary totalled $1,000 at March 31, 1996. As of March 31, 1996, AFS Service Corp. had not conducted any operations.

Properties

      The Bank operates from its main office and three branch offices. The Bank's total investment in office property and equipment was $2.6 million with a net book value of $1.6 million at March 31, 1996.

                                                                      Net Book Value
                                                                      Of Real Property
                                                       Year Leased     or Leasehold
Location                             Leased or Owned   or Acquired     Improvements
- --------                             ---------------   -----------     ------------

MAIN OFFICE:
  161 Church Street                      Owned            1961              $440,511
  Amsterdam, New York
  12010

AMSTERDAM BRANCH OFFICE:
  Route 30N & Maple Avenue Extension     Owned            1989              $612,996
  Amsterdam, New York

SUPERMARKET BRANCH - GLOVERSVILLE:
  Shop N Save                         Leased until        1994              $109,090
  Fifth Avenue                        July 2004(1)
  Gloversville, New York

SUPERMARKET BRANCH - ONEONTA:
  Shop N Save                         Leased until        1995              $112,436
  Route 28                           January 2005(1)
  Oneonta, New York

- --------------
(1) Lease has a ten year term with a renewal option at the end of first five years.

      The Bank has recently entered into a lease to occupy two spaces in the Amsterdam Riverfront Center. A majority of this space will be used as an operations center and will house the loan servicing, accounting, bookkeeping, and proof departments, marketing and business development, and branch operations. The remaining space is expected to be used as a small branch office with an ATM.

Personnel

      At March 31, 1996, the Bank had 34 full-time and 15 part-time employees. None of the Bank's employees are represented by a collective bargaining group. The Bank believes that its relationship with its employees is good.

Legal Proceedings

      The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank at March 31, 1996 that would have a material effect on the operations or income of the Bank.

                                  REGULATION

      Set forth below is a brief description of certain laws which relate to the regulation of the Bank and the Company. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

      As a federally chartered, SAIF-insured savings association, the Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal and state statutory and regulatory requirements. The Bank is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

      The OTS, in conjunction with the FDIC, regularly examines the Bank and prepares reports for the consideration of the Bank's Board of Directors on any deficiencies that they find in the Bank's operations. The Bank's relationship with its depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents.

      The Bank  must  file  reports  with the OTS and the  FDIC  concerning  its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress could have a material adverse impact on the Company and the Bank and their operations.

Insurance of Deposit Accounts

      The Bank's deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). If an institution has no tangible capital, the FDIC has the authority, should it initiate proceedings to terminate an institution's deposit insurance, to suspend the insurance of any such institution. However, if a savings association has positive capital when it includes qualifying intangible assets, the FDIC cannot suspend deposit insurance unless capital declines materially, the institution fails to enter into and remain in compliance with an approved capital plan, or the institution is operating in an unsafe or unsound manner.

      Regardless of an institution's capital level, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator. The FDIC may also prohibit an insured depository institution from engaging in any activity the FDIC determines to pose a serious threat to the SAIF. The management of the Bank is unaware of any practice, condition, or violation that might lead to termination of its deposit insurance.

      The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under this system, a savings association pays within a range of 23 cents to 31 cents per $100 of domestic deposits, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. In addition, the FDIC is authorized to increase such deposit insurance rates on a semi-annual basis if it determines that such action is necessary to cause the balance in the SAIF to reach the designated reserve ratio of 1.25% of SAIF-insured deposits within a reasonable period of time. The SAIF was substantially underfunded at March 31, 1996. In addition, the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the U.S. Treasury or for any other reason deemed necessary by the FDIC. The Bank's federal deposit insurance premium expense for the year ended September 30, 1995 amounted to approximately $235,000. By comparison, at March 31, 1996, members of the BIF were required to pay substantially lower, or virtually no, federal deposit insurance premium.

Regulatory Capital Requirements

      OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. The Bank's capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

      Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

      The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

      The OTS has adopted a rule requiring a deduction from capital for institutions with certain levels of interest rate risk. This rule is not yet in effect.

Dividend and Other Capital Distribution Limitations

      OTS regulations require the Bank to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Company. In addition, the Bank may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established pursuant to the Bank's Plan. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank Liquidation Account."

      OTS  regulations  impose  limitations  upon all capital  distributions  by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of September 30, 1995, the Bank was a Tier 1 institution.

      In the event the Bank's capital fell below its fully phased-in requirement or the OTS notified it that it was in need of more than normal supervision, the Bank would become a Tier 2 or Tier 3 institution and as a result, its ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

      A savings association is prohibited from making a capital distribution if, after making the distribution, the savings association would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings association cannot distribute regulatory capital that is needed for the liquidation account.

Qualified Thrift Lender Test

      Savings institutions must meet a qualified thrift lender ("QTL") test. If the Bank maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL, it will continue to enjoy full borrowing privileges from the FHLB of New York. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of March 31, 1996, the Bank was in compliance with its QTL requirement with approximately 75% of its assets invested in QTIs.

Transactions With Affiliates

      Generally, restrictions on transactions with affiliates require that transactions between a savings association or its subsidiaries and its affiliates be on terms as favorable to the Bank as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the Bank's capital and collateral in specified amounts must usually be provided by affiliates in order to receive loans from the Bank. Affiliates of the Bank include the Company and any company which would be under common control with the Bank. In addition, a savings association may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

Liquidity Requirements

      All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At March 31, 1996, the Bank's required liquid asset ratio was 5%. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

Federal Home Loan Bank System

      The Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

      As a member, the Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At March 31, 1996, the Bank had $566,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

      The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended September 30,1995, dividends paid by the FHLB of New York to the Bank totalled $42,000.

Federal Reserve System

      The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At March 31, 1996, the Bank's reserve met the minimum level required by the Federal Reserve System.

      Savings associations have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings associations to exhaust all other sources before borrowing from the Federal Reserve System. The Bank had no borrowings from the Federal Reserve System at March 31, 1996.

Company Regulation

      General. After the Conversion, the Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and its non-savings association subsidiaries, should such subsidiaries be formed, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of the Bank and not for the benefit of stockholders of the Company. The Company will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and the Securities and Exchange Commission ("SEC").

      QTL Test. As a unitary savings and loan holding company, the Company generally will not be subject to activity restrictions, provided the Bank satisfies the QTL test. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company and the activities of the Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to restrictions applicable to bank holding companies and those activities specified by the OTS as permissible for a multiple savings and loan holding company, unless such other associations each also qualify as a QTL or were acquired in a supervised acquisition. See "- Qualified Thrift Lender Test."

      Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

      Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings institution without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. In addition, no company may acquire control of such an institution without prior OTS approval.

      Federal Securities Law. The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restriction, and other requirements under the Exchange Act.

                                   TAXATION

Federal Taxation

      Savings associations are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, savings associations such as the Bank, which meet certain definitional tests and other conditions prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution may claim with respect to additions to its reserve for bad debts is subject to certain limitations. The Bank reviews the most favorable way to calculate the deduction attributable to an addition to its bad debt reserve on an annual basis.

      Under the percentage of taxable income method, the bad debt deduction attributable to "qualifying real property loans" cannot exceed the greater of
(i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equals the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable year exceeds the sum of the surplus, undivided profits and reserves at the beginning of the taxable year. The amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method is permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year does not exceed 6% of such loans outstanding at such time. The Bank used the percentage of taxable income method for the tax years ended December 31, 1994 and 1993.

      Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987. The Bank used the experience method for the tax year ended December 31, 1995. See Notes 1(l) and 8 to the Financial Statements.

      The percentage of specially computed taxable income that is used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") is 8%. The percentage of taxable income bad debt deduction thus computed is reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

      If an association's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the association may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period, which is immediately accruable for financial reporting purposes. As of March 31, 1996, at least 60% of the Bank's assets were qualifying assets as defined in the Code. No assurance can be given that the Bank will meet the 60% test for subsequent taxable years.

      Earnings appropriated to the Bank's bad debt reserve and claimed as a tax deduction including the Bank's supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), unless the Bank includes the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of March 31, 1996, the Bank had approximately $2.5 million of accumulated earnings, representing its base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate. See "Risk Factors - Possible Recapture of Bad Debt Reserve."

      Generally, for taxable years beginning after 1986, the Code also requires most corporations, including savings associations, to utilize the accrual method of accounting for tax purposes. Further, for taxable years ending after 1986, the Code disallows 100% of a savings association's interest expense deemed allocated to certain tax-exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

      The Internal Revenue Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including the Bank, whether or not an AMT is paid. Under pending legislation, the AMT rate would be reduced to zero for taxable years beginning after December 31, 1994, but this rate reduction would be suspended for taxable years beginning in 1995 and 1996 and the suspended amounts would be refunded as tax credits in subsequent years.

      The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company and the Bank own more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, are reduced in years in which the Bank avails itself of the percentage of taxable income bad debt deduction method.

      The Bank's federal income tax returns for the last five tax years have not been examined by the IRS.

State Taxation

      New York Taxation. The Bank is subject to New York State Franchise Tax on Banking Corporations equal to the greater of (i) 9% of the Bank's "entire net income" allocable to operations in New York, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greater of (a) 0.01% of the value of the Bank's assets allocable to operations in New York, with certain modifications, (b) 3% of the Bank's "alternative entire net income" allocable to operations in New York, or (c) $250. In addition, New York also imposes a surtax of 3% on the applicable tax described above. The surtax is scheduled to expire by the end of 1996. Entire net income is similar to federal taxable income, subject to modifications (including the fact that net operating losses cannot be carried back or carried forward) and alternative entire net income is equal to entire net income without certain modifications.

      The Bank's state income tax returns for the tax years of 1991, 1994, and 1995 have not been audited. An audit of the 1992 and 1993 tax years by the state is in progress.

      Delaware Taxation. As a Delaware corporation with no operations in the State of Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

                           MANAGEMENT OF THE COMPANY

      The Board of Directors of the Company consists of those persons who currently serve as Directors of the Bank. The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors are elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of John M. Lisicki and Daniel J. Greco, has a term of office expiring at the first annual meeting following the Conversion. A second class, consisting of Ronald S. Tecler and John A. Tesiero, Jr. has a term of office expiring at the annual meeting to be held one year thereafter. A third class, consisting of John A. Kosinski, Jr., Joseph G. Opalka and Florence B. Opiela, has a term of office expiring at the annual meeting to be held two years thereafter.

      The following individuals hold the executive offices in the Company set forth below opposite their names.

Name                      Age (1)     Positions Held With the Company
- ----                      -------     -------------------------------

John M. Lisicki              49       President, Chief Executive Officer, and Director

James J. Alescio             34       Treasurer and Chief Financial Officer

Benjamin V. Ziskin           38       Vice President

- ---------------------
(1)   At March 31, 1996.

      The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, or removal by the Board of Directors. Additional information concerning the business experience and compensation of the directors and executive officers of the Company is set forth under "Management of the Bank
- - Biographical Information."

                            MANAGEMENT OF THE BANK

Directors and Executive Officers

      The Board of Directors of the Bank is composed of seven members each of whom serves for a term of three years. The Bank's proposed Charter and Bylaws require that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. Executive officers are elected annually by the Board of Directors and serve at the Board's discretion.

      The following table sets forth information with respect to the directors and executive officers of the Bank, all of whom will continue to serve in the same capacities after the Conversion.

                                                                            Current
                                                              Director        Term
Name                      Age (1)   Position                    Since       Expires
- ----                      -------   --------                    -----       -------

John M. Lisicki             49      President, Chief Executive  1984          1997
                                    Officer, and Director
Daniel J. Greco             68      Director                    1980          1997
Ronald S. Tecler            57      Director                    1994          1998
John A. Tesiero, Jr.        68      Director                    1994          1998
John A. Kosinski, Jr.       68      Director                    1959          1999
Joseph G. Opalka            56      Director                    1975          1999
Florence B. Opiela          81      Director                    1984          1999
James J. Alescio            34      Treasurer and Chief
                                    Financial Officer
Benjamin W. Ziskin          38      Vice President and Chief
                                    Lending Officer


- ------------
(1)   At March 31, 1996.

Biographical Information

      The business experience of each director and executive officer of the Bank is set forth below. All directors and executive officers have held their present positions for a minimum of five years unless otherwise stated.

      John M. Lisicki has been the President and Chief Executive Officer of the Bank since 1978 and of the Company since its formation. Mr. Lisicki is the Chairman of the Board of Amsterdam Memorial Hospital, a former President and a board member of Industries for Amsterdam, Inc., the president and a board member of Foundation Liberty Enterprises, a board member and former Vice President of the Amsterdam Free Library, a board member of the Sarah J. Sanford Home for Elderly Women, and a former board member of the Hospice Foundation.

     Daniel J. Greco has been a director of the Bank since 1980 and a director of the Company since its formation. Mr. Greco is a former school teacher and the retired superintendent of the Greater Amsterdam School District. Mr. Greco serves on the Board of Directors of the Amsterdam Memorial Hospital and Industries for Amsterdam and is active in the Rotary Club, the Elks Club, and the Boy Scouts of America.

     Ronald S. Tecler has been a director of the Bank since 1994 and of the Company since its formation. Mr. Tecler is the majority stockholder of a professional corporation engaged in the practice of dentistry in Amsterdam, New York and has practiced dentistry since 1971. Mr. Tecler is the Chairman of the Board of the Amsterdam Urban Renewal Agency, a board member of Industries for Amsterdam, Inc., the Vice President of the Twin Rivers Boy Scout Council, and is active in the Amsterdam Rotary Club and the St. Mary's Hospital at Amsterdam Foundation.

     John A. Tesiero, Jr. has been a director of the Bank since 1994 and of the Company since its formation. Mr. Tesiero is the sole owner of Cranesville Block Co., Inc., a construction supply business supplying ready mix concrete, concrete block, sand, gravel, and stone, located in Amsterdam, New York.

     John A. Kosinski, Jr., has been a director of the Bank since 1959 and of the Company since its formation. Mr. Kosinski is an attorney in Amsterdam, New York and has practiced law since 1953. Mr. Kosinski serves as counsel for the Bank. Mr. Kosinski is a Director Emeritus of the St. Mary's Hospital at Amsterdam Foundation and is active in the Liberty House, the Elks Club, the Montgomery County Chamber of Commerce, the Montgomery County Economic Development Corp., the American and Montgomery County Bar Associations, and the New York Trial Association.

     Joseph G. Opalka has been a director of the Bank since 1975 and of the Company since its formation. Mr. Opalka is a certified public accountant and the sole owner of Joseph G. Opalka C.P.A., a public accounting firm. Mr. Opalka also serves as an adjunct faculty member of the Schenectady County Community College and from 1969 to 1993 was the Vice President of Finance for Amsterdam Printing & Litho Corp., a mail order company. Mr. Opalka serves as a director of Rehabilitation Support Services, Inc. and is active in the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     Florence B. Opiela has been a director of the Bank since 1984 and of the Company since its formation. Ms. Opiela is a retired Executive Vice President of the Bank. Ms. Opiela is a member of the St. Mary's Hospital volunteers, St. Mary's Hospital Auxiliary, Inc., and St. Stanislaus Rosary Auxiliary. Ms. Opiela is also active in the Amsterdam Free Library and the Walter-Elwood Museum.

     James J. Alescio served as the Assistant Treasurer of the Bank from 1984 to 1987 and was appointed Treasurer and Chief Financial Officer of the Bank in 1993 and of the Company upon its formation. From 1987 to 1993, Mr. Alescio was a senior accountant with John G. Gilooly, C.P.A.'s, an independent public accounting firm. Mr. Alescio in a member of the American Institute of Certified Public Accountants and the New York Society of Certified Public Accountants.

     Benjamin W. Ziskin served as the Treasurer of the Bank from 1985 to 1993 and was appointed Vice President of the Bank in 1989 and of the Company upon its formation. Mr. Ziskin is a board member and past Treasurer of the Capital District League of Savings Institutions, a board member and President of the Montgomery Transitional Services, a board member and Secretary of the Amsterdam Housing Authority, a past President and Treasurer of the Montgomery County Big Brothers/Big Sisters, and a past board member of The Amsterdam City Center and the St. Mary's Hospital at Amsterdam Foundation.

Meetings and Committees of the Board of Directors

      The Bank's Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended September 30, 1995, the Board of Directors held 12 regular meetings and three special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Bank and committees on which such director served during the fiscal year ended September 30, 1995.

      The Executive Committee of the Board of Directors, which is comprised of John M. Lisicki, John A. Kosinski, and Daniel J. Greco, meets as necessary between meetings of the full Board of Directors of the Bank. The Executive Committee did not meet during fiscal 1995. All actions of the Executive Committee are ratified by the full Board of Directors.

      The Audit Committee of the Bank is comprised of Florence B. Opiela and Joseph Opalka. The President also attends these meetings but is excused during certain portions. The Audit Committee is responsible for developing and maintaining the Bank's audit program. The committee also meets with the Bank's outside auditors to discuss the results of the annual audit and any related matters. The Audit Committee met three times during the 1995 fiscal year.

     The Compensation Committee consists of John M. Lisicki, John A. Tesiero, Jr., John A. Kosinski, and Daniel J. Greco. The committee establishes the Bank's salary budget, director fees, and employee benefits provided by the Bank for approval by the Board of Directors. The committee met once during the 1995 fiscal year.

Director Compensation

      Members of the Board of Directors received fees of $1,000 per month during the 1995 fiscal year for attendance at meetings of the Board of Directors. No additional fees are paid to board members for attendance at committee meetings. The Bank paid a total of $76,300 in director fees for the year ended September 30, 1995.

Executive Compensation

      Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the President and Chief Executive Officer of the Bank. No other executive officer of the Bank had a salary and bonus during the year ended September 30, 1995 that exceeded $100,000 for services rendered in all capacities to the Bank.

                                        Annual Compensation
                              ---------------------------------------
                                                       Other Annual       All Other
Name and Principal Position   Salary(1)     Bonus     Compensation(2)  Compensation(3)
- ---------------------------   ---------     -----     ---------------  ---------------

John M. Lisicki               $110,452     $3,000        $16,640           $5,522
President and Chief Executive
Officer

- -------------
(1)  Includes board of director's fees.
(2) Consists of the accrual of 16.99% of salary under the Supplemental Retirement Plan. See "Supplemental Retirement Plan." Does not include the value of certain other benefits, which do not exceed 10% of the total salary and bonus of the individual.
(3) Includes Bank contribution of $1,008 to term life insurance and matching contribution of $4,514 to the 401(k) Plan.

      Employment and Severance Agreements. In February 1996, the Bank entered into employment agreements with John M. Lisicki, President and Chief Executive Officer and certain other officers of the Bank. Mr. Lisicki's salary under the employment agreement was based on his then current salary, $115,000. Mr. Lisicki's employment agreement is for a term of three years. The agreements are terminable by the Bank for "just cause" as defined in the agreements. If the Bank terminates the employee without just cause, the employee will be entitled to a continuation of the employee's salary from the date of termination through the remaining term of the agreement. Mr. Lisicki's employment agreement contains a provision stating that in the event of the termination of employment in connection with any future change in control of the Bank, as diversified in the agreement, Mr. Lisicki will be paid in a lump sum an amount equal to 2.99 times Mr. Lisicki's five year average annual cash compensation. In addition, the Bank has entered into severance agreements with three key employees, which provide a severance payment upon termination without just cause in the event of a change in control, as defined in the agreements. If such payments were made under the agreements to the above officers and key employees at March 31, 1996, such payments would equal approximately $686,000. The aggregate payments that would be made to such individuals would be an expense to the Bank, thereby reducing net income and the Bank's capital by that amount, adjusted as appropriate for income tax effects. The agreements may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion.

      Supplemental Retirement Plan. The Bank has adopted a supplemental retirement plan ("SERP") for the benefit of John M. Lisicki, President and one other officer of the Bank in connection with the termination of a defined benefit retirement plan in fiscal 1994. The purpose of the SERP is to furnish the participant with supplemental post-retirement benefits in addition to those which will be provided under the Bank's 401(k) Plan. After an analysis of the retirement benefits provided to all employees, the Bank determined that most employees would benefit more from a 401(k) savings plan than the defined benefit retirement plan. The SERP was adopted to compensate John Lisicki and the other officer so that when the benefits under the SERP are added to the benefits under the 401(k) Plan, the retirement benefits are approximately equal to the retirement benefits these same officers would have received under the terminated defined benefit retirement plan. The targeted level of retirement benefits under the SERP are calculated as 60% of the Mr. Lisicki's final average compensation (as defined in the SERP), as adjusted to take into account certain other retirement benefits. Annually, a sum equal to 16.99% of Mr. Lisicki's annual salary is expensed by the Bank for the benefit of Mr. Lisicki. The SERP provides that the Bank can pay the benefits under the SERP either as a single lump sum payment, by purchasing a straight life or joint and survivor annuity, or in monthly installments over five, ten, or fifteen years. Payments under the SERP will be accrued for financial reporting purposes based upon the yearly credit by the Bank to the account of the officer. Upon receipt of payment of benefits, the participant will recognize taxable ordinary income in the amount of such payments received and the Bank will be entitled to recognize a tax-deductible compensation expense at that time for tax return purposes. Benefits under the SERP are immediately payable upon death or disability of the participant, or upon involuntary termination of the participant prior to the officer obtaining the age of 55 or obtaining 20 years of credited service under the SERP. For the six months ended March 31, 1996, and the fiscal year ended September 30, 1995, expenses associated with the SERP totaled approximately $11,000 and $21,000, respectively.

Other Benefits

      Employee Stock Ownership Plan. The Bank has established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees, to be implemented upon the completion of the Conversion. Participating employees are employees who have completed one year of service with the Bank and have attained the age 21. The Bank will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Bank expects that the ESOP will receive a favorable letter of determination from the IRS.

      The ESOP is to be funded by tax-deductible contributions made by the Bank in cash or the Common Stock. Benefits may be paid either in shares of the Common Stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 10% of the Common Stock to be issued in the Conversion, and intends to borrow funds from the Company. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the Common Stock to be issued in the Offerings (i.e., approximately $880,000, based on the midpoint of the EVR), however, no assurance may be given that ESOP purchases, if any, will not change. This loan will be secured by the shares purchased and earnings thereon. Shares of Common Stock purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Bank anticipates contributing approximately $88,000 annually (based on a 88,000 share purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be limited to an amount that is tax-deductible.

      Shares sold above the maximum of the EVR (i.e., more than 1,265,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the Conversion in the open market.

      Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year and be employed on the last day of the plan year in order to receive an allocation. Participant benefits become 100% vested after five years of service. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of the Company, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability, or separation from service. The Bank's contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

      The Board of Directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The Board of Directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

      401(k) Savings Plan. The Bank sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan after reaching age 21 and completing one year of service. Under the 401(k) Plan, employees may voluntarily elect to defer between 1% and 10% of compensation, not to exceed applicable limits under the Code (i.e., $9,500 in calendar 1995). The Bank matches 100% of the first 3% of employee contributions and 50% of the next 3% of employee contributions. The Bank does not match more than 4.5% of the employee's base salary. Matching contributions vest over a five year period at a rate of 20% per year, or become 100% vested upon termination of employment due to death, disability, or retirement. Employee contributions are immediately vested. The Bank intends to amend the 401(k) Plan to permit voluntary investments of plan assets by participants in the Common Stock in the Conversion and thereafter.

      Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age under the 401(k) Plan is age 65. Additionally, funds under the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code.

      Costs associated with the 401(k) Plan were $17,000 and $31,000 for the six months ended March 31, 1996 and the year ended September 30, 1995. Contributions to the 401(k) Plan by the Bank for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See "- Employee Stock Ownership Plan."

Proposed Future Stock Benefit Plans

      Stock Option Plan. The Boards of Directors of the Company intend to adopt a stock option plan (the "Option Plan") within one year of the Conversion, subject to approval by the Company's stockholders at a stockholders meeting to be held no sooner than six months after the Conversion. The Option Plan would be in compliance with the OTS regulations then in effect. See "- Restrictions on Benefit Plans." In accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of Common Stock to be issued in the Offerings (i.e., 110,000 shares based upon the sale of 1,100,000 shares at the midpoint of the
EVR) would be reserved for issuance by the Company upon exercise of stock options to be granted to officers, directors, and employees of the Company and the Bank from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors, and employees by facilitating their purchase of a stock interest in the Company. The Option Plan, which would become effective upon stockholder approval of the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. The options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, the Bank's performance, and a comparison of awards given by other institutions converting from mutual to stock form.

      The Company would receive no monetary consideration for the granting of stock options under the Option Plan, however, the Company would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the Company, however, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to the equity of the Company.

      If the Option Plan is implemented more than one year after the Conversion, the Option Plan will comply with such OTS regulations and policies that are applicable at such time.

      Restricted Stock Plan. The Board of Director of the Bank and the Company intends to adopt a restricted stock plan (the "RSP") within one year of the Conversion, the objective of which is to enable the Bank to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than six months after the Conversion in order for stockholders to vote to approve the RSP. The RSP will be implemented in accordance with applicable OTS regulations. See "- Restrictions on Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, the Bank's performance, and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by the Bank to the trust created for the RSP (the "RSP Trust").

      The Bank will contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of Common Stock that is sold in the Conversion. The shares purchased by the RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the Common Stock is greater than $10.00 per share, the Bank's contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, the Bank's contribution will be decreased. In recognition of their prior and expected services to the Bank and the Company, as the case may be, the officers, employees, and directors responsible for implementation of the policies adopted by the Board of Directors and the profitable operation of the Bank will, without cost to them, be awarded stock under the RSP. Based upon the sale of 1,100,000 shares of Common Stock in the Offerings at the midpoint of the EVR, the RSP Trust is expected to purchase up to 44,000 shares of Common Stock.

      In accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the cost of the Common Stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged, or otherwise disposed of and are required to be held in escrow. The RSP Trustees shall vote all shares held by the RSP trust prior to vesting and delivery of shares to participants.

      If the RSP is implemented more than one year after the Conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

      Restrictions on Benefit Plans. OTS regulations provide that in the event the Bank implements or adopts stock option or management and/or employee stock benefit plans within one year from the date of Conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the Conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the Conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under any plan, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the Conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received. Plans adopted and implemented more than one year after the Conversion would not necessarily be subject to these limitations. In addition, should the rules and regulations of the OTS be liberalized, the Bank and the Company reserve the right to adopt plans qualifying under the more liberal rules.

Compensation Committee Interlocks and Insider Participation

     The compensation committee consists of President John M. Lisicki and directors John A. Tesiero, Jr., John A. Kosinski, Jr. and Daniel J. Greco. Director John A. Kosinski, Jr., is an attorney in Amsterdam, New York, and performs legal work for the Bank, consisting of mortgage title reviews and closings on loans. During the fiscal year ended September 30, 1995, Mr. Kosinski collected fees of approximately $57,000 from the Bank, in connection with this legal work, which fees were in excess of 5% of the total gross revenues of Mr. Kosinski's firm.

Certain Related Transactions

      Director John A. Kosinski, Jr., is an attorney in Amsterdam, New York, and performs legal work for the Bank, consisting of mortgage title reviews and closings on loans. During the fiscal year ended September 30, 1995, Mr. Kosinski collected fees of $57,000 from the Bank, in connection with this legal work, which fees were in excess of 5% of the total gross revenues of Mr. Kosinski's firm.

      Director Tesiero is a principal and substantial owner of the Amsterdam Riverfront Center (the "Center"). The Bank has recently entered into two leases with the Center to lease space to house portions of the Bank's operations and possibly a small branch office with an ATM. The leases are for a term of five years with an option to renew the leases for another five years. The leases with the Center are at a rent that was equivalent to the market rate at the time the leases were entered into and the Bank will pay approximately $125,000 in lease payments over five years for the use of approximately 7,000 square feet. The spaces leased by the Bank make up two of the 64 spaces available in the Center.

      The Bank had no "interlocking" relationships existing on or after September 30, 1995 in which (i) any executive officer is a member of the Board of Directors/Trustees of another entity, one of whose executive officers is a member of the Bank's Board of Directors, or where (ii) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Bank's Board of Directors.

      The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers and directors. Such loans a) have been made in the ordinary course of business, b) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and c) do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. Loans to officers and directors of the Bank and their affiliates, amounted to approximately $318,000 or 3.88% of the Bank's equity at March 31, 1996. Assuming the Conversion had occurred as of March 31, 1996, and assuming the sale of 1,100,000 shares at the midpoint of the EVR, loans to officers and directors of the Bank at that date would have totalled approximately 1.85% of pro forma stockholders' equity of the Company.

                                THE CONVERSION

      The Boards of Directors of the Bank and the Company and the OTS have approved the Plan subject to the Plan's approval by the Members of the Bank entitled to vote on the matter and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General

      On April 26, 1996, the Board of Directors of the Bank adopted the Plan, pursuant to which the Bank would be converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank, with the concurrent formation of the Company. It is currently intended that all of the capital stock of the Bank will be held by the Company. The OTS has approved the Plan subject to its approval by the members of the Bank entitled to vote on the matter at a special meeting (the "Special Meeting") called for that purpose and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

      The OTS has approved the Company's application to become a savings and loan holding company and to acquire all of the Common Stock of the Bank to be issued in the Conversion. Pursuant to such OTS approval, the Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the to be issued and outstanding capital stock of the Bank.

      The Conversion will be accomplished through adoption of the proposed Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Bank, at which time the Bank will change its name to Amsterdam Federal Bank and will become a wholly owned subsidiary of the Company. The Conversion will be accounted for at historical cost in a manner similar to a pooling of interests. Under the Plan, the Common Stock is being offered for sale by the Company. As part of the Conversion, the Company is conducting a Subscription Offering of the Common Stock for holders of subscription rights and, depending upon market conditions at or near the completion of the Subscription Offering, may also, or in lieu thereof, conduct a Public Offering. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the members of the Bank.

      In the event that the Bank is unable to complete the sale of Common Stock and effect the Conversion within 45 days after the end of the Subscription Offering, the Bank may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that the Bank's valuation would not substantially change during any such extension. If the EVR of the Common Stock must be amended, no assurance can be given that such amended EVR would be approved by the OTS. Therefore, it is possible that if the Conversion cannot be completed within the requisite period, the Bank may not be permitted to complete the Conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the Conversion. No sales of the Common Stock may be completed in the Offerings unless the Plan is approved by the members of the Bank.

      Completion of the Offerings is subject to market conditions and other factors beyond the Bank's control. No assurance can be given as to the length of time following approval of the Plan at the Special Meeting that will be required to complete the Offerings. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Bank upon Conversion together with corresponding changes in the offering price and the net proceeds realized by the Bank from the sale of the Common Stock. In the event the Conversion is terminated, the Bank would be required to charge all Conversion expenses against current income and any funds collected by the Bank in the Offerings would be promptly returned to each potential investor, plus interest at the prescribed rate.

Reasons for the Conversion

      The principal factors considered by the Bank's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the future of mutual institutions generally and the numerous competitive disadvantages which the Bank faces if it continues in mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention, and regulatory uncertainty.

      If the Bank is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The only realistic growth opportunity available to the Bank as a mutual is branching. The opportunities for a mutual to expand through mergers are extremely scarce. The only realistic merger possibilities are mutual to mutual mergers. As the number of mutual companies dwindles, so do the opportunities for such mergers. Although the Bank does not have any specific acquisitions planned at this time, the Conversion will position the Bank to take advantage of any acquisition opportunities that may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Bank cannot wait until an acquisition is imminent to begin the conversion process.

      As an increasing number of the Bank's competitors convert to stock form and can use stock based compensation programs, the Bank, as a mutual, is at a disadvantage in attracting and retaining qualified management. The Bank believes that the ESOP for all employees and the Stock Option Plan and the RSP for directors, officers, and certain employees are important tools in achieving such goals, even though the Bank will be required to wait until after the Conversion to implement the Stock Option Plan and the RSP. See "Management of the Bank - Proposed Future Stock Benefit Plans."

      Another benefit of the conversion will be an increase in capital. Notwithstanding the Bank's current capital position, the importance of higher levels of capital cannot be ignored in the current interest rate environment. For the last few years, thrift institutions have enjoyed very favorable net interest margins as interest rates dropped to very low levels. In more recent months, interest rates generally have been rising. As has been amply demonstrated in the past, changing accounting principles, interest rate shifts, and changing regulations can threaten even well-capitalized institutions. As a mutual institution, the Bank can only increase capital through retained earnings or the issuance of subordinated debentures, which do not count as Tier I capital for regulatory capital purposes. Capital that may seem unnecessary now may help the Bank withstand future threats to its capital.

      In view of the competitive disadvantage and the ongoing debate about the future of mutual institutions in the wake of regulatory consolidation and other forces, the Bank is choosing to reject the uncertainty inherent in the mutual structure in favor of the more widely used, recognized, and understood stock form of ownership.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank

      Voting Rights. Depositor and borrower members will have no voting rights in the converted Bank and will therefore not be able to elect directors of the Bank or to otherwise participate in the conduct of the affairs of the Bank or the Company unless they hold Common Stock. Currently, these rights are accorded to depositor and certain borrower members of the Bank. Although the Bank holds annual meetings of members for the election of directors and for other purposes, very few members exercise their voting rights. Accordingly, voting control of the Bank has been effectively exercised by

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



the Board of Directors through their individual votes and through proxies given by a limited number of members. Following the Conversion, the Bank will become a wholly owned subsidiary of the Company, which will hold all voting rights in the Bank. Voting rights in the Company will be vested exclusively in the Company's stockholders. Stockholders will be entitled to vote on any matter to be considered by the stockholders of the Company and will be entitled to one vote for each share of the Common Stock owned. See "Certain Restrictions on Acquisition of the Company" with respect to limitations applicable to the rights of stockholders to exercise cumulative voting.

      Savings Accounts and Loans. The Bank's savings accounts, balances of the individual accounts, and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Bank.

      Tax Effects. A discussion of the material taxes applicable to the Bank is included above under "Taxation." A summary of the material tax effects of the Conversion on the Bank and its members is set forth below. The Bank has received an opinion from its counsel, Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., that the Conversion will constitute a nontaxable reorganization under
Section 368(a)(1)(F) of the Code. Among other things, the opinion, filed as an exhibit to the registration statement of which this prospectus is a part, provides that: (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank in either its mutual form or its stock form, or by the Company, by reason of the proposed Conversion; (ii) no gain or loss will be recognized by the Bank upon the receipt of money from the Company for stock of the Bank, and no gain or loss will be recognized by the Company upon the receipt of money for the Common Stock; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to conversion; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Bank upon the issuance to them of withdrawable savings accounts in the stock association in the same dollar amount as their savings accounts in the Bank plus an interest in the liquidation account of the stock association in exchange for their savings accounts in the Bank; (vi) the receipt by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of non-transferable subscription rights to purchase shares of the Common Stock under the Plan is taxable to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members to the extent the subscription rights have value; (vii) the basis of each account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion, decreased by the fair market value of the non-transferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised;
(x) the Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank, in its mutual form, as of the date of Conversion; (xi) the Bank, immediately after Conversion, will succeed to the bad debt reserve accounts of the Bank, in its mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on the Bank's taxable income, deductions, or addition to reserve for bad debts either in its mutual or stock form.

     The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights to purchase Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With

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



respect to the subscription rights, the Bank has received an opinion of Capital Resources Group which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor,
(ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value, which will be the same price at which shares of Common Stock for which no subscription right is received in the Subscription Offering may be offered in the Public Offering. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and the Bank could recognize gain on such distribution.

      The Bank is subject to New York taxation and has received the opinion of KPMG Peat Marwick LLP that the Conversion will be treated for New York state tax purposes similar to the Conversion's treatment for federal tax purposes.

      Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C., Capital Resources, and KPMG Peat Marwick LLP have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New York tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

      Liquidation Account. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each eligible Account Holder and Supplemental Eligible Account Holder of the Bank is entitled to a liquidating distribution from the liquidation account, pro rata to the value of his or her accounts, of the Bank remaining after liquidation payment of claims of all creditors (including the claims of all account holders to the withdrawal value of their accounts). Each account holder's pro rata share of such liquidating distribution would be in the same proportion as the value of his or her deposit accounts was to the total value of all deposit accounts in the Bank at the time of liquidation.

      Upon a complete liquidation after the Conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of the Bank. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. A depositor would not have an interest in the residual value of the assets of the Bank above that amount, if any.

      The Plan and OTS rules provide for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the equity of the Bank as of the date of its latest statement of financial condition contained in the final prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she continues to maintain his or her deposit account at the Bank, would be entitled pursuant to a complete liquidation of the Bank after Conversion, to an interest in the liquidation account prior to any payment to stockholders of the Bank. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Bank on the qualifying date, March 31, 1996. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, March 31, 1996. The interest as to each deposit account would be in

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



the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of the Bank (September 30) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

      No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction the Bank is not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

      In accordance with OTS regulations, non-transferable subscription rights to purchase shares of the Common Stock have been granted to all persons and entities entitled to purchase the Common Stock in the Subscription Offering under the Plan. The amount of the Common Stock which these parties may purchase will be determined, in part, by the total amount of Common Stock to be issued and by the availability of the Common Stock for purchase under the categories set forth in the Plan. If the Subscription Offering extends beyond _________ __, 1996 (45 days following the Expiration Date of the Subscription Offering), subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that the Common Stock is available after satisfaction of all subscriptions of all persons having prior rights and subject to the maximum and minimum purchase limitations set forth in the Plan and as described below under "- Limitations on Purchases of Shares." The following priorities have been established:

      Eligible Account Holders. Each Eligible Account Holder (depositors of the Bank with account balances of at least $50 on March 31, 1995) will receive non-transferable subscription rights on a priority basis to purchase that number of shares of Common Stock which is equal to the greater of 15,000 shares ($150,000) sold in the Conversion, one-tenth of one percent (0.10)% of the total offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, but in no event shall this number be greater than the maximum purchase limitation specified in the Plan. If the allocation made in this paragraph results in an oversubscription, shares of Common Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to 100 shares of Common Stock or the total amount of his or her subscription, whichever is less. Any shares of Common Stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all subscribing Eligible Account Holders. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in the Bank in the one-year period preceding March 31, 1996, are subordinated to the subscription rights of other Eligible Account Holders.

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



      Tax-Qualified Employee Benefit Plans. The tax-qualified employee benefit plans of the Bank ("Employee Plans") have been granted subscription rights to purchase up to 10% of the total shares issued in the Conversion. The ESOP is an Employee Plan.

      The right of Employee Plans to subscribe for the Common Stock is subordinate to the right of the Eligible Account Holders to subscribe for the Common Stock. However, in the event the Offerings result in the issuance of shares above the maximum of the EVR (i.e., more than 1,265,000 shares), the Employee Plans have a priority right to fill their subscription (the ESOP, the only Employee Plan, currently intends to purchase up to 8% of the Common Stock issued in the Conversion). The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the Conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

      Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder (depositors who are not Eligible Account Holders of the Bank with account balances of at least $50 on June 30, 1996) will receive non-transferable subscription rights to purchase that number of shares of Conversion Stock which is equal to the greater of 15,000 shares ($150,000) sold in the Conversion, one-tenth of one percent (0.10%) of the total offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. These non-transferable subscription rights shall be granted only in the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OTS approval. If the allocation made pursuant to this paragraph results in an oversubscription, shares of Common Stock shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation (including the number of shares of Common Stock, if any, allocated in accordance with the subscription rights of Eligible Account Holders) equal to 100 shares of Common Stock or the total amount of his or her subscription, whichever is less. Any shares of Common Stock not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders.

      The rights of Supplemental Eligible Account Holders to subscribe for the Common Stock is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for the Common Stock.

      Other Members. Other Members (depositors and certain borrowers (borrowers whose loans were outstanding on January 18, 1995) who are entitled to vote at a special meeting of members called to vote on the Conversion) who are not Eligible Account Holders or Supplemental Eligible Account Holders, will receive non-transferable subscription rights to purchase up to the greater of 15,000 shares ($150,000), or one tenth of one percent (0.10%) of the total offering, subject to maximum and minimum purchase limitations and exclusive of an increase in the total number of shares issued due to an increase in the maximum EVR of up to 15%, to the extent such stock is available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. If the allocation made pursuant to this paragraph results in an oversubscription when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the Employee Plans, and the Supplemental Account Holders, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number

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



of shares of Common Stock sufficient to make his or her total allocation equal to 100 shares of Common Stock or the total number of shares covered by the subscription of the Other Member. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

      Members in Non-Qualified States. The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; (ii) the granting of subscription rights or offer or sale of shares of Common Stock to such persons would require the Bank, the Company, or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

      Restrictions on Transfer of Subscription Rights and Shares. The OTS conversion regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

      The Bank and the Company will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

      Expiration Date. The Subscription Offering will expire at 12:00 noon, Eastern Time, on ______ __, 1996, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). Subscription rights will become void if not exercised prior to the Expiration Date.

Public Offering

      To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, the Company may offer shares pursuant to the Plan, to selected persons in a Public Offering on a best-efforts basis through Capital Resources in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Public Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering by persons exercising Subscription Rights. In addition, depending on market conditions, Capital Resources may utilize selected broker-dealers ("Selected Dealers") in connection with the sale of shares in the Public Offering. Common Stock sold in the Public Offering will be sold at $10.00 per share and hence will be

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



sold at the same price as all other shares in the Conversion. The Company and the Bank have the right to reject orders, in whole or in part, in their sole discretion in the Public Offering.

      No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than 15,000 shares or $150,000 of Common Stock in the Public Offering. To order Common Stock in connection with the Public Offering, if any, an executed stock order and account withdrawal authorization (if applicable) must be received by Capital Resources prior to the termination of the Public Offering. The date by which orders must be received in the Public Offering ("Public Offering Expiration Date") will be set by the Company at the time of commencement of the Public Offering; provided however, if the Offerings are extended beyond _________ __, 1996, each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In such event, all funds received in the Public Offering will be promptly returned with interest to each purchaser unless he or she affirmatively indicates otherwise.

      Capital Resources may enter into agreements with Selected Dealers to assist in the sale of shares in the Public Offering. Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of Common Stock with the authorization of Capital Resources. When and if Capital Resources and the Company believe that enough indications of interest and orders have been received to consummate the Conversion, Capital Resources will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmation of the orders to such customers on the next business day after the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the closing date of the Conversion. On the closing date, Selected Dealers will remit funds to the account that the Company established for each Selected Dealer. Each customer's funds so forwarded to the Company, along with all other accounts held in the same title, will be insured by the FDIC up to the applicable legal limit. After payment has been received by the Company from Selected Dealers, funds will earn interest at the Bank's passbook rate until the completion of the Offerings. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, are required to promptly credit their customers' brokerage accounts.

      It is estimated that the Selected Dealers will receive a negotiated commission of up to 4% of the Common Stock sold by the Selected Dealers, payable by the Company, and Capital Resources will also receive a fee of 1.5% of Common Stock sold by such firms. Such fees in the aggregate will not exceed 5.5% of the Common Stock. See "- Marketing Arrangements."

      In the event the Company determines to conduct a Public Offering, persons to whom a Prospectus is delivered may order shares of Common Stock by submitting a completed stock order and account withdrawal authorization (provided by Capital Resources, if applicable) and an executed certification along with immediately available funds (which may be obtained by debiting a Capital Resources account) to Capital Resources by not later than the Public Offering Expiration Date (as established by the Company). Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, Capital Resources will forward such funds to the Bank to be deposited in a subscription escrow account.

      If an order in the Public Offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to Capital Resources as nominee for the beneficial owner. In the event that an order is not accepted or the Conversion is not consummated, the Bank will promptly refund with interest the funds received to Capital Resources which will then return the funds to purchasers' accounts. If the aggregate pro forma market value of the Company and the Bank, as converted, is less than $9,350,000 or more than $14,547,500, each purchaser will have the right to modify or rescind his or her order.

      If a Public Offering is held, the opportunity to order shares of Common Stock in the Public Offering is subject to the right of the Bank and the Company, in their sole discretion, to accept or reject any such orders in whole or in part.

Ordering and Receiving Common Stock

      Use of Order Forms. Rights to subscribe may only be exercised by completion of an Order Form or stock order and account withdrawal authorization ("Stock Order"), if applicable, in the case of the Public Offering. Any person receiving an Order Form or Stock Order who desires to subscribe for shares of Common Stock must do so prior to the Expiration Date or, if applicable, the Public Offering Expiration Date, by delivering (by mail or in person ) to the Bank a properly executed and completed Order Form or Stock Order, together with full payment of the Purchase Price for all shares for which subscription is made; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, the Employee Plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon consummation of the Conversion. Except for institutional investors, all subscription rights under the Plan will expire on the Expiration Date, whether or not the Bank has been able to locate each person entitled to such subscription rights. The Bank and Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Public Offering at any time prior to the completion of the Conversion. Once tendered, subscription orders cannot be revoked without the consent of the Bank and the Company unless the Conversion is not completed within 45 days of the Expiration Date.

      In the event an Order Form or Stock Order (i) is not delivered and is returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee; (ii) is not received or is received after the Expiration Date or the Public Offering Expiration Date; (iii) is defectively completed or executed; (iv) is not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment, but excluding subscriptions by the Employee Plans) or, in the case of an institutional investor in the Public or Syndicated Public Offering, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the completion of the Conversion; or (v) is not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed Order Form or Stock Order within the time period specified. However, the Company may, but will not be required to, waive any irregularity on any Order Form or Stock Order or require the submission of corrected Order Forms or Stock Orders or the remittance of full payment for subscribed shares by such date as the Company may otherwise specify. The waiver of an irregularity on an Order Form or Stock Order in no way obligates the Company to waive any other irregularity on any other Order Form or Stock Order. Waivers will be considered on a case by case basis. The Bank and the Company reserve the right in their sole discretion to accept or reject orders received on photocopies or facsimile Order Forms or Stock Orders, or whose payment is to be made by wire transfer or payment from private third parties. The interpretation by the Bank or Company of the terms and conditions of the Plan and of the acceptability of the Order Forms or Stock Orders will be final, subject to the authority of the OTS.

      To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date or, if applicable, the Public Offering Expiration Date, in accordance with Rule 15c2-8 of the Exchange

Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date . Execution of the Order Form or Stock Order will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms or Stock Orders will only be distributed with a Prospectus.

      Payment for Shares. For subscriptions to be valid, payment for all subscribed shares, computed on the basis of the Purchase Price, will be required to accompany all properly completed Order Forms, on or prior to the expiration date specified on the Order Form unless such date is extended by the Bank or the Company. Employee Plans subscribing for shares during the Subscription Offering may pay for such shares upon consummation of the Conversion. Payment for shares of Common Stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) for shares of Common Stock subscribed for in the Subscription Offering, by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Bank. For orders or subscriptions of $25,000 or more, payments must be made by withdrawal authorization (if applicable), certified check, cashier's check, or money order. Appropriate means by which such withdrawals may be authorized are provided in the Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the Common Stock for which a subscription has been made until the Conversion has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the Conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, such funds will be placed in a segregated account and interest will be paid by the Bank at the passbook savings account rate from the date payment is received until the Conversion is completed or terminated. An executed Order Form, once received by the Company, may not be modified, amended, or rescinded without the consent of the Bank, unless the Conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Offerings will be promptly refunded with interest as described above.

      In addition to the foregoing, if shares are offered through Selected Dealers, a purchaser may pay for shares of Common Stock with funds held by or deposited with a Selected Dealer. If a Stock Order is executed and forwarded to the Selected Dealer or if the Selected Dealer is authorized to execute the Stock Order on behalf of a purchaser, the Selected Dealer is required to forward the Order Form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the Stock Order form or execution of the Stock Order by the Selected Dealer. Alternatively, Selected Dealers may solicit indications of interest from their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall forward executed Stock Order and certifications to their Selected Dealer or authorize the Selected Dealer to execute such forms. The Selected Dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send Stock Orders and funds to the Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with Selected Dealers until the debit date.

      Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Offerings, provided that such IRAs are not maintained on deposit at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offerings. Instructions on how to transfer self-directed IRAs maintained at the Bank can be obtained from the Stock Center located at the Bank's main office.

      Federal regulations prohibit the Bank from lending funds or extending credit to any person to purchase the Common Stock in the Conversion.

      Delivery of Stock Certificates. Certificates representing Common Stock issued in the Conversion will be mailed to the persons entitled thereto at the address noted on the Order Form, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

      The Common Stock will be offered in the Offerings principally by the distribution of this prospectus and through activities conducted at a Stock Center located at the Bank's main office but in an area away from publicly accessible areas (including teller windows) of that office. The Stock Center is expected to operate during normal business hours throughout the Offerings. It is expected that a registered representative employed by Capital Resources will be working at, and supervising the operation of, the Stock Center. Capital Resources will be responsible for overseeing the mailing of materials relating to the Offerings, responding to questions regarding the Conversion and the Offerings and processing Order Forms and Stock Orders. It is expected that Bank and the Company personnel will be present in the Stock Center to assist Capital Resources with clerical matters and to answer questions related solely to the business of the Bank.

      Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock in jurisdictions where such participation is not prohibited. Other employees of the Company and the Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers of the Company or registered representatives of Capital Resources. The Company will rely on Rule 3a4-1 promulgated under the Exchange Act, and sales of Common Stock will be conducted in accordance with Rule 3a4-1, so as to permit officers, directors, and employees to participate in the sale of Common Stock. No officer, director, or employee of the Company or the Bank will be compensated in connection with such person's solicitations or other participation in the Offerings by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Common Stock.

Limitations on Purchases of Shares

      The Plan provides for certain additional limitations to be placed upon the purchase of the Common Stock by eligible subscribers and others in the Conversion. Each purchaser must purchase a minimum of 25 shares; provided, however, that the minimum number of shares requirement shall not apply if the number of shares of Conversion Stock purchased times the price per share exceeds $500. No person (or persons through a single account), together with any associate or group of persons acting in concert, may subscribe for or purchase more than 15,000 shares of Common Stock ($150,000), except for the Employee Plans which may purchase up to 10% of the Common Stock issued in the Conversion.

Depending on market conditions and the results of the Offerings, the Board of Directors, in its sole discretion, may increase or decrease the purchase limitation without the approval of the members of the Bank and without resoliciting subscribers, provided that the maximum purchase limitation may not be increased to a percentage in excess of 5%. The OTS regulations governing the Conversion limit the number of shares that officers and directors and their associates may purchase. In the aggregate, the officers and directors or their associates may not purchase more than 33% of the shares of the Common Stock issued pursuant to the Conversion. For purposes of the Plan, the directors are not deemed to be acting in concert solely by reason of their Board membership.

      Requests to purchase additional shares of Common Stock under the Plan will be allocated by the Board of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above and in the Plan. Pro rata reduction within each subscription rights category will be made in allocating shares to the extent that the maximum purchase limitation is exceeded.

      In the event of an increase in the total number of shares offered in the Conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; and (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum.

      The term "associate" of a person is defined in the Plan to mean (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "Associate" does not include any tax-qualified employee stock benefit plan), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

      The term "officer" is defined in the Plan to mean an executive officer of the Bank and may include the Bank's Chairman of the Board, Chief Executive
Officer, President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer shall have the same meaning as used for an officer in the Plan.

      Each person purchasing shares of the Common Stock in the Conversion will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. In the event that such purchase limitation is violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), the Bank will have the right to purchase from such person at the Purchase Price per share all shares acquired by such person in excess of such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the

Purchase Price per share paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Bank to purchase such excess shares will be assignable by the Bank.

      Common Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Bank. For certain restrictions on the Common Stock purchased by directors and officers, see "- Restrictions on Transferability by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Plan of Distribution

      The Company and the Bank have entered into an Agency Agreement with Capital Resources under which Capital Resources will assist, on a best efforts basis, in the distribution of the Common Stock in the Conversion. Capital
Resources is a broker-dealer registered with the NASD. Specifically, Capital Resources will assist in the Subscription Offering in the following manner: (i) training and educating the Company's and the Bank's employees regarding the mechanics and regulatory requirements of the stock conversion process; (ii) conducting information meetings for potential subscribers, if necessary; (iii) managing the sales efforts in the Subscription and Public Offerings; and (iv) keeping records of all stock subscriptions. Selected dealers may also be used in the Offerings. See "- Marketing Arrangements."

      Materials for the Offerings have been initially distributed to eligible subscribers by mail, with additional copies available at the Stock Center. In the Subscription Offering, officers of the Company may be available to answer questions about the Conversion. Such officers will not be permitted to make statements about the Bank or the Company unless such information is also set forth in this Prospectus, and they will not be authorized to render investment advice. All subscribers for the shares to be offered will be instructed to send payment directly to the Bank, where such funds will be held in a segregated special escrow account and not released until the closing of the Conversion or its termination.

Marketing Arrangements

      The Bank and the Company have engaged Capital Resources as a financial and marketing advisor in connection with the Offerings and Capital Resources has agreed to act as an underwriter on a best efforts basis to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Capital Resources will receive, as compensation, a fee of 2.00% of the total dollar amount of Common Stock sold in the Offerings, excluding subscriptions by directors, officers and employees of the Bank and the Company and their immediate family members, the ESOP, and Common Stock sold by other NASD member firms participating in the Offerings. In the event that selected dealer agreements are entered into in connection with a Public Offering, the Company will pay commissions to selected dealers of, typically, up to 4.0% for shares of Common Stock sold by the selected dealer. In addition, the Company will pay Capital Resources a management fee of 1.5% for shares sold by selected dealers. Fees paid to Capital Resources and to any other broker/dealer may be deemed to be underwriting fees and Capital Resources and such broker/dealers may be deemed to be underwriters. Capital Resources will also be reimbursed for its legal fees up to $30,000 and for reasonable out-of-pocket expenses. The Bank and the Company have agreed to indemnify Capital Resources, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Capital Resources has received fees totalling $75,000 for consulting and advisory services relating to the Conversion, which fees will be credited against marketing fees payable to Capital Resources. See "Pro Forma Data" for further information regarding expenses of the Conversion. Capital Resources is affiliated with Capital Resources Group.

Shares to be Purchased by Management Pursuant to Subscription Rights

      The following table sets forth certain information as to the approximate purchases of Common Stock by each director and executive officer of the Bank and by all directors and officers as a group, including their "associates." All such shares will be purchased for investment purposes and not for purposes of resale. For purposes of the following table, it has been assumed that 1,100,000 shares (the midpoint of the EVR) of the Common Stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                            Aggregate
                                               Total         Price of       Percent
                                               Shares         Shares       of Shares

        Name                Position        Purchased(1)   Purchased(1)   Purchased(1)
        ----                --------        ------------   ------------   ------------

John M. Lisicki          President, Chief     10,000        $100,000            0.91%
                         Executive Officer
                         and Director
Daniel J. Greco          Director              5,000          50,000            0.45
Ronald S. Tecler         Director             15,000         150,000            1.36
John A. Tesiero, Jr.     Director             15,000         150,000            1.36
John A. Kosinski, Jr.    Director             10,000         100,000            0.91
Joseph G. Opalka         Director              7,500          75,000            0.68
Florence B. Opiela       Director              2,500          25,000            0.22
James J. Alescio         Treasurer and           500           5,000            0.05
                         Chief Financial
                         Officer

Benjamin W. Ziskin       Vice President and    3,000          30,000            0.27
                                               -----          ------           -----
                         Chief Lending
                         Officer

Total executive officers
and directors (9 persons)                     68,500        $685,000            6.2%
                                              ======         =======           ====

- --------------------
(1)   Does not include shares purchased by the ESOP.

Stock Pricing

      Capital Resources Group, a financial consulting and appraisal firm that is experienced in the evaluation and appraisal of business entities, including thrift institutions involved in the conversion process, has been retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock to be sold pursuant to the Conversion. Capital Resources Group will receive a fee of $15,000 for its appraisal and to assist in the preparation of other material and will be reimbursed for reasonable out-of-pocket expenses, up to $2,500. Capital Resources Group will receive a fee of $2,500 for any appraisal update. The Bank has agreed to indemnify Capital Resources Group under certain circumstances against liabilities and expenses (including certain legal fees) arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Bank to

Capital Resources Group, except where Capital Resources Group is determined to have been negligent or failed to exercise due diligence in the preparation of the appraisal. Capital Resources Group is independent of the Company and the Bank but is affiliated with Capital Resources. In addition, Capital Resources Group will receive a fee of $12,500 plus up to an additional $7,500 in expenses for its assistance with record management and proxy solicitation services in connection with the Conversion.

      The appraisal was prepared by Capital Resources Group in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, the Bank's financial condition and operating trends, the competitive environment within which the Bank operates, operating trends of certain thrift institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the State of New York which affect the operations of thrift institutions, and stock market values of certain institutions. In addition, Capital Resources Group has advised the Bank that it has considered and will consider the effect of the additional capital raised by the sale of the Common Stock on the estimated aggregate pro forma market value of such shares.

      On the basis of the above, Capital Resources Group has determined, in its opinion, that as of June 14, 1996, the estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion was $11,000,000. The Company has determined to offer the shares in the Conversion at a price of $10.00 per share. By dividing the price per share into the estimated aggregate value, the Company initially plans to issue 1,100,000 shares. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Capital Resources Group has established a range of value from $9,350,000 to $14,547,500 for this offering (the Estimated Valuation Range) that will be updated prior to consummation of the Conversion. If the final value is outside the Estimated Valuation Range, the total number of shares being offered will be further adjusted and a new
Estimated Valuation Range may be established without resolicitation of subscriptions and without the approval of the Bank's Members, unless required by the OTS or unless the final valuation is less than $9,350,000 or more than $14,547,500 (15% above the maximum of the Estimated Valuation Range).

      The Board of Directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The Board of Directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions or the methodology.

      No sale of the shares will take place unless prior thereto Capital Resources Group confirms to the OTS that, to the best of Capital Resources Group's knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the Purchase Price on an aggregate basis was incompatible with its estimate of the aggregate pro forma market value of the Common Stock at the time of the sale thereof. If, however, the facts do not justify such a statement, an amended Estimated Valuation Range may be set and subscribers may be resolicited. Subscribers will not be resolicited in the event the final valuation is not less than the minimum of the Estimated Valuation Range and is not more than 15% above the Estimated Valuation Range.

      The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the Common Stock. In preparing the appraisal, Capital Resources Group has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank. Capital Resources Group did not independently verify the financial statements and other information provided by the Bank, nor did Capital Resources Group value independently the assets and liabilities of the Bank. The appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of

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



the Bank. Moreover, because such appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the Common Stock will thereafter be able to sell such shares at prices within the estimated range at the time of the Offerings.

Number of Shares to be Issued in the Conversion

      Depending on market and financial conditions at the time of the completion of the Offerings, the Company may significantly increase or decrease the number of shares to be issued in the Conversion. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the change in the number of shares to be issued in the Conversion results in an offering which is either below the minimum of the EVR or materially above the maximum of the EVR, provided that up to a 15% increase in the maximum of the EVR will not be deemed to be material. Any adjustments to the EVR as a result of market and financial conditions would be subject to OTS review.

      In the event of a material increase in the valuation, the Company may increase the total number of shares to be issued in the Conversion. An increase in the total number of shares to be issued in the Conversion would decrease both a subscriber's ownership interest and the pro forma equity and income on a per share basis while increasing the pro forma net income and equity and income on an aggregate basis. If the number of shares to be offered is to be increased, any person who subscribed in the Subscription Offering for the maximum number of shares permitted may be given the opportunity to purchase an additional number of shares sufficient to make the total number of shares of the Common Stock purchased by such subscriber equal to the same percentage of the increased number of shares of Common Stock to be issued in the Conversion. Purchase limitations will be based on the actual number of shares issued in the Conversion.

      In the event of a material reduction in the valuation, the Bank may decrease the number of shares to reflect fully the reduced valuation. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the pro forma equity on a per share basis while decreasing equity on an aggregate basis. A decrease in the total number of shares to be issued in the Conversion would not affect subscription rights by reducing the maximum number of shares that may be purchased under various purchase limitations and would not change the number of shares that a subscriber may purchase unless the purchase limitation was also changed. However, such a decrease could reduce the amount of shares allocated in the event of an oversubscription.

Restrictions on Repurchase of Stock

      Generally, within one year following the Conversion, the Company may not repurchase Common Stock and in the second and third year following the Conversion, the Company may only repurchase Common Stock as part of an open-market stock repurchase program in an amount up to 5% of the outstanding stock during each of those two years, provided the repurchase does not cause the Bank to become undercapitalized and at least 10 days prior notice of the repurchase is provided to the OTS. The OTS may disapprove the repurchase program upon a determination that (1) the repurchase program would adversely affect the financial condition of the Bank, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the Regional Director of the OTS may permit repurchases after six months following the Conversion and may permit additional repurchases during the second and third year. In addition, SEC rules also restrict the method, time, price, and number of shares of Common Stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

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




Restrictions on Transferability by Directors and Officers

      Shares of the Common Stock purchased by directors and officers of the Company shall be subject to the restriction that said shares shall not be sold for a period of one year following completion of the Conversion, except for a disposition of shares in the event of the death of the stockholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Company approved by the regulatory authorities. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the foregoing restriction, and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction relating to the transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

      For a period of three years following the Conversion, no director or officer of the Bank, the Company or their associates may, without the prior approval of the OTS, purchase any shares of Common Stock other than from or through a broker or dealer registered with the SEC unless the purchase involves more than 1% of the outstanding shares of Common Stock through an arm's length transaction.

Interpretation and Amendment of the Plan

      To the extent permitted by law, all interpretations of the Plan by the Board of Directors of the Bank will be final, however, such interpretations shall have no binding effect on the OTS. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors as a result of comments from the OTS or otherwise, prior to the solicitation of proxies from the members and at any time thereafter with the concurrence of the OTS, except that in the event that the regulations under which the Plan was adopted are liberalized subsequent to the approval of the Plan by the OTS and the members at the Special Meeting, the Board of Directors may amend the Plan to conform to the regulations without further approval of the OTS or the members of the Bank to the extent permitted by law. An amendment to the Plan that would result in a material adverse change in the terms of the Conversion would require a resolicitation. In the event of a resolicitation, subscriptions for which a confirmation or modification was not received would be rescinded.

Conditions and Termination

      Completion of the Conversion requires the approval of the Plan and the affirmative vote of not less than a majority of the total number of votes of the members of the Bank eligible to be cast at the Special Meeting and the sale of all shares of Common Stock within 24 months following approval of the Plan by members. If these conditions are not satisfied, the Plan will be terminated and the Bank will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the OTS, by the Board of Directors at any time thereafter.

Other

      All statements made in this prospectus are hereby qualified by the contents of the Plan, the material terms of which are set forth herein. The Plan is attached to the Proxy Statement. Copies of the Plan are available from the Bank and it should be consulted for further information. Adoption of the Plan by the Bank's members authorizes the Board of Directors to amend or terminate the Plan.

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



              CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

      Although the Boards of Directors of the Bank and the Company are not aware of any effort that might be made to obtain control of the Company after Conversion, the Boards of Directors, as discussed below, believe it is appropriate to include certain provisions in the Company's Certificate of Incorporation to protect the interests of the Company and its stockholders from takeovers which the Board of Directors of the Company might conclude are not in the best interests of the Bank, the Company or the Company's stockholders.

      The following discussion is a general summary of certain material provisions of the Company's Certificate of Incorporation and Bylaws and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Certificate of Incorporation and Bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS and the Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Company's Certificate of Incorporation and Bylaws

      Limitations on Voting Rights.  The  Certificate  of  Incorporation  of the
Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of the Conversion of the Bank, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company. After five years from the date of the Conversion, a beneficial holder submitting a proxy or proxies totalling more than 10% of the then outstanding shares of Common Stock will be able to vote in the following manner: the number of votes which may be cast by such a beneficial owner shall be a number equal to the total number of votes that a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned and owned of record by such beneficial owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such beneficial owner. The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the Common Stock is (1) to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion more than 10% of the Common Stock is beneficially owned by a person) and (2) limit the vote on Common Stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the Common Stock is beneficially owned by a person more than five years after the Conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The Certificate of Incorporation of the Company further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

     Election of Directors. Certain provisions of the Company's Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Company's Certificate

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



of Incorporation provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Company's Board. The Company's Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The Certificate of Incorporation also provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Certificate of Incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

      The Certificate of Incorporation provides that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

      Restrictions on Call of Special Meetings. The Certificate of Incorporation of the Company provides that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors, or a Committee of the Board or other person so empowered by the Bylaws. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

      Absence of Cumulative Voting. The Company's Certificate of Incorporation provides that there shall be no cumulative voting rights in the election of directors.

      Authorized Shares. The Certificate of Incorporation authorizes the issuance of 3,000,000 shares of Common Stock and 500,000 shares of preferred stock ("Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

      Procedures for Certain Business Combinations. The Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding shares of the Company entitled to vote in the election of director in order for the Company to engage in or enter into certain "Business Combinations," as defined therein, with any Principal Stockholder (as defined below) or any affiliates of the Principal Stockholder, unless the proposed transaction has been approved in advance by the Company's Board of Directors, excluding those who were not directors prior to the time the Principal Stockholder became the Principal Stockholder. The term "Principal Stockholder" is defined to include any person and the affiliates and associates of the person (other than the Company or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. Any

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



amendment to this provision requires the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors.

      Amendment to Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the Common Stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

      The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of Directors cast at a meeting called for that purpose.

      Purpose and Takeover Defensive Effects of the Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Bank believes that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank and the Company in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believe these provisions are in the best interests of the Bank and of the Company and its stockholders. In the judgment of the Board of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

      Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

      Effect of Takeover Defenses on Stockholder Interests. An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

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



      Potential Negative Impact of Takeover Defenses on Stockholder Interests. Despite the belief of the Bank and the Company as to the benefits to stockholders of these provisions of the Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Boards of Directors of the Bank and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

      Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.

      Effect of Employment and Severance Agreements. The Bank has entered into an employment agreement with President John M. Lisicki that provides for payments in the event of termination of employment following a change in control, as defined in the agreement, of 2.99 times the then current salary of Mr. Lisicki. In addition, the Bank has entered into employment agreements with two other executive officers and severance agreements with three key employees that provide for payments in the event of termination of employment following a change in control, as defined in the agreements. At March 31, 1996, such payments would have totalled approximately $686,000, rendering an acquisition, followed by termination of their employment, more expensive to a possible acquiror as a result of these agreements. See "Management of the Bank - Executive Compensation - Employment Agreement."

      Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

      Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

      Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior

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



written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

      Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, as defined under federal law, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control, and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                         DESCRIPTION OF CAPITAL STOCK

      The Company is authorized to issue 3,000,000 shares of the Common Stock, $0.10 par value per share, and 500,000 shares of serial preferred stock, $0.01 par value per share. The Company currently expects to issue up to 1,454,750 shares of Common Stock in the Conversion. The Company does not intend to issue any shares of serial preferred stock in the Conversion, nor are there any present plans to issue such preferred stock following the Conversion. The aggregate par value of the issued shares will constitute the capital account of the Company. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of the Company will represent nonwithdrawable capital and will not be insured by the Company, the Bank, the FDIC, or any other government agency.

Common Stock

      Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of the Company's directors.

     Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and
(iv) any interests in the liquidation account established upon the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposits at the Bank.

      Restrictions on Acquisition of the Common Stock. See "Certain Restrictions on Acquisition of the Company" for a discussion of the limitations on acquisition of shares of the Common Stock.

      Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable.

     Transfer Agent and Registrar. American Stock Transfer and Trust Co. is expected to act as the transfer agent and registrar for the Common Stock of the Company.

      Issuance of Additional Shares. Except in the Subscription and Community Offerings and possibly pursuant to the RSP or Option Plan, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or under employee benefit plans. See "Risk Factors - Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the Common Stock are to be issued.

      For additional information, see "Dividends," "Regulation," and "Taxation" with respect to restrictions on the payment of cash dividends; "- Restrictions on Transferability by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Certain Restrictions on Acquisition of the Company" for information regarding restrictions on acquiring Common Stock of the Company.

Serial Preferred Stock

      None of the 500,000 authorized shares of serial preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of such shares and the qualifications, limitations, and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

                             LEGAL AND TAX MATTERS

      The legality of the Common Stock has been passed upon for the Bank and the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Capital Resources will be passed upon by Serchuk & Zelermyer, White Plains, New York. The federal income tax consequences of the Conversion have been passed upon for the Bank and the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. The New York income tax consequences of the Conversion have been passed upon for the Bank and the Company by KPMG Peat Marwick LLP.

                                    EXPERTS

        The financial statements of the Bank as of September 30, 1995 and for the year ended September 30, 1995, appearing in this prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of the Bank as of September 30, 1994 and for each of the years in the two year period ended September 30, 1994, appearing in this prospectus have been audited by T.M. Byxbee Company, CPAs, NY, P.C. ("T.M. Byxbee Company"), independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      Capital Resources Group has consented to the inclusion herein of a summary of its appraisal report setting forth its opinion as to the estimated pro forma market value of the Common Stock to be issued in the Conversion and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing herein.

                               CHANGE IN AUDITOR

      On September 12, 1995, the audit proposal of KPMG Peat Marwick LLP for the fiscal year ended 1995 was accepted; approval of the selection of KPMG Peat Marwick LLP was obtained at a meeting of the Board of Directors of the Bank held on September 26, 1995. During July 1995, T.M. Byxbee Company orally advised the Bank that it did not wish to continue as independent auditors of the Bank following a conversion from the mutual to the stock form. The report of T.M. Byxbee Company as of September 30, 1994 and for the fiscal years ended September 30, 1994 and 1993 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles except for an explanatory paragraph that described the adoption of SFAS No. 109 "Accounting for Income Taxes" which changed its method of accounting for income taxes in the fiscal year 1994. During the fiscal years ended September 30, 1994 and 1993 and during the period from September 30, 1994 to September 12, 1995, there were no disagreements between the Bank and T.M. Byxbee concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                           REGISTRATION REQUIREMENTS

      The Common Stock of the Company will be registered pursuant to Section 12(g) of the Exchange Act prior to completion of the Conversion. The Company will be subject to the information, proxy solicitation, insider trading restriction, tender offer rule, periodic reporting and other requirements of the SEC under the Exchange Act. The Company will not deregister the Common Stock under the Exchange Act for a period of at least three years following the Conversion.

                            ADDITIONAL INFORMATION

      The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

      The Bank has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this prospectus omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey 07302 without charge.

      A copy of the Certificate of Incorporation and Bylaws of the Company are available without charge from the Bank.

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                         Index to Financial Statements

                                                                       Page(s)

Independent Auditors' Reports .............................................F-1

Balance Sheets as of March 31, 1996 (unaudited)
  and September 30, 1995 and 1994..........................................F-3

Statements of Income for the Six Months ended
  March 31, 1996 and 1995 (unaudited) and for the Years
  Ended September 30, 1995, 1994 and 1993...................................18

Statements of Changes in Equity for the Six Months ended
  March 31, 1996 (unaudited) and for the
  Years Ended September 30, 1995, 1994, and 1993 ......................... F-4

Statements of Cash Flows for the Six Months ended
  March 31, 1996 and 1995 (unaudited) and for the
  Years Ended September 30, 1995, 1994, and 1993 ..........................F-5

Notes to Financial Statements .............................................F-7

All schedules are omitted because the required information is either not applicable or is included in the financial statements or related notes.

Separate financial statements for the Company have not been included because the Company will not engage in material transactions until after the Conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses, or contingent liabilities.

                          Independent Auditors' Report

The Board of Directors
Amsterdam Federal Savings
   and Loan Association:

We have audited the accompanying balance sheet of Amsterdam Federal Savings and Loan Association (the Association) as of September 30, 1995, and the related statement of income, changes in equity and cash flows for the year ended September 30, 1995. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of Amsterdam Federal Savings and Loan Association as of September 30, 1994 and for the years ended September 30, 1994 and 1993, were audited by other auditors whose report, dated November 8, 1994, except for note 14, which is as of April 26, 1996, on those statements included an explanatory paragraph that described the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which changed its method of accounting for income taxes effective October 1, 1993.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above as of and for the year ended September 30, 1995, present fairly, in all material respects, the financial position of Amsterdam Federal Savings and Loan Association as of September 30, 1995 and the results of its operations and its cash flows for the year ended September 30, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, as of October 1, 1994, the Association adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which changed its method of accounting for certain investments in debt and equity securities.


                                         /s/KPMG Peat Marwick LLP

November 22, 1995, except for note 14,
   which is as of April 26, 1996

                      [LETTERHEAD OF T. M. BYXBEE COMPANY]

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Amsterdam Federal Savings and Loan Association
Amsterdam, New York

      We have audited the accompanying balance sheet of Amsterdam Federal Savings and Loan Association as of September 30, 1994, and the related statements of income, changes in equity, and cash flows for the years ended September 30, 1994 and 1993. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amsterdam Federal Savings and Loan Association as of September 30, 1994 and the results of its operations and its cash flows for the years ended September 30, 1994 and 1993, in conformity with generally accepted accounting principles.

      As discussed in Note 1 to the financial statements, in 1994 the Association adopted FASB Statement No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                    /s/ T.M. Byxbee Company, CPAs, NY, P.C.

November 8, 1996, except for Note 14, which is as of April 26, 1996.

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                                 Balance Sheets

                                           (Unaudited)
                                            March 31,         September 30,
                                              1996         1995          1994
                                              ----         ----          ----
      Assets

Cash and due from banks                 $  4,464,837     4,823,328    3,985,791
Federal funds sold                         6,150,000     3,350,000    2,250,000
Term deposits with the Federal Home
      Loan Bank                            2,000,000     1,500,000         -
                                          ----------   -----------   ---------
         Total cash and cash
           equivalents                    12,614,837     9,673,328    6,235,791
                                          ----------   -----------   ----------

Securities available for sale             18,184,644     2,563,266         -
Investment securities held to maturity
   (estimated fair value of
   $30,942,901 in 1996, $46,892,622 in
   1995, and $44,781,113 in
   1994)                                  31,008,985    46,722,683   46,099,781
Federal Home Loan Bank of New York
   stock, at cost                            566,200       566,200      508,800
Loans receivable, net                     67,729,508    65,447,528   58,622,767
Accrued interest receivable                1,128,780     1,130,654      872,558
Premises and equipment, net                1,586,850     1,613,668    1,308,444
Other assets                                 225,996       244,510      233,851
                                         -----------   -----------  -----------
         Total assets                   $133,045,800   127,961,837  113,881,992
                                         ===========   ===========  ===========

   Liabilities and Equity
Liabilities:
   Deposits                              121,443,001   116,072,579  102,016,369
   Federal Home Loan Bank of New York
      long term borrowings                 2,071,875     2,303,125    2,790,625
   Escrow accounts                           309,225       500,523      545,834
   Accrued expenses and other
      liabilities                          1,026,351     1,171,481    1,227,543
                                         -----------   -----------  -----------
         Total liabilities               124,850,452   120,047,708  106,580,371
                                         -----------   -----------  -----------

Equity:
   Undivided profits                       8,227,918     7,909,546    7,301,621

   Net unrealized gain (loss) on
      securities available for sale,
      net of tax                             (32,570)        4,583          -
                                         -----------   -----------  -----------

         Total equity                      8,195,348     7,914,129    7,301,621
                                         -----------   -----------  -----------

         Total liabilities and equity   $133,045,800   127,961,837  113,881,992
                                        ============   ===========  ===========

See accompanying notes to financial statements.

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                         Statements of Changes in Equity

                                                            Net
                                                         Unrealized
                                                       Gain (Loss) on
                                                         Securities
                                        Undivided    Available for Sale,    Total
                                          Profits        Net of Tax        Equity
                                          -------        ----------        ------

Balance, October 1, 1992               $ 5,955,215           -            5,955,215

   Net income                              690,607           -              690,607
                                         ---------        ------          ---------

Balance, September 30, 1993              6,645,822           -            6,645,822

   Net income                              655,799           -              655,799
                                         ---------       -------          ---------

Balance, September 30, 1994              7,301,621           -            7,301,621

   Net income                              607,925           -              607,925

   Net unrealized gain on
      securities available for
      sale, net of tax                         -           4,583              4,583
                                         ---------       -------          ---------

Balance, September 30, 1995              7,909,546         4,583          7,914,129

   Net income (unaudited)                  318,372           -              318,372

   Change in net unrealized gain
      on securities available
      for sale, net of tax
      (unaudited)                              -         (37,153)           (37,153)
                                         ---------       -------          ---------
Balance, March 31, 1996
      (unaudited)                      $ 8,227,918       (32,570)         8,195,348
                                         =========       =======          =========

See accompanying notes to financial statements.

                 AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                            Statements of Cash Flows

                                                               (Unaudited)
                                                            Six Months Ended                      Years Ended
                                                                March 31,                        September 30,
                                                           1996        1995             1995         1994         1993
                                                           ----        ----             ----         ----         ----
Increase  (decrease)  in cash and cash  equivalent:
  Cash flows  from  operating activities:

   Net income                                         $   318,372     346,926         607,925       655,799      690,607
   Adjustments to reconcile net income to net
      cash provided by (used in) operating
      activities:
         Depreciation                                      81,871      66,766         145,594       104,761       80,795
         Provision for loan losses                         80,000      85,000         165,000       293,000      217,000
         Deferred tax expense (benefit)                    (4,666)    (20,638)        (55,756)      (62,160)       1,957
         Net (gain) loss on security
           transactions                                        -           -            3,151       (40,028)     (14,679)
         Gain on sale of real estate owned                     -           -               -         (6,453)          -
         Write off of real estate owned                        -           -               -          2,463           -
         Decrease (increase) in accrued
           interest receivable                              1,874     (75,109)       (258,096)       13,384     (113,746)
         Decrease (increase) in other assets               18,514     (45,486)        (10,659)     (126,814)      (6,470)
         Increase (decrease) in accrued expenses and
            other liabilities                            (121,325)   (384,194)         (2,667)      816,645      222,263
                                                        ---------   ---------       ---------   -----------    ---------
               Total adjustments                           56,268    (373,661)        (13,433)      994,798      387,120
                                                        ---------   ---------       ---------   -----------    ---------
               Net cash provided by (used in)
                  operating activities                    374,640     (26,735)        594,492     1,650,599    1,077,727
                                                        ---------   ---------       ---------   -----------    ---------
Cash flows from investing activities:
   Proceeds from the sale of securities
      available for sale                                       -           -          314,268            -            -
   Proceeds from the maturity and call of
      securities available for sale                       924,819     750,812       1,015,725            -            -
   Purchases of securities available for sale                  -       (8,275)       (783,519)           -            -
   Proceeds from the sale of investment
      securities                                               -           -               -      1,981,422      491,298
   Proceeds from the maturity and call of investment
      securities                                        6,538,108   2,571,725       3,640,075     7,907,120   14,452,702
   Purchases of investment securities                  (7,426,899) (4,096,734)     (7,368,924)  (16,106,809) (20,385,096)
   Purchase of Federal Home Loan Bank of New
      York stock                                               -      (57,400)        (57,400)           -            -
   Redemption of Federal Home Loan Bank of
     New York stock                                            -           -               -         63,300           -
   Net loans made to customers                         (2,361,980) (3,840,583)     (6,989,761)   (6,117,037)  (1,825,144)
   Proceeds from sale of real estate owned                     -           -               -         86,422           -
   Capital expenditures                                   (55,053)   (276,372)       (450,818)      (97,042)    (120,384)
                                                        ---------   ---------       ---------   -----------    ---------
               Net cash used in investing
                  activities                           (2,381,005) (4,956,827)    (10,680,354)  (12,282,624)  (7,386,624)
                                                       ----------  ----------     -----------   -----------   ----------
Cash flows from financing activities:
   Net increase in deposits                             5,370,422   6,195,466      14,056,210     7,343,659   10,081,655
   Net increase (decrease) in escrow accounts            (191,298)    (63,108)        (45,311)       27,507     (142,989)
   Long term borrowings from the Federal Home
      Loan Bank                                                -           -               -        500,000    1,000,000
   Repayments on long term borrowings from the
      Federal Home Loan Bank                             (231,250)   (243,750)       (487,500)     (437,500)    (393,750)
                                                        ---------   ---------       ---------   -----------    ---------
               Net cash provided by financing
                 activities                             4,947,874   5,888,608      13,523,399     7,433,666   10,544,916
                                                        ---------   ---------      ----------   -----------   ----------
Net increase (decrease) in cash and cash
      equivalents                                       2,941,509     905,046       3,437,537    (3,198,359)   4,236,019
Cash and cash equivalents at beginning of period        9,673,328   6,235,791       6,235,791     9,434,150    5,198,131
                                                        ---------   ---------       ---------   -----------    ---------
Cash and cash equivalents at the end of period        $12,614,837   7,140,838       9,673,328     6,235,791    9,434,150
                                                       ==========   =========       =========   ===========    =========

                                                                    (Continued)

                 AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION


                                                               (Unaudited)
                                                            Six Months Ended                      Years Ended
                                                                March 31,                        September 30,
                                                           1996        1995             1995         1994         1993
                                                           ----        ----             ----         ----         ----

Additional Disclosures Relative to Cash Flows:

   Interest paid                                      $ 2,647,905   2,045,918       4,518,515     3,623,590    3,705,378
                                                       ==========   =========       =========     ==========   =========

   Taxes paid                                         $    40,000      91,650         327,569       640,057      175,671
                                                       ==========   =========       =========     =========    =========

Supplemental schedules of non-cash investing and financing activities:

   Transfer of loans to real estate owned             $        -           -               -         15,009       67,423
                                                       ==========   =========       =========     =========    =========

   Investment securities transferred to
      securities available for sale upon the
      adoption of Financial Accounting Standard
      No. 115, fair value of securities
      transferred $3,065,404                          $        -    3,105,947       3,105,947            -            -
                                                       ==========   =========       =========     =========    ========

   Investment  securities held to maturity
      transferred to securities  available
      for sale in  accordance  with the FASB
     "Special  Report,"  fair  value of securities
      transferred $16,662,196                         $16,602,489         -               -             -            -
                                                       ==========   =========       =========     =========    ========

   Change in net unrealized (gain) loss on
      securities available for sale, net of tax
      during the period                               $   (37,153)     15,554          31,341            -            -
                                                       ==========   =========       =========     =========    ========


See accompanying notes to financial statements.

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                          Notes to Financial Statements
                    (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)

(1)  Summary of Significant Accounting Policies
     (a) Basis of Presentation

         The accompanying financial statements consists only of the accounts of Amsterdam Federal Savings and Loan Association (the Association). The accounting and reporting policies of the Association conform in all material respects to generally accepted accounting principles and to general practice within the thrift industry. The Association utilizes the accrual method of accounting for financial reporting purposes.

     (b) Business

         A substantial  portion of the  Association's  loans are secured by real estate  located in Montgomery  and  neighboring  counties in New York
           State. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio is dependent upon market conditions in these market areas. In addition, other real estate owned, if any, is also generally located in Montgomery and neighboring counties in New York State.

         Material  estimates  that are  particularly  susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned, if any, acquired in connection with foreclosures or in-substance foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, if any, management obtains independent appraisals for properties.

         Management  believes  that the  allowance  for loan losses is adequate.
           While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination which may not be currently available to management.

     (c) Cash Equivalents

         For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     (d) Cash Reserve Requirements

         The Association is required to maintain certain cash reserves and other deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $770 thousand, $744 thousand, and $494 thousand at March 31, 1996 and September 30, 1995 and 1994, respectively.


                                                                     (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


     (e) Securities Available for Sale, Investment Securities Held to Maturity, and Federal Home Loan Bank of New York Stock

         The Association adopted Statement of Financial Accounting Standards No.
           115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), on October 1, 1994. Management determines the appropriate classification of securities, including mortgage-backed securities, at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported as a separate component of equity, net of estimated income taxes. The Association does not maintain a trading portfolio.

         Realized gains and losses on the sale of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

         Mortgage-backed  securities,  which are  guaranteed  by the  Government
           National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Federal National Mortgage Association ("FNMA"), represent participating interests in direct pass-through pools of long-term first mortgage loans originated and serviced by the issuers of the securities.

         Unrealized losses on securities are charged to earnings when the decline in fair value of a security is determined to be other than temporary.

         Prior to the adoption of SFAS No. 115, all debt securities, including mortgage-backed securities, were carried at amortized cost and adjusted for amortization of premium and accretion of discount, which was calculated on an effective interest method. Marketable equity securities, if any, were carried at the lower of aggregate cost or fair value, with any unrealized losses reflected in equity. Upon the adoption of SFAS No. 115 on October 1, 1994, the Association transferred $3,105,947 of securities to the available for sale classification. At the time of transfer, these securities had a fair value of $3,065,404.

         Non-marketable equity securities, such as Federal Home Loan Bank of New
           York Stock, is stated at cost. The investment in Federal Home Bank of New York stock is required for membership. This investment is pledged to secure Federal Home Loan Bank of New York long term borrowings.

                                                                    (Continued)

                 AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                    Notes to Financial Statements, Continued
                    (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


     (f) Reclassification of Investment Securities

         In November 1995, the Financial Accounting Standards Board (FASB) released its Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report contained, among other things, a unique provision that allowed entities to, as of one date either concurrent with the initial adoption of the Special Report (November 15, 1995), but no later than December 31, 1995, reassess the appropriateness of the classifications of all securities held at that time. In accordance with the FASB's Special Report, the Association reclassified securities with an amortized cost of $16,602,489 and an approximate fair value of $16,662,196 from investment securities held to maturity to securities available for sale as of December 31, 1995.

     (g) Loans Receivable

         Loans receivable are stated at the unpaid principal amount,  net of the allowance for loan losses. Interest income on loans is not recognized when considered doubtful of collection by management. Loans considered doubtful of collection by management are placed on a non-accrual status for the recording of interest. Generally, loans past due 90 days or more as to principal or interest are considered to be in non-accrual status except for those loans which, in management's judgment, are adequately secured and for which collection is probable. Previously accrued income that has not been collected is generally reversed from current income. Fees received from and costs incurred for loan originations are recorded to interest income on loans as received or incurred. Based upon management's analysis, recording loan origination fees and costs on the cash basis does not have a material impact on the Association's financial statements.

     (h) Allowance for Loan Losses

         The allowance  for loan losses is  established  through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance for loan losses is maintained at a level deemed appropriate by management based on an evaluation of the known and inherent risks in the portfolio, past loan loss exposure, estimated value of underlying collateral, and current and prospective economic conditions that may affect borrowers' ability to pay.

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


     (i) Loan Impairment

         On May  31,  1993,  the  Financial Accounting  Standards  Board  issued
           Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). SFAS No. 114 was amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," (SFAS No. 118). These Statements were adopted by the Association on October 1, 1995 and prescribe recognition criteria for loan impairment, generally related to commercial loans, and measurement methods for certain impaired loans and all loans whose terms are modified in trouble debt restructurings subsequent to the adoption of these Statements. A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement. Under these new Statements the allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans).

         Other real estate owned, if any, includes both formally foreclosed and insubstance foreclosed real properties. In accordance with SFAS No. 114, a loan is classified as an insubstance foreclosure when the Association has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Prior to the adoption of SFAS No. 114 and SFAS No. 118, insubstance foreclosed properties included those properties where the borrower had little or no remaining equity in the property considering its fair value; where repayment was only expected to come from the operation or sale of the property; and where the borrower effectively abandoned control of the property or it was doubtful that the borrower would be able to rebuild equity in the property.

         Loans previously classified as insubstance foreclosed properties but for which the Association had not taken possession of the collateral have been reclassified to loans for all periods presented. These reclassifications did not significantly impact the Association's financial position or results of operations.

         There was no real estate owned or insubstance foreclosed properties at March 31, 1996, or September 30, 1995 and 1994.

     (j) Premises and Equipment

         Premises   and   equipment   are   stated  at  cost  less   accumulated
           depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the terms of the related leases or the useful lives of the assets.

     (k) Employee Benefit Plans

         The  Association  has a defined  contribution  401(k) plan covering all full time employees meeting age and service requirements. In addition, the Association has a supplemental employee retirement plan for certain executive officers.

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


     (l) Income Taxes

         In February  1992, the  Financial  Accounting  Standards  Board  issued
           Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The
           Association's policy is that deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

         Effective  October 1, 1993,  the  Association  adopted  SFAS No. 109.
           The effect of the adoption of SFAS No. 109 was not material to the financial statements. Prior years' financial statements were not restated for the effect of adopting SFAS No. 109.

     (m) Financial Instruments

         In the normal course of business, the Association is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, and standby letters of credit. The Association's policy is to record such instruments when funded.

     (n) Fair Value of Financial Instruments

         In December  1991,  the  Financial Accounting  Standards  Board  issued
           Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires certain disclosures about fair value for all financial instruments, whether recognized or not recognized in the balance sheet, and is effective for the Association's fiscal year ended September 30, 1996 financial statements.

     (o) Reclassifications

         Amounts in the prior periods' financial statements are reclassified whenever necessary to conform to current period presentations.

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)

(2)  Securities Available for Sale

     The amortized cost and approximate fair value of securities available for sale at March 31, 1996 and September 30, 1995 is as follows:

                                                   March 31, 1996
                                    -----------------------------------------------
                                                 Gross         Gross    Approximate
                                    Amortized Unrealized    Unrealized      Fair
                                      Cost       Gains        Losses        Value
                                      ----       -----        ------        -----
         U.S. Government and
             agency securities    $ 9,018,342    33,401        15,104    9,036,639
         States and political
             subdivisions           6,228,841    31,131        23,566    6,236,406
         Collateralized
             mortgage
             obligations            2,986,810       438        75,649    2,911,599
                                   ----------   -------     ---------   ----------
            Total securities
               available for
               sale               $18,233,993    64,970       114,319   18,184,644
                                   ==========   =======     =========   ==========

                                                 September 30, 1995
                                    -----------------------------------------------
                                                 Gross         Gross    Approximate
                                    Amortized Unrealized    Unrealized      Fair
                                      Cost       Gains        Losses        Value
                                      ----       -----        ------        -----
         U.S. Government and
             agency securities    $ 2,002,078     4,020         1,720    2,004,378
         States and political
             subdivisions             554,244     4,644            -       558,888
                                    ---------   -------     ---------    ---------
            Total securities
               available for
               sale               $ 2,556,322     8,664         1,720    2,563,266
                                   ==========   =======     =========    =========

     The amortized cost and approximate  fair value of securities  available for sale at March 31, 1996 and September 30, 1995, by contractual maturity, are shown below (collateralized mortgage obligations are included by final contractual maturity). Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          March 31, 1996
                                                    --------------------------
                                                      Amortized    Approximate
                                                        Cost       Fair Value
                                                        ----       ----------

        Due within one year                         $  5,557,610     5,579,237
        Due one year to five years                     9,724,324     9,728,094
        Due five years to ten years                           -             -
        Due after ten years                            2,952,059     2,877,313
                                                      ----------     ---------
           Total securities available for sale      $ 18,233,993    18,184,644
                                                      ==========    ==========

                                                                     (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


                                                          September 30, 1995
                                                      ------------------------
                                                      Amortized    Approximate
                                                        Cost       Fair Value
                                                        ----       ----------

        Due within one year                         $  1,799,699     1,800,946
        Due one year to five years                       756,623       762,320
                                                      ----------     ---------
           Total securities available for sale      $  2,556,322     2,563,266
                                                      ==========     =========

     Proceeds from the sale of securities  available for sale were approximately
       $314 thousand during the year ended September 30, 1995, which resulted in gross realized losses of approximately $3 thousand, with no gross realized gains. There were no sales of securities available for sale during the six months ended March 31, 1996 and 1995, respectively.

(3)  Investment Securities Held to Maturity

     The amortized cost and approximate fair value of investment securities held to maturity at March 31, 1996, September 30, 1995 and 1994 is as follows:

                                                March 31, 1996
                                 -----------------------------------------------
                                               Gross        Gross    Approximate
                                 Amortized  Unrealized   Unrealized      Fair
                                   Cost        Gains       Losses        Value
                                   ----        -----       ------        -----

         U.S. Government and
             agency securities $ 19,577,768    18,204      225,914    19,370,058
         Mortgage-backed
             securities          11,395,243   210,368       68,742    11,536,869
         Other                       35,974         -            -        35,974
                                 ----------   -------      -------    ----------
            Total investment
               securities
               held to
               maturity        $ 31,008,985   228,572      294,656    30,942,901
                                 ==========   =======      =======    ==========

                                              September 30, 1995
                                 -----------------------------------------------
                                               Gross        Gross    Approximate
                                 Amortized  Unrealized   Unrealized      Fair
                                   Cost        Gains       Losses        Value
                                   ----        -----       ------        -----

         U.S. Government and
             agency securities $ 25,212,733    91,892      208,082    25,096,543
         Mortgage-backed
             securities          12,347,680   210,937       13,909    12,544,708
         States and political
             subdivisions         6,076,897   127,535       23,904     6,180,528
         Collateralized
             mortgage
             obligations          3,049,399    16,253       30,783     3,034,869
         Other                       35,974      -            -           35,974
                                 ----------   -------      -------    ----------
            Total investment
               securities
               held to
               maturity        $ 46,722,683   446,617      276,678    46,892,622
                                 ==========   =======      =======    ==========

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


                                                   September 30, 1994
                                      -----------------------------------------------
                                                    Gross        Gross    Approximate
                                      Amortized  Unrealized   Unrealized      Fair
                                        Cost        Gains       Losses        Value
                                        ----        -----       ------        -----

         U.S. Government and
             agency securities      $ 23,181,668   11,070       806,359    22,386,379
         Mortgage-backed
             securities               12,711,440   86,053       375,314    12,422,179
         States and political
             subdivisions              6,687,774   14,466       112,319     6,589,921
         Collateralized
             mortgage
             obligations               3,166,005    5,500       124,981     3,046,524
         Other                           352,894      -          16,784       336,110
                                      ---------- --------     ---------    ----------
            Total investment
               securities
               held to
               maturity             $ 46,099,781  117,089     1,435,757    44,781,113
                                      ==========  =======     =========    ==========

         The amortized cost and approximate fair value of investment  securities held to maturity at March 31, 1996 and September 30, 1995, by contractual maturity, are shown below (mortgage-backed securities and collateralized mortgage obligations are included by final contractual maturity). Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   March 31, 1996
                                              --------------------------
                                              Amortized      Approximate
                                                Cost         Fair Value
                                                ----         ----------

           Due within one year             $  3,145,185       3,153,848
           Due one year to five years        12,966,167      12,815,363
           Due five years to ten years        4,511,408       4,512,917
           Due after ten years               10,386,225      10,460,773
                                             ----------      ----------
               Total                       $ 31,008,985      30,942,901
                                             ==========      ==========

                                                 September 30, 1995
                                              --------------------------
                                              Amortized      Approximate
                                                Cost         Fair Value
                                                ----         ----------

           Due within one year             $  5,570,187       5,582,465
           Due one year to five years        25,499,707      25,476,404
           Due five years to ten years        1,922,703       1,954,170
           Due after ten years               13,730,086      13,879,583
                                             ----------      ----------
               Total                       $ 46,722,683      46,892,622
                                             ==========      ==========

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


         There were no sales of investment securities held to maturity during the six months ended March 31, 1996 and 1995, or the year ended September 30, 1995. Proceeds from the sale of investment securities were approximately $2.0 million and $491 thousand during the years ended September 30, 1994 and 1993, respectively, which resulted in gross realized gains of approximately $43 thousand and $15 thousand, respectively, and gross realized losses of approximately $3 thousand and $0 thousand, respectively.

(4)  Loans Receivable, Net

     A summary of loans  receivable  at March 31, 1996 and  September 30, 1995 and 1994 is as follows:
                                            March 31,         September 30,
                                              1996         1995          1994
                                              ----         ----          ----

      Loans secured by real estate:
        Conventional                    $ 42,679,797    43,076,165   41,319,303
        Commercial                         3,109,441     2,796,597    2,581,457
        Home equity                       12,323,827     9,770,549    5,239,779
        FHA insured                          432,748       526,354      714,028
        VA guaranteed                        844,696     1,005,639    1,231,810
                                          ----------    ----------   ----------
                                          59,390,509    57,175,304   51,086,377
                                          ----------    ----------   ----------

      Other loans:
        Personal secured                   4,773,991     4,462,462    3,765,101
        Personal unsecured                   413,287       406,630      304,499
        Commercial                         1,614,134     1,680,545    1,684,274
        Home improvement                   1,268,776     1,258,587      767,224
        Passbook                             896,538       834,285      645,800
        Education                            123,387       307,396      994,347
                                          ----------    ----------   ----------
                                           9,090,113     8,949,905    8,161,245
                                          ----------    ----------   ----------

                                          68,480,622    66,125,209   59,247,622
      Less: Allowance for loan losses       (751,114)     (677,681)    (624,855)
                                          ----------    ----------   ----------
            Loans receivable, net       $ 67,729,508    65,447,528   58,622,767
                                          ==========    ==========   ==========

     Certain  conventional   mortgage  loans  held  in  the  Association's  loan
       portfolio are used to secure Federal Home Loan Bank of New York long term borrowings.

     A summary of the allowance for loan losses is as follows:

                             Six Months Ended              Years Ended
                                  March 31,               September 30,
                               1996      1995       1995      1994       1993
                               ----      ----       ----      ----       ----

      Balance at
        beginning of
        period            $  677,681    624,855   624,855    414,649   313,237
      Provision for loan
        losses                80,000     85,000   165,000    293,000   217,000
      Charge-offs             (6,567)    (4,629) (112,174)   (82,794) (115,588)
      Recoveries                  -          -         -          -         -
                            --------   --------  --------   --------   -------
      Balance at end of
      period              $  751,114    705,226   677,681    624,855   414,649
                            ========   ========  ========   ========  ========

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)

     The following table sets forth information with regard to non-performing loans:

                                              March 31,       September 30,
                                                1996        1995        1994
                                                ----        ----        ----

        Loans in non-accrual status         $  683,171     518,247    623,865
        Loans contractually past due
          90 days or more and still
          accruing interest                     98,711      78,656    106,552
                                              --------    --------   --------
            Total non-performing loans      $  781,882     596,903    730,417
                                              ========    ========   ========

     There were no troubled debt restructurings at March 31, 1996, September 30, 1995 or 1994.

     Accumulated interest on non-accrual loans, as shown above, of approximately
       $17 thousand was not recognized in interest income during the year ended September 30, 1995. Approximately $27 thousand of interest on non-accrual loans, as shown above, was collected and recognized as interest income during the year ended September 30, 1995. Accumulated interest on non-accrual loans, as shown above, not recognized in interest income, and interest on non-accrual loans, as shown above, collected and recognized as interest income for the six months ended March 31, 1996 and 1995, and the years ended September 30, 1994 and 1993, was not material to equity or total interest income.

     Certain  directors and executive  officers of the Association are customers of and have other transactions with the Association in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Association's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled approximately $318 thousand, $328 thousand, and $466 thousand at March 31, 1996 and September 30, 1995 and 1994, respectively. Total advances to the directors and executive officers during the year ended September 30, 1995 were $31 thousand. There were no advances during the six months ended March 31, 1996. Total payments made on these loans were approximately $169 thousand and $10 thousand for the year ended September 30, 1995 and the six months ended March 31, 1996, respectively.

     As of March 31, 1996, the recorded investment in the loan that is considered to be impaired under SFAS No. 114 totaled $40,275, for which the related allowance for loan loss is $4,028. During the six months ended March 31, 1996, the average balance of the impaired loan was $40,275. No interest income was collected on the impaired loan during the six months ended March 31, 1996.

(5)  Accrued Interest Receivable

     A summary of accrued  interest  receivable as of March 31, 1996,  September
       30, 1995 and 1994 is as follows:

                                              March 31,       September 30,
                                                1996        1995        1994
                                                ----        ----        ----
         Term deposits with the Federal
           Home Loan Bank                  $    15,256       7,690        -
         Securities available for sale         263,862      37,394        -
         Investment securities held to
           maturity                            374,352     617,944     473,896
         Loans receivable                      475,310     467,626     398,662
                                             ---------   ---------   ---------
             Total accrued interest
               receivable                  $ 1,128,780   1,130,654     872,558
                                             =========   =========   =========

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


(6)  Premises and Equipment, Net

     Premises and equipment at March 31, 1996, September 30, 1995 and 1994 are summarized by major classification as follows:

                                              March 31,       September 30,
                                                1996        1995        1994
                                                ----        ----        ----

         Land and land improvements        $   388,044     388,044     388,044
         Office buildings                    1,128,801   1,128,801   1,123,301
         Leasehold improvements                226,845     226,845          -
         Furniture, fixtures and
           equipment                           871,942     816,889     598,276
                                             ---------   ---------   ---------
           Total                             2,615,632   2,560,579   2,109,621

         Less accumulated depreciation      (1,028,782)   (946,911)   (801,177)
                                             ----------  ---------   ---------
           Premises and equipment, net     $ 1,586,850   1,613,668   1,308,444
                                             =========   =========   =========

     Depreciation included in occupancy and equipment expense amounted to approximately $146 thousand, $105 thousand, and $81 thousand for the years ended September 30, 1995, 1994, and 1993, respectively, and approximately $82 thousand and $67 thousand for the six months ended March 31, 1996 and 1995, respectively.

(7)  Deposits

     Deposit account balances at March 31, 1996, September 30, 1995 and 1994 are summarized as follows:

                                   Stated         March 31,         September 30,
                                    rate            1996           1995        1994
                                    ----            ----           ----        ----

        Savings accounts            3.00%      $ 35,365,653     34,468,922   41,565,499
        N.O.W. accounts          2.25 - 2.75     10,085,190      8,953,569    8,409,466
        Money market
          accounts               2.75 - 4.88      6,259,830      5,436,649    5,674,347
        Time deposit accounts:
                                 2.00 -  2.99           -              -        349,674
                                 3.00 -  3.99       331,340        666,824   12,274,810
                                 4.00 -  4.99    10,738,479      4,811,456   11,629,012
                                 5.00 -  5.99    25,098,624     27,768,045   12,132,224
                                 6.00 -  6.99    23,259,887     23,679,666    3,769,714
                                 7.00 -  7.99     3,644,455      3,884,362    1,032,214
                                 8.00 -  8.99        43,989        320,095      714,577
                                 9.00 -  9.99           -              -           -
                                10.00 - 10.99           -              -           -
                                                 ----------     ----------   ----------
          Total time deposit
            accounts                             63,116,774     61,130,448   41,902,225
                                                 ----------     ----------   ----------
        Non-interest bearing
          accounts                    -           6,615,554      6,082,991    4,464,832
                                                 ----------     ----------   ----------
            Total deposits                     $121,443,001    116,072,579  102,016,369
                                                ===========    ===========  ===========

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


     The approximate amount of contractual maturities of time deposit accounts for the twelve month periods subsequent to March 31, 1996 are as follows:

           Twelve month periods ended March 31,
           ------------------------------------
                 1997                                $ 41,794,034
                 1998                                  13,474,239
                 1999                                   2,531,265
                 2000                                   2,925,272
                 2001                                   2,391,964
                                                       ----------
                                                     $ 63,116,774
                                                       ==========

     The approximate amount of contractual maturities of time deposit accounts for the years subsequent to September 30, 1995 are as follows:

           Years ended September 30,
           -------------------------
                 1996                                $ 32,943,471
                 1997                                  18,805,927
                 1998                                   4,182,440
                 1999                                   1,799,084
                 2000                                   3,399,526
                                                       ----------
                                                     $ 61,130,448
                                                       ==========

     At March 31, 1996, September 30, 1995 and 1994, the aggregate amount of time deposit accounts with balances equal to or in excess of $100 thousand was approximately $7.4 million, $7.2 million, and $4.7 million, respectively.

     Interest  expense on deposits and escrow  accounts for the six months ended
       March 31, 1996 and 1995, and the years ended September 30, 1995, 1994, and 1993 is summarized as follows:

                             Six Months Ended                    Years Ended
                                  March 31,                     September 30,
                               1996        1995         1995        1994       1993
                               ----        ----         ----        ----       ----

      Savings accounts    $  513,804      574,573    1,089,256    1,243,886  1,200,510
      N.O.W. accounts        106,176       94,193      192,471      163,792    163,829
      Money market
        accounts             106,426       79,893      156,722      188,895    200,394
      Time deposits        1,842,876    1,201,394    2,903,991    1,819,104  1,985,896
      Escrow accounts          4,809        5,044       10,397        9,170      8,915
                           ---------    ---------    ---------    ---------   --------
         Total            $2,574,091    1,955,097    4,352,837    3,424,847  3,559,544
                           =========    =========    =========    =========  =========

      Weighted average
        interest rate
        at end of period     4.22%        4.09%         4.30%        3.47%      3.55%
                             ====         ====          ====         ====       ====

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


(8)  Income Taxes

     The following is a summary of the components of income tax expense for the six months ended March 31, 1996 and 1995, and the years ended September 30, 1995, 1994, and 1993:

                             Six Months Ended              Years Ended
                                  March 31,               September 30,
                               1996      1995       1995      1994       1993
                               ----      ----       ----      ----       ----

      Current tax
        expense:
         Federal          $  119,226    162,824   287,572    352,385   307,715
         State                24,040     26,696    52,066     30,482    54,908
      Deferred tax
         (benefit) expense    (4,666)   (20,638)  (55,756)   (62,160)    1,957
                            --------   --------  --------   --------  --------
         Income tax
         expense          $  138,600    168,882   283,882    320,707   364,580
                            ========   ========  ========   ========  ========

     Income tax expense for financial reporting purposes is less than the amount computed by applying the statutory federal income tax rate of 34% to income before taxes for the reasons noted in the table below:

                             Six Months Ended              Years Ended
                                  March 31,               September 30,
                               1996      1995       1995      1994       1993
                               ----      ----       ----      ----       ----

      Expense at
         statutory
         federal tax rate $  155,370    175,375   303,214    332,012   358,764
      Tax-exempt income      (36,516)   (43,829)  (81,193)   (85,540)  (56,738)
      State income
         taxes, net of
         federal tax
         benefit              27,823     32,054    56,064     65,255    72,080
      Other, net              (8,077)     5,282     5,797      8,980    (9,526)
                            --------   --------  --------   --------  --------
         Income tax
           expense        $  138,600    168,882   283,882    320,707   364,580
                            ========   ========  ========   ========  ========

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31, 1996, September 30, 1995 and 1994 are as follows:

                                              March 31,       September 30,
                                                1996        1995        1994
                                                ----        ----        ----

         Deferred tax assets:
           Differences in reporting the
            provision for loan losses and
            loan charge-offs               $   324,669     296,011     259,294
           Other                                16,473      12,503       7,646
                                             ---------   ---------   ---------
               Total gross deferred tax
                 assets                        341,142     308,514     266,940
               Less valuation allowance       (200,000)   (200,000)   (200,000)
                                             ---------   ---------   ---------
               Net deferred tax assets         141,142     108,514      66,940
                                             ---------   ---------   ---------

         Deferred tax liabilities:
           Depreciation                        (13,550)    (12,718)    (26,900)
           Prepaid expenses                    (27,130)         -           -
                                             ---------   ---------   ---------
               Total deferred tax
                 liabilities                   (40,680)    (12,718)    (26,900)
                                             ---------   ---------   ---------
               Net deferred tax asset at
                 end of period                 100,462      95,796      40,040
               Net deferred tax asset
                 (liability) at beginning
                 of period                      95,796      40,040     (22,120)
                                             ---------   ---------   ---------
         Deferred tax benefit for the
           period                         $     (4,666)    (55,756)    (62,160)
                                             =========   =========   =========

     In addition to the deferred tax amounts described above, the Association also had a deferred tax asset of approximately $17 thousand at March 31, 1996 related to the net unrealized loss on securities available for sale and a deferred tax liability of approximately $2 thousand at September 30, 1995 related to the net unrealized gain on securities available for sale.

     The valuation allowance for deferred tax assets as of October 1, 1993 was $200 thousand. There was no change in the total valuation allowance for the years ended September 30, 1995 and 1994 or for the six months ended March 31, 1996. In establishing the valuation allowance, the Association takes into consideration the nature and timing of the deferred tax asset items as well as the amount of available open tax carrybacks. The Association has fully reserved its New York State net deferred tax asset, which is a significant component of deferred tax assets, due to the lack of carryback and carryforward provisions available in New York State. Any changes in the deferred tax asset valuation allowance is based upon the Association's continuing evaluation of the level of such allowance and the realizability of the temporary differences creating the deferred tax asset, particularly reserves for loan losses, and after considering the estimates of future taxable income.

     As a qualifying thrift institution under IRS guidelines, the Association is allowed a special bad debt deduction which has not been subject to deferred taxes through December 31, 1987 in accordance with SFAS No. 109. Accordingly, no deferred tax liability has been recorded for the tax bad debt reserve at December 31, 1987. This reserve, along with the "supplemental" reserve was approximately $2.5 million at December 31, 1987, will not be subject to tax as long as the Association continues to qualify as a thrift for IRS purposes.

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


(9)  Federal Home Loan Bank of New York Long Term Borrowings

     The long term borrowings from the Federal Home Loan Bank of New York are secured by conventional mortgage loans held in the Association's loan portfolio as well as Federal Home Loan Bank of New York stock. The rates on the various advances ranged from 4.76% to 10.30%, 4.50% to 10.30%, and 3.99% to 10.30% at March 31, 1996, September 30, 1995 and 1994,
       respectively. The weighted average rate on the borrowings was 6.74%, 6.64%, and 6.41% at March 31, 1996, September 30, 1995 and 1994,
       respectively. The following table sets forth the maturities of the term advances at March 31, 1996 and September 30, 1995:

            Periods subsequent to March 31, 1996
            ------------------------------------

               April 1, 1996 to September 30, 1996  $   256,250
               Years ended September 30,
                     1997                               400,000
                     1998                               350,000
                     1999                               337,500
                     2000                               321,875
                  2001-2004                             406,250
                                                     ----------
                                                    $ 2,071,875
                                                     ==========
           Years ended September 30,
           -------------------------
                     1996                           $   487,500
                     1997                               400,000
                     1998                               350,000
                     1999                               337,500
                     2000                               321,875
                  2001-2004                             406,250
                                                     ----------
                                                    $ 2,303,125
                                                     ==========
(10) Undivided Profits

     As a  qualifying  mutual thrift  institution,   the  Association  has  been
       eligible to claim special Federal tax deductions substantially in excess of actual loss experience as a tax bad debt reserve. Such reserve, aggregating approximately $2.5 million at December 31, 1995, is included within equity in the accompanying balance sheets. Federal tax law restricts the use of such reserves to charges for bad debts. If this reserve is charged for amounts other than bad debts, taxable income of an identical amount is created. Since ineligible charges to the reserve are not anticipated, no provision has been made for Federal income taxes thereon.

(11) Related Party Transactions

     The law firm of a Director of the Association provides the majority of the Association's legal services. The Association expensed approximately $31 thousand, $28 thousand, $57 thousand, $52 thousand, and $47 thousand in fees to this law firm for legal services for the six months ended March 31, 1996 and 1995, and the years ended September 30, 1995, 1994, and 1993, respectively.

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)

     The Association leases certain branch facilities and office space from an entity controlled by a member of the Board of Directors. The leases expire in February 2001. The terms of the leases provide for increased payments each year ranging in total from $20 thousand in the first year to $30 thousand in the last year. Management believes the terms of these leases to be consistent with normal market terms.

     See also note 4.

(12) Commitments and Contingent Liabilities

     (a) Off-Balance Sheet Financing and Concentrations of Credit

         The Association is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit, unused personal lines of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. The contract amounts of these instruments reflect the extent of involvement by the Association.

         The Association's  exposure   to   credit   loss   in  the   event   of
            nonperformance by the other party to the commitment to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

         Unless otherwise noted, the Association does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

         Commitments to extend  credit are  agreements  to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Association upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first or second lien on real estate. Collateral on extensions of credit for
            commercial  loans  varies  but  may  include  accounts   receivable,
            inventory, property, plant and equipment, and income producing commercial property.

         Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)

         Contract amounts of financial instruments that represent credit risk as of March 31, 1996, September 30, 1995 and 1994, at fixed and variable interest rates are as follows:

                                                                          March 31, 1996
                                                              ------------------------------------
                                                                   Fixed     Variable     Total
                                                                   -----     --------     -----
             Commitments outstanding:
             Residential mortgages                            $    200,000    188,000    388,000
             Unadvanced portion of
               construction loans                                  290,672         -     290,672
                                                                ---------- ----------  ---------
                                                                   490,672    188,000    678,672
                                                                ---------- ----------  ---------

            Unused lines and standby letters of credit:
             Personal lines of credit                              181,000         -     181,000
             Standby letters of credit                                  -      62,000     62,000
                                                                ---------- ----------  ---------
                                                                   181,000     62,000    243,000
                                                                ---------- ----------  ---------
                                                              $    671,672    250,000    921,672
                                                                ========== ==========  =========

                                                                       September 30, 1995
                                                              ------------------------------------
                                                                   Fixed     Variable     Total
                                                                   -----     --------     -----
            Commitments outstanding:
             Residential mortgages                            $    260,500         -     260,500
             Unadvanced portion of
               construction loans                                  572,051         -     572,051
                                                                ---------- ----------  ---------
                                                                   832,551         -     832,551
                                                                ---------- ----------  ---------
            Unused lines and standby letters of credit:
             Personal lines of credit                              114,409         -     114,409
             Standby letters of credit                                  -      57,000     57,000
                                                                ---------- ----------  ---------
                                                                   114,409     57,000    171,409
                                                                ---------- ----------  ---------
                                                              $    946,960     57,000  1,003,960
                                                                ========== ==========  =========

                                                                       September 30, 1994
                                                              ------------------------------------
                                                                   Fixed     Variable     Total
                                                                   -----     --------     -----
            Commitments outstanding:
             Residential mortgages                            $    942,000  1,002,725  1,944,725
             Commercial mortgages                                   53,500         -      53,500
             Unadvanced portion of
               construction loans                                  517,488         -     517,488
                                                                ---------- ----------  ---------
                                                                 1,512,988  1,002,725  2,515,713
                                                                ---------- ----------  ---------

            Unused lines and standby letters of credit:
             Personal lines of credit                                8,400         -       8,400
             Standby letters of credit                                  -      58,000     58,000
                                                                ---------- ----------  ---------
                                                                     8,400     58,000     66,400
                                                                ---------- ----------  ---------
                                                              $  1,521,388  1,060,725  2,582,113
                                                                ========== ==========  =========

         The Association does not engage in investments in futures contracts, forwards, swaps, or option contracts or other derivative investments with similar characteristics.
                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)


         The Association grants residential, consumer, and commercial loans in Montgomery and neighboring counties in New York State. Accordingly, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy of this region.

     (b) Lease Commitments

         The Association leases certain branch facilities and office space under noncancelable operating leases. Total expenses under these leases for the six months ended March 31, 1996 and 1995, and the years ended September 30, 1995, 1994, and 1993 were $43 thousand, $10 thousand, $51 thousand, $0, and $0, respectively.

         A summary   of  the   future   minimum   commitments   required   under
           noncancelable operating leases as of March 31, 1996 are as follows:

            Periods subsequent to March 31, 1996
            ------------------------------------

               April 1, 1996 to September 30, 1996 $    52,400
               Years ended September 30,
                     1997                              105,762
                     1998                              109,337
                     1999                              112,362
                     2000                               54,499
                     2001                               12,375
                  Thereafter                              -
                                                    ----------
                                                   $   446,735
                                                    ==========

         A summary   of  the   future   minimum   commitments   required   under
           noncancelable operating leases as of September 30, 1995 are as follows:

          Years ending September 30,
          --------------------------
                     1996                          $    85,000
                     1997                               85,000
                     1998                               85,000
                     1999                               85,000
                     2000                               25,486
                  Thereafter                              -
                                                    ----------
                                                   $   365,486
                                                    ==========

     (c) Savings Association Insurance Fund - Special Assessment

         The United  States  Congress has sent to the  President of the United
           States numerous versions of legislation related to the Savings Association Insurance Fund (SAIF) which includes, among other things, provisions to recapitalize the Savings Association Insurance Fund
           (SAIF) through a special assessment, as well as provisions to merge the SAIF with the Bank Insurance Fund. Although no such SAIF legislation has been enacted, legislation with provisions to recapitalize the SAIF through a special assessment continues to be debated in Congress.

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)

         If SAIF  recapitalization  legislation  is  passed,  SAIF  members  are expected to be required to pay a special assessment to recapitalize the SAIF based on insured deposits held as of a selected date. The amount of the special SAIF assessment is expected to range from 85 and 90 basis points. Based upon the Association's insured deposits on March 31, 1995 (the date most recently considered in SAIF recapitalization legislation), management estimates that the special SAIF assessment will range from $920 thousand to $975 thousand ($550 thousand to $585 thousand on an after tax basis, if this assessment is tax deductible). The Association would accrue for such a liability at the time that such legislation is enacted, if ever. There can be no assurance as to the enactment of any recapitalization legislation, the form of any such recapitalization legislation, the amount, tax treatment or timing of any such recapitalization legislation, or the means used to calculate the deposit base subject to any such recapitalization legislation.

     (d) Legal Proceedings

         The Association is, from time to time, a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the financial position of the Association will not be affected materially by the outcome of any pending legal proceedings.

(13) Employee Benefit Plans

     The Association's defined 401(k) contribution plan covers all full time employees meeting age and service requirements. The Association matches participant contributions up to a maximum of 4.5%. Costs associated with this plan were approximately $17 thousand, $16 thousand, $31 thousand, $27 thousand, and $15 thousand for the six months ended March 31, 1996 and 1995 and the years ended September 30, 1995, 1994, and 1993, respectively.

     The Association also has a supplemental employee retirement plan (SERP) for certain executive officers. During the six months ended March 31, 1996 and 1995 and the years ended September 30, 1995, 1994, and 1993, the expense associated with this plan was approximately $11 thousand, $10 thousand, $21 thousand, $20 thousand, and $0, respectively. The SERP is funded annually.

(14) Subsequent Event - Adoption of Plan of Conversion

     On April 26, 1996, the Board of Directors  of the  Association,  subject to regulatory approval and approval by members of the Association, unanimously adopted a Plan of Conversion to convert from a federally chartered mutual association to a federally chartered capital stock savings institution with the concurrent formation of a holding company. The conversion is expected to be accomplished through amendment of the Association's federal charter and the sale of the holding company's common stock in an amount equal to the proforma market value of the Association after giving effect to the conversion. A subscription offering of the sale of the Association's common stock will be offered initially to the Association's depositors, then to other members and directors, officers and employees of the Association. Any shares of the Association's common stock not sold in the subscription offering will be offered for sale to the general public in the Association's market area.

                                                                    (Continued)

                AMSTERDAM FEDERAL SAVINGS AND LOAN ASSOCIATION

                   Notes to Financial Statements, Continued
                   (Data as of and for the six months ended
                      March 31, 1996 and 1995 is unaudited)

     At the time of conversion, the Association will establish a liquidation account in an amount equal to its total equity as of the date of the latest balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held prior to any payment to the stockholders. The Association may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

     Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS. For example, a thrift which is given one of the two highest examination ratings and has "capital" (as defined) equal to its fully phased-in regulatory capital requirements could, after prior notice but without prior approval of the OTS, make capital distributions in any year that would reduce by one-half the amount of its capital which exceeds its fully phased-in capital requirement, as adjusted to reflect net income to date during the year. Other thrifts would be subject to more stringent procedural and substantive requirements, the most restrictive being prior OTS approval of any capital distribution.

     Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. As of March 31, 1996 and September 30, 1995, approximately $43 thousand and $34 thousand of conversion costs had been deferred.

======================================== =======================================
No dealer,  salesman or other person has
been  authorized to give any information
or  to  make  any   representations  not
contained   in   this    prospectus   in
connection   with  the   offering   made
hereby,  and,  if given  or  made,  such
information or representations  must not
be relied upon as having been authorized
by  the  Bank  or  the   Company.   This
prospectus  does not constitute an offer
to sell, or the solicitation of an offer
to buy,  any of the  securities  offered
hereby to any person in any jurisdiction
in  which  such  offer  or  solicitation
would be unlawful.  Neither the delivery
of this  prospectus  by the  Bank or the
Company  nor  any  sale  made  hereunder       Up to 1,265,000 Shares
shall  in any  circumstances  create  an        (Anticipated Maximum)
implication   that  there  has  been  no            Common Stock
change in the affairs of the Bank or the
Company  since  any of the  dates  as of
which information is furnished herein or
since the date hereof.
            _________________

            TABLE OF CONTENTS

                                    Page

Summary............................. (i)
Selected Financial and Other Data...
Risk Factors........................
AFSALA Bancorp, Inc.................
Amsterdam Federal Savings and
  Loan Association..................
Use of Proceeds.....................               ALSALA BANCORP, INC.
Dividends...........................          (Proposed Holding Company for
Market for the Common Stock.........             Amsterdam Federal Bank)
Capitalization......................
Pro Forma Data......................
Historical and Pro Forma Capital
 Compliance.........................
Statements of Operations............
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations........................                  ______________
Business of the Company.............
Business of the Bank................                    PROSPECTUS
Regulation..........................                  ______________
Taxation............................
Management of the Company...........
Management of the Bank..............
The Conversion......................
Certain Restrictions on
  Acquisition of the Company........
Description of Capital Stock........              CAPITAL RESOURCES, INC.
Legal and Tax Matters...............
Experts.............................
Registration Requirements...........
Additional Information..............
Index to Financial Statements.......

Until the later of _____ _, 1996,  or 25          Dated August ___, 1996
days after  commencement of the offering
of Common Stock,  all dealers  effecting
transactions     in    the    registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   prospectus.   This  is  in
addition to the obligation of dealers to
deliver  a  prospectus  when  acting  as   THESE SECURITIES ARE NOT DEPOSITS OR
underwriters  and with  respect to their      ACCOUNTS AND ARE NOT FEDERALLY
unsold allotments or subscriptions.               INSURED OR GUARANTEED

======================================== =======================================

               PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

*     Legal fees.................................................     $100,000
*     Printing, postage, and mailing.............................       40,000
*     Appraisal and Business Plan ..............................        20,000
*     Accounting fees ...........................................      225,000
*     Data processing and records management.....................       20,000
*     SEC and OTS filing fees....................................       15,000
*     NASD filing fees...........................................       15,000
*     Blue Sky legal and filing fees.............................       20,000
*     Other expenses.............................................        7,000
                                                                       -------
*     TOTAL .....................................................     $462,000

                                                                       =======
- -----------------
*     Estimated.

Item 14. Indemnification of Officers and Directors.

      Section  145  of  the  Delaware   General   Corporation   Law  sets  forth
circumstances under which directors, officers, employees, and agents may be insured or indemnified against liability which they may incur in their capacities as such.

     The  Certificate  of  Incorporation  of AFSALA  Bancorp,  Inc.  attached as
Exhibit 3(i) hereto, requires indemnification of directors, officers, and employees to the fullest extent permitted by Delaware law.

      The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of the Certificate of Incorporation.

      The registrant believes that these provisions assist the registrant in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary. However, a result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant since certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

Item 15. Recent Sales of Unregistered Securities.

            Not Applicable

Item 16. Exhibits and Financial Statement Schedules:

            The financial statements and exhibits filed as part of this Registration Statement are as follows:

             (a)  List of Exhibits:

             1.1  Agency Agreement with Capital Resources, Inc.*

             1.2  Selected Dealers Agreement*

             2 Plan of Conversion of Amsterdam Federal Savings and Loan Association

             3(i) Certificate of Incorporation of AFSALA Bancorp, Inc.

             3(ii)Bylaws of AFSALA Bancorp, Inc.

             4    Specimen Stock Certificate of AFSALA Bancorp, Inc.

             5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered

             5.2 Opinion of Capital Resources Group, Inc. as to the value of subscription rights

             8.1  Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.

             8.2  State Tax Opinion of KPMG Peat Marwick LLP*

            10.1  Employment Agreement with John M. Lisicki

            10.2  Supplemental Retirement Benefit Agreement with John M. Lisicki

            16    Letter from T.M. Byxbee Company, CPAs, NY, P.C.

            23.1 Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)

            23.2  Consent of KPMG Peat Marwick LLP

            23.3  Consent of T.M. Byxbee Company, CPAs, NY, P.C.

            23.4  Consent of Capital Resources Group, Inc.

            24    Power of Attorney (reference is made to the signature page)

            99.1  Stock Order Form*

*     To be filed by amendment

            99.2  Appraisal Report of Capital Resources Group, Inc.*

            99.3  Marketing Materials*

            (b)   Financial Statements Schedules**:

*     To be filed by amendment
** All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

             (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such  indemnification  is against  public policy as expressed in the  Securities
Act, and is therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, New York, as of June 20, 1996.

                        AFSALA BANCORP, INC.

                        By: /s/ John M. Lisicki
                        John M. Lisicki
                        President, Chief Executive Officer, and Director (Duly Authorized Representative)

      We the undersigned directors and officers of AFSALA Bancorp, Inc. (the "Company") do hereby severally constitute and appoint John M. Lisicki our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said John M. Lisicki may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's common stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that John M. Lisicki shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of June 20, 1996.

/s/ John M. Lisicki                    /s/ James J. Alescio
John M. Lisicki                        James J. Alescio
President, Chief Executive Officer,    Treasurer and Chief Financial Officer
  and Director                         (Principal Financial and Accounting Officer)
(Principal Executive Officer)

/s/ Daniel J. Greco                    /s/ Ronald S. Tecler
Daniel J. Greco                        Ronald S. Tecler
Director                               Director

/s/ John A. Tesiero, Jr.               /s/ John A. Kosinski, Jr.
John A. Tesiero, Jr.                   John A. Kosinski, Jr.
Director                               Director

/s/ Joseph G. Opalka                   /s/ Florence B. Opiela
Joseph G. Opalka                       Florence B. Opiela
Director                               Director

     As filed with the Securities and Exchange Commission on June 20, 1996

                                             Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                           ------------------------
                                  EXHIBITS TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                            --------------------

                            AFSALA BANCORP, INC.
            (Exact Name of Registrant as Specified in Its Charter)


         New York                             6035                    Requested
- ---------------------------------     ---------------------------    -------------------
(State or Other Jurisdiction          (Primary Standard Industry     (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)    Identification No.)


                  161 Church Street, Amsterdam, New York 12010
                                 (518) 842-5700
- -------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              Mr. John M. Lisicki
                     President and Chief Executive Officer
                              AFSALA Bancorp, Inc.
                  161 Church Street, Amsterdam, New York 12010
                                 (518) 842-5700
- -------------------------------------------------------------------------------
(Name, Address,  Including Zip Code, and Telephone Number,  Including Area Code,
                             of Agent for Service)

                  Please send copies of all communications to:
                               John J. Spidi, Esq.
                             Gregory J. Rubis, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after this registration statement becomes effective.

                         INDEX TO EXHIBITS TO FORM S-1

 1.1      Agency Agreement with Capital Resources, Inc.*

 1.2      Selected Dealers Agreement*

 2        Plan of Conversion of Amsterdam Federal Savings and Loan Association

 3(i)     Certificate of Incorporation of AFSALA Bancorp, Inc.

 3(ii)    Bylaws of AFSALA Bancorp, Inc.

 4        Specimen Stock Certificate of AFSALA Bancorp, Inc.

 5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered

 5.2 Opinion of Capital Resources Group, Inc. as to the value of subscription rights

 8.1      Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.

 8.2      State Tax Opinion of KPMG Peat Marwick LLP*

10.1      Employment Agreement with John M. Lisicki

10.2      Supplemental Retirement Benefit Agreement with John M. Lisicki

16        Letter from T.M. Byxbee Company, CPAs, NY, P.C.

23.1 Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)

23.2      Consent of KPMG Peat Marwick LLP

23.3      Consent of T.M. Byxbee Company, CPAs, NY, P.C.

23.4      Consent of Capital Resources Group, Inc.

24        Power of Attorney (reference is made to the signature page)

99.1      Stock Order Form*

99.2      Appraisal Report of Capital Resources Group, Inc.*

99.3      Marketing Materials*

*         To be filed by amendment